UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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XCEL ENERGY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Ben Fowke Chairman of the Board, President and Chief Executive Officer

April 6, 2015

Dear Fellow Shareholders:

Xcel Energy would like to welcome you to Sioux Falls, South Dakota for our 2015 Annual Shareholders’ Meeting. Conducting our annual meeting in key cities across our service territory gives us the opportunity to connect with shareholders we might not otherwise meet, showcase our operations, and celebrate our connection to the customers and communities we serve. I look forward to coming to Sioux Falls.

We had an outstanding 2014. I plan to share a few highlights from the year, including:

•	Realizing our highest share price in the history of the Company
•	Achieving or exceeding our annual earnings guidance for the tenth year in a row
•	Meeting goals to limit year-over-year operating and maintenance (“O&M”) expense increases
•	Achieving a decade of environmental leadership as the top provider of wind energy in the nation
•	Exceeding our goals for employee and public safety as well as customer satisfaction

We will conduct the formal business of the meeting and answer your questions. I also look forward to sharing the opportunities in front of us, such as new growth through the development of three regional transmission companies in our northern and southwestern territories.

Details for meeting attendance are included in this proxy statement. You can also listen to the meeting via webcast at www.xcelenergy.com.

Also enclosed are details for how and when to vote and other important information. Your vote is very important, so we ask you to cast it promptly.

Thank you for investing in Xcel Energy. I hope to see you in South Dakota.

Sincerely,

Ben Fowke

Richard Davis Lead Independent Director

April 6, 2015

Dear Fellow Shareholders:

On behalf of Xcel Energy’s Board of Directors, I join Ben in welcoming you to the 2015 Annual Shareholders’ Meeting. Your Board is committed to attaining the highest standards of governance and independent oversight to achieve the best results for you.

As Lead Independent Director, I play an important role in ensuring that objective is met. Xcel Energy employs sound governance practices to ensure we achieve the benefits of both strong, independent oversight and vast experience and expertise in our complex and changing industry. Our governance structure and practices enable balanced Board operations, independent thought, and appropriate levels of Board involvement and oversight.

These practices are detailed in the proxy statement, which I encourage you to review as you cast your vote.

It has been my privilege to serve as Xcel Energy’s Lead Independent Director for the past three years and I look forward to continuing my service to the Company. As we navigate this increasingly challenging industry, we remain focused on solid governance and performance that delivers value to you today and long into the future.

On behalf of the Board, thank you for investing in Xcel Energy. We look forward to another great year.

Sincerely,

Richard Davis

Notice of Annual Meeting of Shareholders of Xcel Energy Inc.	1

Proxy Summary and Company Highlights	2

Proposal No. 1 Election of Directors	7

Nominees	7

Director Qualifications and Experience	14

Corporate Governance	16

Board Composition and Roles	16

Director Attendance	20

Evaluations and Director Training	21

Director Independence	21

Shareholder Engagement	21

Governing Documents	22

Communications with the Board	22

Director Compensation	23

Beneficial Ownership of Certain Shareholders	25

Proposal No. 2 Advisory Vote on Compensation	27

Recommendation and Background	27

Compensation Discussion and Analysis	28

Report of the Compensation Committee	39

Tables Related to Executive Compensation	40

Proposal No. 3 Approval of the Xcel Energy Inc. 2015 Omnibus Incentive Plan	57

Recommendation and Background	58

Summary Description of the 2015 Plan	59

Proposal No. 4 Ratification of the Appointment Deloitte & Touche LLP as Xcel Energy Inc.’s Independent Registered Public Accounting Firm for 2015	66

Report of the Audit Committee	67

Independent Registered Public Accounting Firm	68

Proposal No. 5 Shareholder Proposal	69

Shareholder Proposal	69

Recommendation and Background	70

Additional Information	72

Related-Person Transactions	72

Section 16(a) Beneficial Ownership Reporting Compliance	72

Questions and Answers about the Proxy Materials and the Annual Meeting	73

Exhibit A	A-1

Exhibit B – Xcel Energy Inc. 2015 Omnibus Incentive Plan	B-1

Driving Directions	Inside Back Cover

Annual Meeting Guidelines	Back Cover

Forward-Looking Statements

The statements contained in this proxy statement about our future performance, including, without limitation, future financial and operational results, strategies, prospects, consequences and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Although we believe that our expectations are based on information currently available and on reasonable assumptions, we can give no assurance they will be achieved. There are a number of risks and uncertainties that could cause actual results to differ materially from any forward-looking statements made herein. A discussion of some of these risks and uncertainties is contained in our Annual Report on Form 10-K and subsequent reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”), and available on our website: www.xcelenergy.com. These reports address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this proxy statement. In addition, any forward-looking statements included herein represent our estimates only as of the date hereof and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our internal estimates change, unless otherwise required by applicable securities laws.

Xcel Energy Inc.

414 Nicollet Mall

Minneapolis, MN 55401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF XCEL ENERGY INC.

Date:	Time:	Place:
May 20, 2015	11:00 a.m.	Hilton Garden Inn Sioux Falls Downtown 201 East 8th Street Sioux Falls, SD 57103

AGENDA:

•	Election of 11 directors named in the proxy statement

•	Approval of executive compensation in an advisory vote

•	Approval of the Xcel Energy Inc. 2015 Omnibus Incentive Plan

•	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2015

•	Consideration of a shareholder proposal on the separation of the roles of the Chairman and Chief Executive Officer, if properly presented at the annual meeting

•	Transaction of other business that may properly come before the meeting

Record date: You can vote if you were a shareholder of record on March 24, 2015.

If you are attending the meeting, you will be asked to present photo identification (such as a driver’s license) and verification that you are a registered shareholder, as described in this proxy statement.

Notice of Internet Availability of Proxy Materials or this proxy statement and proxy card are being distributed on or about April 6, 2015.

Thank you for investing in Xcel Energy.

By Order of the Board of Directors,
JUDY M. POFERL Senior Vice President, Corporate Secretary and Executive Services April 6, 2015

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 20, 2015. Our 2015 proxy statement and Annual Report are available free of charge at www.proxydocs.com/xel

PROXY SUMMARY

Annual Meeting of Shareholders:

• Date and Time:	May 20, 2015, 11:00 a.m.
• Place:	Hilton Garden Inn Sioux Falls Downtown 201 East 8th Street, Sioux Falls, South Dakota 57103
• Record Date:	March 24, 2015
• Voting:	You are entitled to vote, in person or by proxy, if you were a shareholder at the close of business on the record date.
• Admission to Annual Meeting:

If you wish to attend the annual meeting and are a shareholder as of the record date, you must reserve an admission ticket. Please refer to the Questions and Answers Section under “How do I Reserve an Admission Ticket to Attend the Annual Meeting?” on page 76.

Voting Matters and Board Recommendations:

		Board Vote Recommendation	Page Reference (for more detail)

PROPOSAL NO. 1	Election of Directors	FOR each nominee	Page 7

Candidates provide the needed experience and expertise to govern the Company and ensure strong independent oversight.

PROPOSAL NO. 2	Approval of Executive Compensation in an Advisory Vote	FOR	Page 27

Xcel Energy’s executive compensation plan is market- based, performance-driven, and aligned with shareholder interests.

PROPOSAL NO. 3	Approval of Xcel Energy Inc. 2015 Omnibus Incentive Plan	FOR	Page 57

The proposed omnibus incentive plan employs sound practices to ensure alignment with shareholder interests.

PROPOSAL NO. 4	Ratification of the Appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm for 2015	FOR	Page 66

All independence standards have been met and sound practices are employed to ensure strong, independent financial governance.

PROPOSAL NO. 5	Shareholder Proposal on the Separation of the Roles of Chairman and Chief Executive Officer	AGAINST	Page 69

Xcel Energy shareholders are best served by the current governance structure, which combines strong, independent governance with robust industry experience and insight.

You are receiving these proxy materials in connection with the solicitation by the Board of Directors (“Board”) of Xcel Energy Inc. (referred to in this proxy statement as “Xcel Energy,” the “Company,” “we,” “us,” and “our”) of proxies to be voted at Xcel Energy’s 2015 Annual Meeting of Shareholders. Please vote on the proposals described in this proxy statement.

COMPANY HIGHLIGHTS

Business and Strategy

We are a major U.S. electricity and natural gas company, providing a comprehensive portfolio of energy-related products and services to 3.5 million electricity customers and 2.0 million natural gas customers in eight western and midwestern states.

During 2014, we refreshed our strategy in light of industry and regulatory changes. These clear priorities and objectives position us to continue to deliver strong results over time.

Improve Utility Performance
• Close return on equity (“ROE”) gap by 50 basis points by 2018
• Derive 75 percent of revenue from multi-year regulatory plans

Achieve Operational Excellence
• Limit annual O&M increase to 0-2 percent
• Satisfy customers
• Improve processes and leverage technology
• Manage risks

Expand Customer Options and Solutions
• Expand production of renewable energy
• Continue to develop conservation and renewable energy programs
• Further develop demand-side management and rate programs

Invest for the Future
• Base capital investment plan drives annual rate base growth of 4.7%
• Potential incremental investment in natural gas and transmission assets

Financial Highlights

2014 was another excellent year and the 10th year in a row of meeting or exceeding annual earnings guidance. Key highlights include strong dividend growth and a total shareholder return (“TSR”) of 33.5 percent.

Xcel Energy has out-performed our 23-member peer group and the Edison Electric Institute (“EEI”) Investor-Owned Electrics Index over both the one- and five-year period in total shareholder return, demonstrating our ability to plan and operate our business for the long-term benefit of our shareholders. While our three-year TSR slightly underperformed our peers, we believe that our long-term (five-year) and one-year results are indicative of our ability to achieve value for shareholders.

2014 Results

•	We delivered a TSR of 33.5 percent.

•	Our stock price hit an all-time high closing price of $37.25 on December 29, 2014.

•	Our dividends increased by 7.1 percent compared to 2013.

•	Our ongoing earnings per share (“EPS”)(1) increased 4.1 percent compared to 2013, consistent with our objective of growing ongoing EPS 4-6 percent annually.

(1)	Ongoing EPS is a non-GAAP number and is defined in Exhibit A, which reconciles ongoing EPS to GAAP EPS for each period.

Performance over Time

•	Our one-year and five-year TSR has exceeded the TSR of our peer group and the EEI Investor-Owned Electrics Index for the same periods.

•	We achieved average annual ongoing EPS growth of 6.5 percent since 2005.

•	Our average annual dividend growth since 2005 was 3.8 percent.

•	We met or exceeded our annual earnings guidance for the last 10 years.

•	We maintain strong credit ratings.

Operations and Environmental Highlights

Delivering strong operating results is essential to our overall financial success, as our customers rely on us to power their businesses and lives.

Xcel Energy is an industry-leading performer in delivering energy services and our compensation and incentives are aligned to achieve those results. Changing environmental requirements are a significant factor in the energy industry, and we are proud to be nationally recognized for our progressive actions to deliver clean energy to our customers.

2014 Results

•	Customer satisfaction, as measured by favorable responses, exceeded target of 86 percent.

•	Employee safety performance, measured by our OSHA recordable incident rate, was the best ever for the Company and we are solidly positioned in the first quartile of the industry.

•	The American Wind Energy Association named us the Number 1 Utility Wind Provider for the 10th consecutive year, and in 2014 more than 15 percent of the energy we delivered was wind generated.

•	Approximately 33 percent of our energy supply comes from carbon-free renewable energy and nuclear resources.

Performance over Time

•	We offer industry-leading environmental and energy efficiency programs.

•	We measure performance and deliver results in key areas of interest to all stakeholders including public safety, plant performance, reliability, customer satisfaction, and employee engagement.

•	We are well positioned to meet new environmental requirements and are on track to achieve over 30 percent reduction in carbon emissions from 2005 levels by 2020.

•	Our use of renewable wind, solar, hydroelectric and biomass has more than doubled since 2005.

Governance Highlights

Xcel Energy employs strong and sound governance practices that ensure effective oversight, prudent risk management, and alignment with shareholder interests.

Shareholder Rights	Independent Oversight
• Directors elected by majority vote	• 10 independent directors
• Annual advisory vote on executive compensation	• Lead Independent Director
• No supermajority approval provisions	• Committees composed entirely of independent directors
Governance Highlights

Strong Governance Practices	Commitment to Continuous Improvement
• Lead Independent Director elected annually	• Annual Board and committee evaluations
• Regular executive sessions	• Annual risk review
• Director tenure policy	• Shareholder engagement efforts

Sound Compensation Practices

Our compensation programs are performance- and market-based, aligning incentive opportunities with the performance expected from us by our shareholders and customers.

Performance Driven and Market Based
• Tie pay to performance by making a majority of compensation at risk
• Align interests of executives with those of shareholders through rigorous metrics such as EPS growth, TSR, reliability and safety
• Look to the market median when setting compensation
• Reward superior performance, pay no incentive compensation when threshold metrics are not achieved

Compensation Governance
• Engage independent compensation consultant
• Seek investor feedback on executive compensation
• Do not maintain employment contracts

Risk Management
• Stock ownership policy with one-year holding period provides alignment of shareholder interests
• Prohibit hedging
• Restrict pledging; for 2014 no officers or directors have pledged shares
• Subject incentive awards to clawback process

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board is strongly committed to serving our shareholders and believes a well-qualified and diverse mix of directors best serves shareholder interests. Demonstrated leadership, judgment, skill, diversity, integrity, and experience relevant to the energy industry and with organizations of comparable size are important characteristics for Board members and are considered when evaluating potential director candidates.

The eleven nominees have been recommended by the Governance, Compensation and Nominating Committee (“GCN”) and nominated by the Board. If elected at the 2015 annual meeting, the nominees will hold office until the 2016 annual meeting and until their successors have been elected and qualified. All of the nominees are current Xcel Energy directors, elected by shareholders at the 2014 annual meeting.

NOMINEES

The Board believes diversity in experiences and expertise is important and helpful to effectively direct and lead Xcel Energy. The following biographies introduce the nominees along with their leadership experience and expertise.

Each nominee has agreed to be named in this proxy statement and to serve if elected. Should any nominee become unable to serve for any reason, the persons named as proxies reserve full discretion to vote “FOR” any other persons who may be recommended by the GCN and nominated by the Board, or the Board may reduce the number of nominees.

None of the nominees are related to each other, to any other nominee, or to any executive officer of the Company or its subsidiaries by blood, marriage or adoption.

Vote Required

Each director shall be elected by majority vote. This means that to be elected, a nominee must receive more votes “FOR” election than the votes cast “AGAINST.” Any director who does not receive a majority of the votes cast “FOR” election must offer his or her resignation for consideration by the Board, the process for which is outlined on page 73. Proxies solicited by the Board will be voted “FOR” each of the nominees, unless a different vote is specified.

✓	Your Board recommends a vote “FOR” the election to the Board of each of the following nominees.

Gail K. Boudreaux
Age:	54
Director Since:	2012
Principal Occupation:	Former CEO, UnitedHealthcare Former Executive Vice President of UnitedHealth Group
Business Experience:

CEO, UnitedHealthcare (2011 to November 2014)

Executive Vice President, UnitedHealth Group (2008 to February 2015)

President, UnitedHealthcare (2008 to January 2011)

Executive VP, External Operations Healthcare Services Corporation (2005 to 2008)

Public Company Directorships:	Zimmer Corporation (2012 to present) Genzyme Corporation (2004 to 2011)
Director Qualifications and Experience:
•	Leadership and Strategy – Former CEO and Executive Vice President of a large, highly complex corporation in the diversified health and well-being industry provides experience, business acumen, judgment and integrity to our comparable business organization. Ms. Boudreaux is the chair of our Operations, Nuclear, Environmental and Safety Committee (“ONES”) and former chair of the Risk Management Committee at Genzyme Corporation.

•	Finance – As a director of other public companies, Ms. Boudreaux demonstrates experience in financial matters.

•	Risk Management – Ms. Boudreaux’s experience as a high-level executive in a large corporation gives her the expertise to provide effective oversight of risk.

•	Regulated Industry – As a former executive of several regulated health insurance companies, Ms. Boudreaux provides the Company experience in management and governance issues similar to those we face.

Richard K. Davis
Age:	57
Director Since:	2006
Principal Occupation:	Chairman, President and CEO, U.S. Bancorp
Business Experience:	Chairman, U.S. Bancorp (2007 to present) President and CEO, U.S. Bancorp (2006 to present)
Public Company Directorships:	U.S. Bancorp (2006 to present)
Director Qualifications and Experience:
•	Leadership and Strategy – Current Chairman, President and CEO of a multi-state financial holding company, providing experience with strategic, commercial and financial issues in a business of comparable size, and with extensive experience and knowledge of financial markets, which we need to access to support our corporate strategy. Mr. Davis serves as our Lead Independent Director.

•	Finance – Mr. Davis’ experience in the financial banking industry provides the Company with important financial expertise.

•	Risk Management – Mr. Davis’ years as a leader in a regulated industry and his engagement with the Company provides understanding of the risks we face and leadership to effectively oversee the management of risk.

•	Regulated Industry – As an executive within the highly regulated financial and banking industry, Mr. Davis provides the Company with insight based on his regulated industry expertise.

•	Community – Serves as a director of a number of nonprofit and educational institutions in the communities that we serve.

Ben Fowke
Age:	56
Director Since:	2009
Principal Occupation:	Chairman of the Board, President and Chief Executive Officer, Xcel Energy Inc.
Business Experience:

Chairman of the Board and CEO, Xcel Energy Inc. (2011 to present)

President, Xcel Energy Inc. (2009 to present)

Chief Operating Officer, Xcel Energy Inc. (August 2009 to August 2011)

Various Executive Positions with Xcel Energy Inc. since 2002

Public Company Directorships:	None
Director Qualifications and Experience:
•	Leadership and Strategy – Mr. Fowke has served as an executive in the utility industry for many years, most recently as our current Chairman and CEO, providing initiative to innovative strategic focus and leading the Company well with his extensive utility industry experience and knowledge of financial markets.

•	Finance – Mr. Fowke’s background in finance and his previous service as Chief Financial Officer demonstrates his finance and financial reporting experience.

•	Risk Management – As our current CEO, Mr. Fowke is familiar with the risks we face and provides leadership and experience to manage those risks.

•	Regulated Industry – Because of his long tenure within the highly regulated utility industry, we benefit from his regulatory expertise and leadership.

•	Community – With his service as a director of nonprofit institutions and industry organizations, Mr. Fowke provides relevant understanding of the communities that we serve.

Albert F. Moreno
Age:	71
Director Since:	1999
Principal Occupation:	Retired Senior Vice President and General Counsel, Levi Strauss & Co.
Business Experience:	Senior Vice President and General Counsel, Levi Strauss & Co. (1996 to 2005)
Public Company Directorships:	None
Director Qualifications and Experience:
•	Leadership and Strategy – As a retired executive and General Counsel with a brand name apparel manufacturer with sales in over 110 countries, Mr. Moreno provides leadership in business and legal issues, and experience with strategic, commercial, legal, regulatory and compliance issues similar to those we face.

•	Risk Management – Mr. Moreno’s senior level experience with a large company brings a solid understanding and leadership to the risks we face.

•	Regulated Industry – His extensive experience with and knowledge of legal and regulatory issues provides expertise important to the legal and regulatory framework in which we operate.

•	Community – Mr. Moreno has served on a number of philanthropic and educational boards, which provides an understanding of the needs of communities.

Richard T. O’Brien
Age:	61
Director Since:	2012
Principal Occupation:	President and CEO, Boart Longyear Limited
Business Experience:	President and CEO, Boart Longyear Limited (April 2013 to present) CEO, Newmont Mining Corporation (July 2007 to February 2013) President, Newmont Mining Corporation (July 2007 to September 2012)
Public Company Directorships:	Boart Longyear Limited (2013 to present) Vulcan Materials Company (2008 to present) Newmont Mining (2007 to 2013) Inergy, L.P. (2006 to 2012)
Director Qualifications and Experience:
•	Leadership and Strategy – Mr. O’Brien is the current President and CEO of a global provider of drilling services and equipment for mining and drilling companies, and has senior level management experience in the mining and energy industries, serving as CEO, CFO, President and board member, providing demonstrated leadership and strategy experience to NYSE listed companies.

•	Finance – As a senior level executive and CEO, his acumen in financial reporting and accounting contributes meaningfully to the similar financial issues we face. Mr. O’Brien is considered an audit committee financial expert as defined by the SEC.

•	Risk Management – Mr. O’Brien’s various leadership roles in the mining and energy industries give him insight into the risks facing us and provide him with the tools to effectively assist in managing those risks.

•	Regulated Industry – His prior experience as a utility executive provides industry and regulatory expertise.

Christopher J. Policinski
Age:	56
Director Since:	2009
Principal Occupation:	President and CEO, Land O’Lakes, Inc.
Business Experience:	President and CEO, Land O’Lakes, Inc. (October 2005 to present) Senior leadership positions at Land O’Lakes, Inc. and The Pillsbury Company
Public Company Directorships:	Hormel Foods Corporation (2012 to present)
Director Qualifications and Experience:
•	Leadership and Strategy – Current President and CEO of a multinational food and agricultural cooperative with approximately 9,000 employees, providing perspective in employee retention and development, talent acquisition, and an understanding of diversity in more than 50 countries throughout the world. Mr. Policinski is the chair of the GCN.

•	Finance – As a leader of the second-largest United States cooperative, Mr. Policinski is well versed in finance and financial reporting processes.

•	Risk Management – Mr. Policinski’s leadership experience with several large corporations has given him the expertise to provide effective oversight of risk.

•	Community – Director of a number of nonprofits, educational institutions and trade industry groups.

A. Patricia Sampson
Age:	66
Director Since:	1985
Principal Occupation:	CEO, President and Owner, The Sampson Group, Inc.
Business Experience:	CEO, President and Owner, The Sampson Group, Inc. (1996 to present) Former CEO, Greater Minneapolis Area Chapter of the American Red Cross
Public Company Directorships:	None
Director Qualifications and Experience:
•	Leadership and Strategy – Current CEO, President and Owner of a management development and strategic planning business, and former CEO of the Greater Minneapolis Area Chapter of the American Red Cross, providing a perspective in ethics and business conduct, talent acquisition, retention and development, diversity and social responsibility, all of which are important issues to our shareholders.

•	Finance – Ms. Sampson’s experience as a business owner provides insight into finance and the financial reporting processes.

•	Community – Former and current board member of various religious and philanthropic organizations.

James J. Sheppard
Age:	66
Director since:	2011
Principal Occupation:	Independent Consultant
Business Experience:

Self-Employed Independent Consultant (2010 to present)

Senior Vice President and Chief Nuclear Officer, Southern California Edison (September 2010 to December 2010)

Chairman, President and CEO, STP Nuclear Operating Company (2003 to 2009)

Senior positions, South Texas Project, Sequoyah Fuels Corp. and Robinson Nuclear Project (1990 to 2003)

Public Company Directorships:	None
Director Qualifications and Experience:
•	Leadership and Strategy – Former President and CEO of STP Nuclear Operating Company, an entity that operates a nuclear power plant for its owners, as well as other leadership positions within the industry, Mr. Sheppard’s experience provides leadership in the electric utility industry.

•	Nuclear – Mr. Sheppard has been responsible for the safe and efficient operations at three nuclear power sites and one fuel company. His experience in the nuclear energy industry provides insight, knowledge, business acumen, integrity and judgment important to our nuclear operations.

•	Regulated Industry – Mr. Sheppard’s career has been spent with companies that were highly regulated, from a safety, a financial and an environmental standpoint. His experience as a senior executive at these companies demonstrates his ability to provide oversight, technical expertise and judgment in a highly regulated industry.

David A. Westerlund
Age:	64
Director Since:	2007
Principal Occupation:	Retired Executive Vice President, Administration and Corporate Secretary, Ball Corporation
Business Experience:	Executive Vice President, Administration and Corporate Secretary, Ball Corporation (2006 to 2011) Senior level positions with Ball Corporation prior to 2006
Public Company Directorships:	None
Director Qualifications and Experience:
•	Leadership and Strategy – A former Executive Vice President, Administration and the Corporate Secretary of Ball Corporation, a supplier of metal packaging, aerospace and other technologies until 2011, Mr. Westerlund demonstrates leadership experience in the important issues of corporate governance, talent acquisition, retention and development.

•	Regulated Industry – Mr. Westerlund was previously responsible for environmental health and safety, corporate compliance, security and real estate activities at Ball Corporation, from which he developed extensive experience and knowledge of compliance and corporate governance issues, which is important given the regulatory framework in which we operate.

•	Community – With his service on the boards of community and healthcare organizations, Mr. Westerlund exhibits knowledge of the communities we serve.

Kim Williams
Age:	59
Director Since:	2009
Principal Occupation:	Retired Partner, Wellington Management Company LLP
Business Experience:	Partner, Wellington Management Company, LLP (1995 to 2005) Leadership positions, Loomis, Sayles & Co., Inc. and Imperial Chemical Industries Pension Fund (prior to 1995)
Public Company Directorships:	Weyerhaeuser Corporation (2006 to present) E.W. Scripps Co. (2008 to present)
Director Qualifications and Experience:
•	Leadership and Strategy – Retired Partner of Wellington Management Company, LLP, an investment management company for institutional investors in over 40 countries, provides Ms. Williams with the leadership and strategy qualifications the Company desires. Her service as a director of various other nonprofit institutions and for-profit companies provides additional relevant experience in management, governance and finance. Ms. Williams is the chair of the Finance Committee.

•	Finance – Ms. Williams’ strong financial background as a leader in an investment management firm provides the Company with financial oversight and experience. Ms. Williams is considered an audit committee financial expert as defined by the SEC.

•	Risk Management – Ms. Williams’ experience as director of various nonprofit and for-profit organizations, as well as her prior leadership positions, provides a solid base to provide us with effective management of risk.

•	Community – Her service as a director of various nonprofit and educational boards provides the Company with insights for the communities which we serve.

Timothy V. Wolf
Age:	61
Director Since:	2007
Principal Occupation:	President, Wolf Interests, Inc.
Business Experience:

President, Wolf Interests, Inc. (June 2010 to present)

Chief Integration Officer, MillerCoors Brewing Company LLC (2008 to June 2010)

Prior leadership positions with Molson Coors Brewing Company and Coors Brewing Company

Public Company Directorships:	Rally Software Development Company (2011 to present) Borders Group, Inc. (2009 to 2011)
Director Qualifications and Experience:
•	Leadership and Strategy – Mr. Wolf is a former Vice President and Global Chief Financial Officer of Molson Coors Brewing Company and a former Chief Integration Officer of MillerCoors Brewing Company, LLC. This background provides strategic experience, leadership, judgment and business acumen in a business of comparable size to the Company. His additional service as director of nonprofit institutions provides relevant experience in management and governance. Mr. Wolf is the chair of the Audit Committee and also chairs the Audit Committee for Rally Software Development Company.

•	Finance – Mr. Wolf’s extensive experience and knowledge of financial accounting and systems aids our efforts to support our corporate strategy. Mr. Wolf is an audit committee financial expert as defined by the SEC.

•	Community – His service as a director of several nonprofit and educational organizations provides us with experience in the communities we serve.

DIRECTOR QUALIFICATIONS AND EXPERIENCE

Directors represent a diverse range of experience which, taken as a whole, provides a collective representation of the skills and qualifications listed below. The GCN reviews with the Board the appropriate skills and characteristics required of board members in the context of the current make-up of the Board.

Leadership and Strategy Experience

Directors who hold or have held significant leadership positions provide the Company with unique insights. These people generally possess extraordinary leadership qualities as well as the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and corporate governance, and know how to drive change and growth.

Finance Experience

Accurate financial reporting and robust auditing are critical to our success. We seek to have a number of directors who qualify as audit committee financial experts, and we expect all of our directors to be literate in finance and financial reporting processes.

Risk Management Experience

Managing risk in a rapidly changing environment is critical to our success. Directors should have a sound understanding of the most significant risks facing the Company and the experience and leadership to provide effective oversight of risk management processes.

Nuclear Experience

A portion of our business deals with nuclear regulations and operations. Therefore we seek at least one director with experience in nuclear risk management and nuclear power operations to provide effective oversight and expertise to our business.

Regulated Industry Experience

Our businesses are heavily regulated and are directly affected by governmental actions. As such, we seek directors with experience with government or with regulated companies to provide insight and understanding of effective strategies and compliance.

Community Experience	Our business is embedded in the communities we serve. Understanding our customer base, our stakeholders and the communities that we serve is an important aspect of our director’s experience.

Board Diversity

Diversity is one of our core corporate values. We believe diversity of experience and thought is a valuable attribute in members of our Board for the oversight and management of risk. Our Board currently contains a diverse mix of directors, who come from various geographical, business, discipline and industry backgrounds. Diversity is also a consideration when seeking candidates for the Board.

Our Guidelines on Corporate Governance identify diversity as an important consideration when seeking candidates for the Board. Ethnicity, gender, age, disability, veteran status, sexual orientation, race, national origin, color, religion, creed, geographic representation, education and personality are specifically identified as factors that can be considered.

Qualifications of Nominees

Our Guidelines on Corporate Governance identify key qualifications to be represented on our Board. Among the factors that are considered are:

Personal Criteria • Age • Gender • Diversity	Business Experience • Industry experience • Experience with organizations of comparable size • Financial expertise

Qualities • Sound judgment • Demonstrated leadership • Integrity	Other Criteria • Independence • Experience that complements the experience of other Board members • Individual skills, qualifications, and experience

The GCN has also engaged a director search firm to assist it with the evaluation of Board composition and to help identify suitable candidates for Board positions.

Shareholder Nomination of Directors

Any shareholder may recommend potential nominees to the GCN for consideration for membership on the Board. Recommendations can be made by sending a written statement of the qualifications of the recommended individual to the Corporate Secretary at 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993. Such recommendations should be received by October 1, 2015 to be considered for the 2016 annual meeting. The GCN will evaluate candidates recommended by shareholders on the same basis as it evaluates other candidates.

CORPORATE GOVERNANCE

We are committed to effective corporate governance and ethical business conduct, as we believe these practices are important to successful performance. We employ sound practices.

TENURE POLICIES
Term Limit	Directors may not serve on the Board for more than 15 years (directors at the time of the merger in 2000 are exempt from this requirement).
Mandatory Retirement	Directors must retire at age 72.
Change in Principal Employment	Directors must offer to resign upon any substantial change in principal employment.

SHAREHOLDER RIGHTS
Shareholder Voting	Opportunity to annually vote for directors, provide an advisory vote on executive compensation and ratify the selection of auditors.
No Supermajority	There are no supermajority voting provisions.
Opportunities to be Heard	Open forum at annual meeting and published lines of communication to our directors and management.

CORPORATE POLICIES
Code of Conduct	Annual training by directors, officers and employees.
Stock Ownership Requirements	Directors and executive officers are required to maintain specific levels of stock ownership.
Hedging and Pledging	Robust processes that prohibit hedging and restrict pledging of our stock.
Political Contributions, Lobbying and Government Communications	Stricter standards than required by law and annual disclosure of certain political contributions on Xcel Energy’s website.
Environmental	Commitment to outstanding environmental compliance and industry initiatives to enhance value to customers and shareholders.

BOARD COMPOSITION AND ROLES

Leadership Structure

Our Board consists of a combined CEO/Chairman position, complemented with a Lead Independent Director chosen from our independent directors. This structure, along with other corporate governance practices discussed below, provides sound and independent oversight of the Company. The Board believes that this structure is best suited for the Company at this time and serves shareholders well.

The CEO/Chairman role brings experience and expertise of both the Company and the industry to the Board. A Chair familiar with the Company and industry is in the best position to identify and assess key drivers and changes in the landscape and to develop effective strategies. Mr. Fowke currently serves in the CEO/Chairman role, which provides the Company the benefit of his extensive experience in the regulated energy industry. His thorough understanding of the challenges facing the industry is necessary to balance stakeholder interests at both the management and Board level. In light of these challenges and given the importance of the role of the Chairman, the Board believes that shareholders are best served by having a combined role of Chairman and CEO.

The Board currently consists of ten independent directors. Our directors are strong individuals, comfortable with their roles representing shareholders and maintaining objectivity of the Board’s deliberations.

The Lead Independent Director plays an important role in the governance structure, working with both the independent directors and management to ensure the Company is well positioned with sound strategy, robust risk management, and effective governance. Mr. Davis serves in this role, having been elected to serve a one-year term in May 2014. He was first elected to that role in May 2012.

The Board also believes that the structure of a CEO/Chairman combined with the independence of the remaining directors ensures that directors receive the information, industry experience and direction they need to form successful strategies, ensure effective governance, and provide independent oversight. Working with the Lead Independent Director, the Chairman can both educate the Board and lead the development of strategy, providing information and insight on the Company’s opportunities, challenges and performance. Our business is rather unique in that it is price-regulated, operates under a complex set of federal, state and local regulations, and is constantly undergoing significant change. Our Board leadership structure is well designed to address this business.

Governance Practices

Board of Directors	Lead Independent Director

Independent Oversight

•     10 of 11 directors are independent.

•     Independent directors meet in executive session without management present at each Board meeting.

•     Each director may request items to be addressed at Board meetings.

•     Directors may request additional information from management at any time.

•     All committees of the Board are composed entirely of independent directors.

•     CEO performance is addressed annually by the GCN, and all other independent members of the Board participate in the CEO’s performance evaluation.

Responsibilities (as set out in Guidelines on Corporate Governance)

•     Presides at all meetings of the Board at which the Chair is not present.

•     Presides at all executive sessions of the independent directors.

•     Maintains regular communications with the independent directors.

•     Serves as a liaison between the Chair and the independent directors.

•     Approves the agenda, all materials provided to the directors and the meeting schedules.

•     Calls meetings of the independent directors, as necessary.

•     Consults and communicates with major shareholders, if requested.

•     Develops and maintains a process for CEO succession planning with the GCN.

Term and Selection • Elected by the independent directors annually. • Will serve for no more than four years.

Risk Oversight

A key accountability of the Board is to identify, manage and mitigate material risk. Our Board employs an effective process for doing so, combining management and Board risk oversight. The Guidelines on Corporate Governance and Board committee charters define the scope of review and inquiry for the Board and its committees regarding risk management. As provided below, management and each committee has responsibility for overseeing specific aspects of risk management and mitigation of risk.

Management Oversight. Management identifies and analyzes risks to determine materiality and other attributes such as timing, probability and controllability, broadly considering our business, the utility industry, the domestic and global economy and the environment.

Management Oversight

Conducts a formal key risk assessment, including

•      financial disclosure process

•      hazard risk management process

•      internal auditing and compliance with financial and operational controls

•      business planning process

•      development of goals and key performance indicators

Robust compliance program for the mitigation of risk, including

•      adherence to our Code of Conduct and other compliance policies

•      operation of formal risk management structures and groups

•      manage to mitigate the risks inherent in the implementation of our strategy

Utilization of risk management structures and groups, including • management councils • management risk committees • advice from internal corporate areas
Periodic key risk assessment presentations to the Board

Committee Structure and Oversight. The Board has assigned several important aspects of its governance and oversight to four standing committees to ensure issues and risks are well understood and effectively managed. While the Board as a whole reviews management’s key risk assessment and analyzes areas of potential opportunity and future risk to the Company, the committees provide focused oversight of specific issues and risks assigned to them. This provides robust and comprehensive oversight that is critical to successful execution of corporate strategy.

AUDIT COMMITTEE
(6 Meetings; 6 Executive Sessions) ■ Wolf (chair) ■ Moreno ■ O’Brien ■ Sampson ■ Williams	Oversees the financial reporting process, including the integrity of our financial statements, compliance with legal and regulatory requirements and our Code of Conduct, and the independence and performance of internal and external auditors.
Reviews the annual audited financial statements and quarterly financial information with management and the independent registered public accounting firm.
Appoints our independent registered public accounting firm.
Reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor and control the exposures, including the Company’s risk assessment and risk management guidelines and policies.
Reviews the implementation and effectiveness of our compliance and business conduct program.
Reviews the scope and the planning of the annual audit with the independent registered public accounting firm.
Reviews the findings and recommendations of the independent registered public accounting firm and management’s response to the recommendations of the independent registered public accounting firm.

FINANCE COMMITTEE
(3 Meetings; 3 Executive Sessions) ■ Williams (chair) ■ Davis ■ Policinski ■ Sampson ■ Westerlund	Oversees corporate capital structure and budgets and recommends approval of major capital projects.
Oversees financial plans and dividend policies.
Makes recommendations as to dividends.
Oversees insurance coverage and banking relationships.
Reviews performance of certain employee benefit plans such as the 401(k) and pensions.
Oversees investor relations.

GOVERNANCE, COMPENSATION AND NOMINATING COMMITTEE
(4 Meetings; 3 Executive Sessions) ■ Policinski (chair) ■ Boudreaux ■ Sheppard ■ Westerlund	Determines Board organization, selection of director nominees and setting of director compensation.
Evaluates performance of the CEO.
Approves executive officer compensation, including incentives and other benefits.
Establishes corporate governance principles and procedures.
Reviews the Company’s workforce strategy and the process for management development and long-range planning.
Ensures effective CEO succession planning.
Oversees compensation- and governance-related risks.
Reviews the Company’s lobbying expenditures, contributions, and key lobbying activity and the related Company policy.
Reviews proxy disclosures regarding directors’ and executive officers’ compensation and benefits.
Prepares the Report of the Compensation Committee included in this proxy statement.

OPERATIONS, NUCLEAR, ENVIRONMENTAL AND SAFETY COMMITTEE
(4 Meetings; 4 Executive Sessions) ■ Boudreaux (chair) ■ Moreno ■ O’Brien ■ Sheppard ■ Wolf	Oversees nuclear strategy and operations, including the review of the results of reports and major inspections and evaluations.
Oversees the operating issues and performance of the Company’s significant electric and natural gas operations.
Reviews environmental strategy, compliance, performance issues and initiatives.
Reviews material risks relating to our nuclear operations and environmental and safety performance, as well as risks, performance and compliance with operations measures of our electric and natural gas systems.
Reviews safety performance, strategy and initiatives.
Oversees physical and cyber security risks relating to plants and operations.

Each committee operates under a written charter that clearly defines its responsibilities and grants it the authority to engage outside experts, advisors and counsel to assist in its duties.

Special Delegations

The GCN may delegate all or a portion of its duties and responsibilities to a subcommittee, at the GCN’s discretion. The GCN may also delegate all or a portion of its duties and responsibilities to an executive officer of the Company to grant and administer awards to non-executive officer employees of the Company under certain compensation plans that specifically allow such delegations.

Committee Independence

All members of the Audit Committee and the GCN are independent, as defined in the listing standards of the NYSE, and all members of the Audit Committee are independent under SEC rules. All members of the Audit Committee are financially literate in accordance with the listing standards of the NYSE. The Board has determined that Mr. O’Brien, Ms. Williams and Mr. Wolf meet the SEC’s definition of an audit committee financial expert. All of the current members of the Audit Committee meet the Company’s requirement that they may not serve on the audit committees of more than three public boards.

Determining Executive Officer and Director Compensation

The GCN has broad authority to develop and implement compensation policies and programs for executive officers and directors. The GCN may retain independent, external compensation consultants to assist in this effort and may change consultants at any time during the year if it determines that a change would be in the best interests of the Company and its shareholders.

To assist in setting 2014 compensation, the GCN retained Meridian Compensation Partners, LLC (“Meridian”) as its independent, executive compensation consultant. Meridian is an independent consulting firm delivering advisory services to compensation committees and does not perform any assignments for the Company other than providing executive and director compensation services for the GCN.

Several internal controls exist to ensure the independent judgment of Meridian:

•	Meridian reports directly to the GCN and not to Company management.

•	Meridian routinely participates in executive sessions of the GCN without members of management present.

•	The GCN has the exclusive authority to hire, retain, and set the compensation for its executive compensation consultant and advisors.

The GCN assessed Meridian’s independence pursuant to NYSE and SEC rules and concluded that no conflict of interest exists that prevents it from independently representing the GCN. In its oversight of our 2014 executive compensation program, the GCN worked with Meridian, the CEO and the Executive Vice President, Group President, Utilities and Chief Administrative Officer. The GCN receives additional support from the Senior Vice President, Corporate Secretary; the Vice President, Human Resources; and the Executive Vice President, General Counsel. In 2014, the CEO and other officers provided recommendations with respect to:

•	The corporate performance objectives and goals, on which awards of both annual and long-term incentive compensation are based.

•	Attracting, retaining and motivating executive officers.

•	Information regarding financial performance, budgets and forecasts as they pertain to executive compensation.

•	Market information regarding compensation levels, practices, and trends.

Additional information regarding the determination of executive compensation is included in the Compensation, Discussion and Analysis (“CD&A”) beginning on page 28.

Director Tenure

The median tenure of our Directors is six years. Diversity in tenure brings a good mix and balance of service and experience to the Board.

DIRECTOR ATTENDANCE

During 2014 the Board met six times, and the independent directors met in executive session without management present on all six occasions. Each director attended more than 81 percent of the Board and applicable committee meetings, as well as a half-day strategy session and related executive session. The average attendance for all directors at

Board and committee meetings was approximately 98 percent. We do not have a formal policy, but encourage our directors to attend the annual meeting of shareholders. One of the eleven directors was unable to attend the 2014 annual meeting due to airline flight delays.

EVALUATIONS AND DIRECTOR TRAINING

The Board and committees conduct an annual assessment process to evaluate the effectiveness of their processes, identify issues or topics for further exploration and provide feedback on the quality and timeliness of information from management, among other things. The process includes a survey of the directors, individual interviews with the Lead Independent Director, discussion in both regular and executive sessions, and feedback to management. The Board believes that a robust assessment process is an important component of the governance process and helpful in driving continued improvement in the overall effectiveness of Board and committee oversight.

Under our Guidelines on Corporate Governance, each new director is expected to participate in a detailed orientation process and each sitting director is expected to participate in periodic continuing education. Committees are regularly apprised of new and emerging requirements and trends facing the industry, and directors may participate in outside training opportunities. The Company currently publishes continuing education opportunities periodically for director consideration and facilitates participation. Directors are surveyed for any desired educational opportunities during the annual Board and committee assessments. The self-assessments and the directors’ training programs are discussed during each directors’ annual evaluation, presided over by the Lead Independent Director.

DIRECTOR INDEPENDENCE

Each of our director nominees (listed under Proposal No. 1, “Election of Directors” on pages 8 to 13), other than Mr. Fowke, is independent. The Board has satisfied, and expects to continue to satisfy, its objective to have no more than two directors who are not independent serving on the Board at any time.

The Board determined director independence under the standards established by the NYSE, which we have adopted with a four-year look back. In addition, a director who is an employee or representative of a significant supplier of any Xcel Energy business unit or legal entity will not be “independent” unless we entered into the relationship with the supplier as a result of competitive purchasing practices. When evaluating director independence, the Board has determined that the receipt of regulated electric and gas service from the Company does not constitute a material relationship.

The Board reviews ordinary course of business transactions in which directors have an interest as part of the Board’s annual independence review. The Board specifically considered the Company’s ordinary course transactions with U.S. Bancorp and UnitedHealth Group when determining Mr. Davis’ and Ms. Boudreaux’s independence.

•	During 2014, U.S. Bancorp affiliates provided service to the Company, for which we paid U.S. Bancorp approximately $1 million, or less than .01 percent of U.S. Bancorp’s annual revenue. The services provided included trustee services, service as a non-lead participant for our and our subsidiaries’ syndicated revolving credit facilities and service as one of the underwriters, but not the lead underwriter, on a public debt securities offering by one of our subsidiaries.

•	During 2014, UnitedHealth Group affiliates provided service to the Company, for which we paid UnitedHealth Group approximately $10 million, or less than .01 percent of UnitedHealth Group’s annual revenue. The services provided included administrative services for the Company’s self-funded medical plans and certain of our health and welfare plans.

The Board considered the nature and relative size of the transactions, the lack of the directors’ personal involvement in the transactions, the routine commercial nature of such transactions, and the fact that Ms. Boudreaux would no longer be employed by UnitedHealth Group after February 2015. Based on its consideration of these factors, the Board determined that none of the transactions impaired the directors’ independence. In addition, none of the transactions were related-party transactions because none of the directors have a direct or indirect material interest in the listed transactions.

SHAREHOLDER ENGAGEMENT

We conduct extensive outreach to shareholders throughout the year. Presentations at financial conferences, meetings with analysts and investment firms, regular outreach and responding to inquiries are examples of the type of activities we employ to engage our shareholders. During 2014, we engaged with 14 of our largest holders of our common stock, representing approximately 35 percent of our shares, attended fifteen sell-side analyst/industry conferences, participated in nine non-deal road shows and held over 180 individual/group meetings with approximately 350 institutional investors.

The Board received regular updates on such efforts and has participated in analyst meetings when appropriate. The Board also offers channels for shareholders to contact it with any inquiry or issue, and responds as appropriate.

GOVERNING DOCUMENTS

The following materials relating to our corporate governance can be found on our website at www.xcelenergy.com under “Our Company — Corporate Governance.” and are also available free of charge to shareholders who request them.

• Amended and Restated Articles of Incorporation	• Board Committee Charters

• Restated Bylaws	• Code of Conduct

• Guidelines on Corporate Governance	• Political Contributions Policy

Shareholders may request our governing documents by writing our offices at: Corporate Secretary, Xcel Energy Inc., 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993. We publish any amendments to the Code of Conduct and waivers of the Code of Conduct for our executive officers or directors on our website.

COMMUNICIATIONS WITH THE BOARD

If you wish to communicate with members of the Board, you may send correspondence in care of the Corporate Secretary at the Company’s principal offices, 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993.

Alternatively, you may contact the directors directly via e-mail at BoardofDirectors@xcelenergy.com. These e-mails are sent automatically to an independent director who has been designated to receive such communications. The email is simultaneously sent to the Corporate Secretary’s Office, who may act as agent for the independent directors and coordinate within the Company for response. If the receiving director requests the Company to respond on behalf of the directors, a copy of the Company-prepared response is provided to the receiving director. The Company reserves the option to review and change this policy if directed by the Board due to the nature and volume of the correspondence.

DIRECTOR COMPENSATION

The GCN has broad authority to develop and implement compensation policies and programs for directors. In keeping with the objective of ensuring compensation is market-based, the GCN retained Meridian as its independent compensation consultant to set 2014 compensation levels for the directors. Additional information regarding Meridian is included on page 20.

Only non-employee directors are compensated for their Board service. In 2014, the annual pay components for directors were:

•	$80,000 retainer for all non-employee directors.

•	$25,000 for the Lead Independent Director.

•	$10,000 for the Chair of the Finance Committee.

•	$10,000 from January 1, 2014 through August 31, 2014; $12,500 beginning September 1, 2014 for the Chair of ONES.

•	$15,000 for the Chair of GCN.

•	$15,000 from January 1, 2014 through August 31, 2014; $20,000 beginning September 1, 2014 for the Chair of the Audit Committee.

•	$10,000 for members of the Audit Committee, other than the Chair.

Directors receive 25 percent of the applicable annual pay each quarter (pro-rated for partial service during the quarter). Consistent with our goal of aligning interests with shareholders and as discussed under “Stock Equivalent Plan” on page 24 directors may elect to defer all or a portion of their cash retainer into stock equivalent units. We do not offer retirement benefits to our directors.

Annual Equity Grant

Directors elected at the 2014 annual shareholders meeting each received a grant of 4,494.008 Xcel Energy common stock equivalent units under the Stock Employee Plan for Non-Employee Directors, representing approximately $135,000 in value, on the first business day following the 2014 annual shareholders meeting. Common stock equivalents are payable upon the director’s death, disability or termination of service. Terms of the common stock equivalent units are discussed below under “Stock Equivalent Plan.”

The amount of compensation each director received in 2014, including deferred amounts, is shown in the table below.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Gail K. Boudreaux	—	268,472	268,472
Fredric W. Corrigan(3)	34,863	48,777	83,639
Richard K. Davis	105,000	135,000	240,000
Albert F. Moreno	90,000	135,000	225,000
Richard T. O’Brien	—	238,602	238,602
Christopher J. Policinski	—	249,000	249,000
A. Patricia Sampson	90,000	135,000	225,000
James J. Sheppard	80,000	135,000	215,000
David A. Westerlund	—	231,000	231,000
Kim Williams	—	255,000	255,000
Timothy V. Wolf	96,658	135,000	231,658

(1)	Represents cash payments of annual retainer and additional retainers for service as Lead Independent Director, committee Chairs or Audit Committee members, including amounts deferred under our Non-Employee Directors Deferred Compensation Plan.

(2)

Amounts in this column represent the aggregate grant date fair value of the deferred stock equivalent units granted to directors in 2014 as computed in accordance with FASB ASC Topic 718 Compensation — Stock Compensation. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see Note 8, Share-Based Compensation, to Xcel Energy’s Consolidated Financial Statements, included as part of Xcel Energy’s 2014

Annual Report on Form 10-K. Directors receive stock equivalent units for their annual equity grant and if they elect to defer their cash retainers into stock equivalent units. Stock equivalent units are only payable as a distribution of whole shares of our common stock upon a director’s death, disability or termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. As of fiscal year ended December 31, 2014, the number of stock equivalent units owned by our current directors were as follows: Ms. Boudreaux: 26,206 units; Mr. Davis: 46,892 units; Mr. Moreno: 130,523 units; Mr. O’Brien: 21,344 units; Mr. Policinski: 50,209 units; Ms. Sampson: 112,391 units; Mr. Sheppard: 24,486 units; Mr. Westerlund: 82,371 units; Ms. Williams: 51,954 units; and Mr. Wolf: 42,975 units. For updated information on holdings of common stock equivalents as of March 24, 2015, see the Beneficial Ownership of Certain Shareholders table on page 25.

(3)	Mr. Corrigan retired as a Director effective May 21, 2014.

Director Stock Ownership Guidelines

Non-employee directors are subject to stock ownership guidelines, which establish a target level ownership of Xcel Energy common stock or common stock equivalents of seven times their annual cash retainer. Directors are expected to meet this guideline within five years of becoming a director. All directors whose stock ownership target date was on or before December 31, 2014 have met the guideline.

Stock Equivalent Plan

Consistent with our effort to align director and shareholder interests, we have a Stock Equivalent Plan for Non-Employee Directors (the “SEP”). Each stock equivalent unit has a value equal to one share of our common stock. Stock equivalent units cannot be voted by a director and are only payable as a distribution of whole shares of our common stock upon a director’s death, disability or termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. Additional stock equivalent units are accumulated upon the payment of, and at the same value as, dividends declared on our common stock. Directors can elect to receive payouts from the SEP either in January of the year following their separation from service or within 90 days of such event.

Directors are able to defer compensation into stock equivalent units under our SEP until after retirement from the Board or separation from service as a director. Directors who elect to defer compensation into stock equivalent units receive a premium of 20 percent of the compensation that was deferred. The number of stock equivalent units for each independent director that have accumulated during their tenure of board service is listed in the Beneficial Ownership of Certain Shareholders table on page 25.

BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

Share Ownership of Directors and Officers

The following table sets forth information concerning beneficial ownership of our common stock as of March 24, 2015 for: (a) each director and nominee for director; (b) the executive officers set forth in the Summary Compensation Table; and (c) the directors and current executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. None of the individual directors or officers or the nominees for director listed in the table below beneficially owned more than one percent of our common stock. The directors and executive officers as a group beneficially owned less than one percent of our common stock on March 24, 2015. None of the shares owned by our directors or executives are subject to any type of pledge.

Name and Principal Position of Beneficial Owner	Common Stock(1)		Restricted Stock	Total Shares Beneficially Owned	Stock Equivalents(2)
Gail K. Boudreaux Director	1,780		—	1,780	26,420
Richard K. Davis Director	7,697		—	7,697	47,274
Albert F. Moreno Director	2,325		—	2,325	131,586
Richard T. O’Brien Director	2,000		—	2,000	21,518
Christopher J. Policinski Director	2,000		—	2,000	50,618
A. Patricia Sampson Director	2,249		—	2,249	113,307
James J. Sheppard Director	1,000		—	1,000	24,686
David A. Westerlund Director	7,750		—	7,750	83,042
Kim Williams Director	1,188		—	1,188	52,377
Timothy V. Wolf Director	4,300	(3)	—	4,300	43,325
Ben Fowke Chairman, President and Chief Executive Officer	316,094		25,537	341,631	11,338
Teresa Madden Executive Vice President and Chief Financial Officer	90,287		—	90,287	12,628
David Sparby(4) Former Senior Vice President, Group President, Revenue and President and CEO, Northern States Power Company, a Minnesota corporation	139,548		—	139,548	—
Kent Larson Executive Vice President and Group President, Operations	51,974		13,356	65,329	1,270
Marvin McDaniel, Jr. Executive Vice President, Group President, Utilities and Chief Administrative Officer	70,110		14,331	84,441	1,710
Directors and Current Executive Officers as a group (23 persons)	870,248		65,946	936,194	665,287

(1)	On March 24, 2015, the closing price of our common stock on the NYSE was $34.71.

(2)	Common stock equivalents represent (i) the share equivalents of our common stock held by executive officers under our deferred compensation plan as of March 24, 2015, and (ii) stock equivalent units held under the directors’ SEP as of March 24, 2015. For information on common stock equivalents granted during 2014 and holdings at December 31, 2014, see page 23-24. The information in this column is not required by the rules of the SEC because these share equivalents carry no voting rights and the recipient does not have the right to acquire any underlying shares within 60 days of March 24, 2015. Nevertheless, we believe that this information provides a more complete picture of the financial stake that our directors and executive officers have in the Company.

(3)	Mr. Wolf’s son owns 300 of these shares. Mr. Wolf disclaims beneficial ownership of these shares.

(4)	Mr. Sparby retired effective December 31, 2014. Shares reflected in this table for Mr. Sparby are as of February 17, 2015.

Largest Owners of Xcel Energy’s Shares

The table below provides information as to each person or entity known to us to be the beneficial owner of more than five percent of our common stock:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	35,320,178	(1)	7.00%
Franklin Resources, Inc. Charles B. Johnson Rupert H. Johnson, Jr. Franklin Advisers, Inc. Fiduciary Trust Company International One Franklin Parkway San Mateo, CA 94403	27,841,700	(2)	5.50%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	26,153,296	(3)	5.20%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	27,888,108	(4)	5.51%

(1)	The information contained in the table and this footnote with respect to BlackRock, Inc. is based solely on a Schedule 13G filed by the listed person with the SEC on February 9, 2015. The filing indicates that as of December 31, 2014, BlackRock, Inc. had sole voting power for 30,973,237 shares and sole dispositive power for 35,320,178 shares.

(2)	The information contained in the table and this footnote with respect to Franklin Resources, Inc. is based solely on a Schedule 13G filed by each of the listed persons with the SEC on February 10, 2015. The filing indicates that as of December 31, 2014, (a) the shares are held by investment companies and institutional accounts that are advised by subsidiaries of Franklin Resources, Inc. pursuant to advisory contracts which grant to such subsidiaries all investment and voting power over the shares, (b) Charles B. Johnson and Rupert H. Johnson, Jr. are the principal stockholders of Franklin Resources, Inc., (c) Franklin Advisers, Inc. one of the subsidiaries of Franklin Resources, Inc., had sole voting power for 27,626,014 shares and sole dispositive power for 27,826,014 shares and (d) Fiduciary Trust Company International, one of the subsidiaries of Franklin Resources, Inc., had sole voting power for 15,686 shares and sole dispositive power for 15,686 shares.

(3)	The information contained in the table and this footnote with respect to State Street Corporation is based solely on a Schedule 13G filed by the listed person with the SEC on February 13, 2015. The filing indicates that as of December 31, 2014, State Street Corporation had sole voting power for 0 shares, shared voting power for 26,153,296 shares, sole dispositive power for 0 shares and shared dispositive power for 26,153,296 shares.

(4)	The information contained in the table and this footnote with respect to The Vanguard Group, Inc. is based solely on a Schedule 13G filed by the listed person with the SEC on February 10, 2015, The filing indicates that as of December 31, 2014, The Vanguard Group, Inc. reported that it had sole voting power for 897,683 shares, sole dispositive power for 27,076,418 shares and shared dispositive power for 811,690 shares. The Vanguard Group, Inc. also reported that (i) Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 680,890 shares as a result of its serving as investment manager of collective trust accounts and (ii) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 347,593 shares as a result of its serving as investment manager of Australian investment offerings.

PROPOSAL NO. 2

ADVISORY VOTE ON COMPENSATION

RECOMMENDATION AND BACKGROUND

Our Board recognizes that performance-based executive compensation is an important element in driving long-term shareholder value. We are seeking shareholders’ views on the compensation of named executive officers (“NEOs”) through an advisory vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s 2015 proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Company’s goal for its executive compensation program is to align executive leadership’s interests with those of our shareholders, customers and employees. The Board believes our executive compensation program satisfies this goal and is strongly aligned with the long-term interests of our shareholders.

Shareholders are urged to read the CD&A and other information included in the Tables Related to Executive Compensation section of this proxy statement. The GCN and the Board believe that the information provided in these sections demonstrate that our executive compensation program aligns our executives’ compensation with our short-term and long-term performance and provides the compensation and incentives needed to attract, motivate and retain key executives who are crucial to our long-term success.

As an advisory vote, this proposal is not binding upon the Company. However, the GCN, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for NEOs. The Board has determined that it will hold non-binding Say-on-Pay votes annually, in response to the shareholders’ support in favor of the Company-recommended annual vote frequency.

Vote Required

The Board will consider shareholders to have approved our executive compensation if the shares voted “FOR” the proposal exceed the shares voted “AGAINST.” Abstentions and broker non-votes will have no effect on this matter. Proxies solicited by the Board will be voted “FOR” the approval of our executive compensation, unless a different vote is specified.

✓	Your Board recommends a vote “FOR” approval of the advisory vote on compensation.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the philosophy of our executive compensation program and how we applied it when compensating our NEOs for 2014. Our NEOs are listed in the Summary Compensation Table on page 40.

Our Compensation Philosophy

Our executive compensation programs are designed to align the interests of our executives with the interests of our shareholders, customers and employees. Our compensation philosophy is based on the following principles:

Performance-based
• Majority of compensation is at risk • Motivates achievement of financial, operational and stock price performance goals

Equity-based Incentives
• Focus on long-term shareholder value • Aligns executive interests with those of shareholders and rewards for Company growth and success

Market Competitive
• Attract and retain talented leaders • Compared to a 23-member peer group

This philosophy, which includes significant emphasis on pay-for-performance, is applied consistently across all executives; however, individual compensation may be differentiated based on scope of responsibilities, experience, and contributions to Company results.

2014 Performance Highlights

Xcel Energy once again delivered strong results as evidenced by outstanding operational performance, strong EPS and dividend growth, and solid expense management. This is more fully outlined by the achievements noted below:

Financial Results

•	Increased ongoing EPS by 4.1 percent over 2013 and increased dividend by 7.1 percent.

•	Achieved average annual ongoing earnings per share growth of 6.5 percent since 2005.

•	Exceeded $1 billion in net income for the first year ever.

•	Realized a year-over-year stock price increase of 28.6 percent with a year-end closing stock price of $35.92.

•	O&M costs grew by a modest 1.9 percent.

Operational Excellence

•	Employee safety performance, measured by our OSHA recordable incident rate, was the best ever for the Company and we are solidly positioned in the first quartile of the industry.

•	Achieved a decade of environmental leadership by being named the number 1 provider of wind power in the nation by the American Wind Energy Association for the 10th consecutive year.

•	Set a record for wind generation capacity at 4,690 MW produced in one hour, 32.65 percent of load served.

Value to the Customer

•	Improved our performance in the annual J.D. Powers’ Customer Satisfaction with Residential Utilities rankings in all four operating companies, with the most notable increase being Southwestern Public Service with a 23 index point gain.

Performance-based
Majority of compensation is at risk
Motivates achievement of financial, operational and stock price performance goals
Equity-based Incentives
Focus on long-term shareholder value
Aligns executive interests with those of shareholders and rewards for Company growth and success
Market Competitive
Attract and retain talented leaders
Compared to a 23-member peer group

•	Named for the eighth time to the Dow Jones Sustainability Index North America, one of the most recognized benchmarks worldwide for corporate sustainability.

Employee and Community Engagement

•	Raised approximately $2.7 million for the United Way, exceeding our goal by $50,000.

•	Recognized as one of G.I. Job’s Top 100 Military Employers for the sixth year in a row, moving up from 44th last year to 22nd in 2014. This distinction places us among the top two percent of employers who are dedicated to hiring veterans.

•	Named in CivilianJobs.com’s list of 2014 Most Valuable Employer for Vets for the second year in a row.

Realized Pay and Alignment with Performance

Our leaders are paid incentives when they achieve outstanding financial performance and operational results as compared to our objectives. Incentives are not paid when threshold performance is not achieved. For instance, our NEOs were not paid a substantial portion of their long-term incentive awards in 2014 and 2013, because we did not achieve our threshold level of performance for relative TSR as compared to the EEI Investor-Owned Electrics Index. For our CEO, that resulted in the forfeiture of equity awards of $1.4 million for 2014 and $1.4 million for 2013. Although the Summary Compensation Table found on page 40, provides useful information, we believe it is only part of an overall view of how pay is aligned with performance. As shown on footnote 1 of the Summary Compensation Table, Mr. Fowke’s actual realized pay for 2014 was $7,927,258, which is 62 percent of the reported Summary Compensation Table total.

Regulatory Environment, Total Shareholder Return and Relative Financial Performance

Over time, stock price performance reflects both historical results as well as expectations for future performance. We strive to be a superior performing company and believe we offer an attractive total return for our shareholders. Our TSR compared favorably to the comparative group that we utilize for compensation benchmarking purposes for both the one- year and five-year time periods. For the three-year period ended December 31, 2014 our TSR was a solid 13.4 percent (annualized) which ranked us at the 40th percentile of our comparator group median. We believe our three-year relative TSR reflected uncertainties created by several regulatory proceedings and that our relative TSR performance has improved as a result of resolution of these proceedings. Despite these uncertainties, we have had strong financial performance over the same three-year period, as evidenced by our relative operating EPS growth and return on equity as compared to our 23-member peer group.

Operating eps growth return on equity 10.00% 7.50% 5.00% 2.50% 0.00% 70th percentile 5.7% 6.5% 1.9% 3-year Average Xcel Energy inc. 50th percentile 75th percentile 15.00% 12.00% 9.00% 6.00% 3.00% 0.00% 61th percentile 10.0% 9.3% 11.1% 3-year average xcel energy inc. 50th percentile 75th percentile Financial results for the comparator group are based on trailing 4-quarter results through the third quarter 2014, the most recently available data as of the filing of this proxy for these companies

Executive Compensation Practices

Our compensation practices for NEOs are highlighted below. These practices reflect our pay-for-performance philosophy as demonstrated through our design, risk management and governance practices.

Design

• Tie pay to performance outcomes

• Majority of compensation at risk

• Linked to shareholders’ interests

• Monitor external market practices and set opportunity based on median direct compensation

• Balance multiple metrics for short- and long-term incentives

• GCN annually reviews tally sheets

• No employment contracts

• No individually negotiated change-in-control agreements

• Limited perquisites

Risk Management

• Stock Ownership Policy provides alignment with shareholder interests

• Require executives to hold net shares acquired from vested equity awards for at least one year

• Prohibit hedging of Company securities

• Restrict pledging of shares without prior approval

• Clawback provisions for recovery of incentive awards

Governance

• GCN engages independent compensation consultant

• Independent compensation consultant does not provide other services to the Company

• GCN is entirely independent

• GCN meets regularly in executive session with and without its independent consultant

• Gross-ups do not exist, except for grandfathered provisions in place prior to 2011

• Seek investor feedback on executive compensation

Impact of 2014 Say-on-Pay Vote

At the 2014 Xcel Energy annual meeting, holders of over 91 percent of the shares that voted on the advisory Say-on-Pay proposal voted to approve our executive compensation program. The GCN viewed this result as broad shareholder support for our executive compensation program.

We did not make significant changes to our executive compensation program in 2014. The design of our long-term incentive awards was different from prior years, although the majority remained performance-based. This is an example of monitoring evolving best practices to ensure the talent retention needs of the Company are met. We continue to assess certain features of our programs compared to market, as appropriate. When establishing the 2014 executive compensation program, the Board reviewed the results of the Say-on-Pay vote, performance indicators related to overall corporate strategy, and market data.

Assessing Executive Compensation Programs

At the GCN’s request, Meridian presented its annual market assessment comparing our executive compensation programs and compensation against our peer group for:

•	base salary;

•	total cash compensation (base salary plus target annual incentive); and

•	total direct compensation (total cash compensation plus target long-term incentive).

To provide a broad perspective of the competitive market, Meridian analyzed data for various market pay levels, including the 25th, 50th and 75th percentiles. We consider compensation to be market competitive if it is within fifteen percent (above or below) the median of the peer group.

Design
Tie pay to performance outcomes
Majority of compensation at risk
Linked to shareholders’ interests
Monitor external market practices and set opportunity based on median direct compensation
Balance multiple metrics for short- and long-term incentives
GCN annually reviews tally sheets
No employment contracts
No individually negotiated change-in-control agreements
Limited perquisites
Risk Management
Stock Ownership Policy provides alignment with shareholder interests
Require executives to hold net shares acquired from vested equity awards for at least one year
Prohibit hedging of Company securities
Restrict pledging of shares without prior approval
Clawback provisions for recovery of incentive awards
Governance
GCN engages independent compensation consultant
Independent compensation consultant does not provide other services to the Company
GCN is entirely independent
GCN meets regularly in executive session with and without its independent consultant
Gross-ups do not exist, except for grandfathered provisions in place prior to 2011
Seek investor feedback on executive compensation

For 2014, the GCN made pay decisions based on this annual market assessment of compensation and specific factors about each NEO, including individual performance, experience, internal equity, Company results, scope and responsibility, retention and the NEO’s role in succession planning.

The GCN exercises its independent judgment to approve the compensation level for the CEO. For all other executive officers, the GCN considers the CEO’s recommendation for setting compensation levels. The GCN approved compensation for the CEO and all other executive officers that is aligned with the Company’s overall compensation philosophy described above.

Peer Group

Our peer group of 23 U.S.-based publicly traded energy services companies is generally consistent from year to year and was developed by Meridian to approximate the competitive market in which we compete for talent. The companies were selected primarily based on the following criteria:

•	Utilities with similar revenue and market capitalization.

•	Part of the market for which we compete for talent and investor capital.

•	Similar operating models and challenges with their regulated utility businesses.

•	Included in an executive compensation survey database for which compensation information is available for a cross-section of executive and managerial roles.

The peer group is comprised of the following companies:

2014 Peer Group Companies
Ameren	Edison International	PG&E Corporation
American Electric Power	Entergy	PPL
CenterPoint Energy	Exelon	Public Service Enterprise Group
CMS Energy	First Energy	Scana
Consolidated Edison	Integrys Energy Group	Sempra Energy
Dominion Resources	NextEra Energy	Southern Company
DTE Energy	Northeast Utilities	Wisconsin Energy
Duke Energy	Pepco Holdings

At the time 2014 compensation was assessed:

•	The median revenue for the peer group was $10.3 billion as compared to our revenue of $10.1 billion.

•	The median market capitalization for the peer group was $16.0 billion as compared to our market capitalization of $14.4 billion.

2014 Peer Group Companies
Ameren
American Electric Power
CenterPoint Energy
CMS Energy
Consolidated Edison
Dominion Resources
DTE Energy
Duke Energy
Edison International
Entergy
Exelon
First Energy
Integrys Energy Group
NextEra Energy
Northeast Utilities
Pepco Holdings
PG&E Corporation
PPL
Public Service Enterprise Group
Scana
Sempra Energy
Southern Company
Wisconsin Energy

Elements of 2014 Executive Compensation

The following table summarizes the compensation elements for our NEOs.

Element	Type	Terms
Annual	Salary	• Fixed element of compensation for performing day-to-day responsibilities. • Generally eligible for increase annually, depending on market movement, performance and internal equity.
	Annual Short-term Incentive	• Provides opportunity to earn competitively-based annual incentive awards which motivate achievement of the Company’s short-term operational and financial goals.
	Discretionary Award Plan	• Rewards exceptional individual performance and leadership in the current year.
Long-term Incentives	Performance Shares (80 percent of total annual grant value)	• Provides opportunity to earn performance-based long-term incentive awards which motivate achievement of the Company’s long-term strategic goals and the enhancement of shareholder value.
	Restricted Stock Units (“RSUs”) (20 percent of total annual grant value)	• Provides opportunity to earn time-based long-term incentive awards which encourage retention and provide ongoing alignment of executive interests with those of shareholders.
Retirement and Post-Employment	Pension Plans – Qualified, Non-qualified	• Provides retirement income for eligible participants based on fixed plan-based formulas.
	Supplemental Executive Retirement Plan (SERP)	• Provides supplemental retirement income in addition to the pension benefits. • Closed to new participants in 2008; the CEO is the sole participant.
	401(k)-Savings and Deferred Compensation Plans	• Provides for savings opportunities by deferring salary up to tax code limitations (401(k)) and salary, annual incentive and/or long-term incentive (Deferred Compensation).
	Severance and Change in Control	• Provides compensation and benefits in the case of involuntary termination without cause.
Other	Perquisites	• Very limited in nature and scope.

Overview of Target Total Compensation for 2014

The GCN set 2014 base salary, target annual incentive awards and target long-term incentive awards for all Xcel Energy executive officers, including the NEOs. The GCN believes these compensation levels align and are competitive with the market for the utility industry. The table below shows the base salary and target awards for short-term and long-term incentives for each NEO in 2014. The annual incentive target is expressed as a percentage of base salary.

			Long-term Incentive Targets

Named Executive Officer	Base Salary (as of 1/1/14) ($)	Annual Incentive Target	Performance Shares ($)	Restricted Stock Units ($)	Total ($)
Ben Fowke, Chairman, President and CEO	1,200,000	110%	4,000,000	1,000,000	7,520,000
Teresa Madden, Executive Vice President, CFO	575,000	65%	920,000	230,000	2,098,750
Kent Larson, Executive Vice President and Group President, Operations	550,000	65%	760,000	190,000	1,857,500
Marvin McDaniel, Jr., Executive Vice President, Group President, Utilities and Chief Administrative Officer	525,000	65%	640,000	160,000	1,666,250
David Sparby, Former Senior Vice President, Group President, Revenue and President and CEO, Northern States Power Company, a Minnesota corporation	540,000	65%	628,000	157,000	1,676,000

Mix of Total Compensation

We balance the mix of compensation by delivering a blend of short- and long-term incentives that are consistent with prevailing market practice. This approach has effectively resulted in 84 percent of total direct compensation for the CEO and 70 percent of total direct compensation for other NEOs to be in the form of variable compensation, with the remainder representing fixed compensation. The GCN and the Board believe this design aligns the NEOs’ interests with Company performance and encourages a balance of short- and long-range strategic thinking, which is important given the long-term nature of utility operations and the capital investment necessary for such operations.

The following charts illustrate the mix of total direct compensation for the CEO and other NEOs at target performance.

Base Salary

Base salary provides a fixed element of regular income. The amount of base salary set by the Company is competitive in the utility industry. A key consideration is the 50th percentile base salary rates at peer companies, although the GCN has flexibility to review other relevant factors as outlined in our compensation philosophy.

Annual Incentives

The 2014 Executive Annual Incentive Award Program (the “annual incentive plan” or “AIP”) is administered under the Xcel Energy Inc. 2005 Executive Annual Incentive Award Plan, as amended (the “Annual Plan”). We believe the annual incentive plan is critical to our performance and aligns with customer and shareholder interests and our long-term strategy.

In February 2014, our management recommended goals to the GCN based on an evaluation of prior performance and available objective metrics and benchmarks. The metrics in the annual incentive plan align with the operational and financial objectives of the Company. These goals do not encourage short-term thinking or behavior that could threaten the value of the Company or the investment of its shareholders. Payouts can range from 0 percent to 200 percent of a participant’s target award. Up to 150 percent is based on the weighted average of the actual achievement of our operational metrics outlined below and a percentage multiplier based on continuing EPS results. In addition, up to 50 percent is based on attaining superior financial performance through the continuing EPS measurement. Awards paid represent this sum.

The annual incentive for the NEOs and all other executive officers was based on attainment of corporate goals, which included reliability goals, value to the customer and employee safety and engagement, as well as EPS results. In determining payout amounts, the GCN considers both the operational results and EPS results and can exercise negative discretion.

Chairman, President and CEO 66% Long Term 16% Fixed 18% Short term base salary annual incentive long-term incentive all other NEOs (average) 50% Long term 30% fixed 20% short term

The table below discloses the GCN approved corporate operational goals and actual results for the AIP in 2014:

2014 Corporate Goal	% Weight	Key Performance Indicator	Threshold Performance	Target Performance	Maximum Performance	2014 Actual Performance	% Payout	Weighted Calculation
Reliability	15%	System Average Interruption Duration Index (SAIDI)	109	97	91	88	150%	22.50%
	15%	Unplanned Outage Rate (UOR)	5.5	5.0	4.5	5.7	0%	0.00%
Customer	15%	O&M Growth Management	3.7%	2.2%	1.4%	1.9%	118.75%	17.81%
	15%	Customer Value (Survey Rating)	82%	86%	88%	87%	125%	18.75%
	15%	Public Safety Index	50	100	150	120	120%	18.00%
Employee	15%	OSHA Recordable Incident Rate(1)	1.50	1.17	1.10	1.00	150%	22.50%
	10%	Employee Engagement (Survey Rating)	77%	82%	85%	82%	100%	10.00%

(1)        The OSHA Recordable Incident Rate will be reduced to Threshold level if an employee fatality occurs or increased to Maximum level if no employee fatality occurs and there are no direct personal primary voltage electrical contacts or unplanned natural gas ignitions and the OSHA Recordable Incident Rate is above Threshold.

The weighted average result of the corporate key performance indicators for 2014 was 109.56 percent.

The GCN took into account the facts and circumstances associated with performance results, as well as EPS results of $2.03 per share that were substantially above the midpoint of our guidance range, and determined to pay annual incentive at 170.99 percent of target. The GCN has the discretion to adjust otherwise earned annual incentive amounts, but chose not to exercise such discretion with respect to the 2014 annual incentive payouts.

Long-Term Incentives

Long-term incentive compensation is approximately 66 percent and 50 percent of the CEO’s total direct compensation and the other NEOs’ total direct compensation, respectively, and is primarily performance-based. Prior to vesting, long-term incentive awards may not be sold, encumbered or otherwise transferred by the participant. Stock earned under long-term incentive compensation is subject to our Stock Ownership Policy (see page 37).

Each year we review long-term incentive practices at our peer companies and calibrate metrics and award amounts to remain competitive with market practices. This annual review process, in part, resulted in an update to the 2014 long-term incentive program with the introduction of restricted stock units (“RSU”).

For 2014, our long-term incentive program had two components:

•	Performance shares targeted to deliver 80 percent of each executive officer’s long-term incentive opportunity; and

•	RSUs targeted to deliver the remaining 20 percent.

This mix of long-term incentive awards provides balance between performance-oriented opportunities (performance shares) and retention-oriented opportunities (RSUs).

2014-2016 Performance Share Awards. In 2014, the GCN granted performance share awards to each NEO subject to the following performance conditions:

•	62.5 percent (or 50 percent of total long-term incentive target value) of performance share awards are subject to the achievement of specified levels of the Company’s TSR relative to our peer group over the three-year performance cycle ending on December 31, 2016. The GCN selected relative TSR as a performance measure as it directly links the interest of executive officers with shareholders by rewarding management for creating shareholder value as compared to utility industry peer companies.

•	37.5 percent (or 30 percent of total long-term incentive target value) of performance share awards are subject to the achievement of specified reductions in carbon emissions over the three-year performance cycle ending on December 31, 2016. The GCN selected reduction in carbon emissions as a performance measure as it directly supports our environmental strategy.

Payout of performance shares may range from 0 percent to 200 percent of target grant (see below) based on level of achieved performance. Each performance share represents one share of Xcel Energy common stock.

For 2014, the CEO was awarded a total of 134,725 performance shares (at target) and the other NEOs were awarded from 21,152 to 30,987 performance shares (at target). These awards are included in the Grants of Plan-Based Awards Table on pages 42 to 43.

Performance share awards that are subject to the achievement of the relative TSR performance goal will be earned based on the following table:

Xcel Energy’s TSR Percentile Ranking vs. Peer Group	Percent of Target Performance Shares Earned
85th Percentile or above	200%
50th Percentile (Target)	100%
30th Percentile (Threshold)	30%
Below 30th Percentile	0%

For performance between percentiles, the number of performance shares earned shall be determined by straight line interpolation. Performance shares earned based on achievement of the relative TSR performance goals will generally be paid half in shares and half in cash.

Performance share awards that are subject to the achievement of reductions in carbon dioxide emissions performance goal will be earned based on the following table:

Three Year Average Percent Reductions in Carbon Dioxide Emissions	Percent of Target Performance Shares Earned
24% or above	200%
21% (Target)	100%
18%	50%
Less than 18%	0%

For performance between percentiles, the number of performance shares earned shall be determined by straight line interpolation. Performance shares earned based on achievement of reduction in carbon dioxide emissions will generally be paid in shares.

Dividend equivalents are credited on each granted performance share during the three-year performance cycle to the same extent that dividends are paid on shares of our common stock, but such dividend equivalents are paid solely to the extent the underlying performance share vests based on the achievement of the applicable performance goal.

If the applicable threshold performance goal is not achieved at the end of the three-year performance cycle, then all associated performance shares and dividend equivalents would be forfeited.

2014-2016 Restricted Stock Unit Awards. In 2014, the GCN granted RSUs to each NEO that vests and will be settled upon the third anniversary of the grant, provided that the NEO remains continuously employed until such anniversary. RSUs serve as an important retention tool and align award value with share value. Each RSU represents one share of our common stock.

Dividend equivalents are credited on each granted RSU during the vesting period to the same extent that dividends are paid on shares of our common stock, but such dividend equivalents are paid solely to the extent the underlying RSU vests based on the satisfaction of the service requirement.

For 2014, the CEO was awarded 33,682 time-based RSUs and the other NEOs were awarded from 5,288 to 7,747 time-based RSUs. These awards are included in the Grants of Plan-Based Awards Table on pages 42 to 43.

2012-2014 Performance Units Award Subject to Achievement of EPS and Operating Metrics. In 2012, we granted performance units to our NEOs subject to the achievement of the following performance goals over the three-year performance cycle ending December 31, 2014. These grants resulted in a payout in shares of common stock as described below.

•	EPS growth measured against EPS as of December 31, 2011 with a threshold growth rate of 12 percent or more and an annual dividend rate of at least $1.04 per share: The Company achieved 18 percent EPS growth over the three-year performance cycle, which resulted in 150 percent of target payout. The CEO earned 90,499 performance units, which included dividend equivalents credited over the three-year performance cycle. Other NEOs earned from 15,656 to 19,524 performance units, all of which included dividend equivalents credited over the three-year performance cycle. These earned performance unit awards are included in the Option Exercises and Stock Vested Table on page 45.

•	Environmental commitments while maintaining a competitive price for service we provide to our customers: The Company achieved our environmental commitments while maintaining a competitive price for the services we provide to our customers as measured by Retail Average Rate (“RAR”) over the three-year performance cycle. The weighted average RAR for the Company at the end of the three-year period relative to the RAR of companies in the EEI Investor-Owned Electrics Index was at the 51st percentile, which resulted in a 102 percent of target payout. The CEO earned 30,770 performance units and the other NEOs earned from 5,323 to 6,639 performance units, all of which included dividend equivalents credited over the three-year performance cycle. These earned performance unit awards are included in the Option Exercises and Stock Vested Table on page 45.

2012-2014 Performance Share Awards Subject to the Achievement of Relative TSR Metric. In 2012, we granted performance share awards to each NEO subject to the achievement of specified levels of the Company’s TSR relative to the TSR of companies in the EEI Investor-Owned Electrics Index over the three-year performance cycle ending December 31, 2014. Despite strong operational and earnings growth performance over that period, our TSR performance relative to utility companies in the Edison Electric Institute Electrics Index was below the required threshold level for any payout. As a result, all 2012-2014 performance shares were forfeited.

Other Compensation Benefit Programs

Employment Contracts. Neither our CEO nor any of our other executive officers have employment contracts.

Retirement and Deferred Compensation Benefits. In 2014, the Company provided retirement benefits to executive officers under the Xcel Energy qualified and non-qualified pension plans. The role of the pension plans in executive compensation is the same as it is for other employees: to provide income during retirement and aid in the retention of qualified employees, including executive officers. The qualified pension plan includes earnings up to the Internal Revenue Service’s established limits and the benefit may be payable in a manner that results in individual income tax advantages. The non-qualified pension plan includes earnings, if any, above the same Internal Revenue Service limit. The 2014 Internal Revenue Service earnings limit was $260,000.

Xcel Energy maintains a Supplemental Executive Retirement Plan (“SERP”), which was closed to new participants in 2008. Benefits continue to accrue for Mr. Fowke and accrued for Mr. Sparby through his retirement effective December 31, 2014, both of whom became participants in the SERP before the closure. The SERP provides benefits to the participating executive officers which is offset by the qualified and non-qualified pension plan benefits. Covered compensation for the purposes of calculating SERP benefits includes base salary, annual incentive and leadership award amounts. Long-term incentive payments are not included in covered compensation. The SERP benefit is valued as a 20-year annuity, but is payable as a lump sum after the officer’s termination of employment. Unreduced benefits are payable at age 62 or as early as age 55, reduced 5 percent for each year that the benefit commencement date precedes age 62.

Each executive officer is eligible to participate in Xcel Energy’s 401(k) Savings Plan and Deferred Compensation Plan. The plans allow executive officers, like other eligible employees, to defer all or a portion of their base salary and their annual incentive award up to certain limits. The plan also allows executive officers to defer all or a portion of their performance-based long-term incentive awards. For 2014, the Company matched 50 percent of the base salary deferred to both plans, up to 8 percent. The purpose of the Deferred Compensation Plan is to make up for retirement benefits that cannot be paid under the Company’s qualified retirement plans due to the Internal Revenue Service Code limitations.

Severance Policy. The Company provides severance benefits to NEOs in accordance with the Xcel Energy Senior Executive Severance and Change in Control Policy (as amended, the “Severance Policy”). The Board or the GCN may name additional participants. The GCN believes the Severance Policy provides a competitive severance benefit that aligns the interests of executives with shareholders, retains key talent during a critical and potentially protracted period of uncertainty and provides a competitive pay arrangement in the event the Company undergoes a change in control and the executive is not retained following the completion of such event. Outside of change in control situations, the Severance Policy also encourages executive officers to focus on the interests of Xcel Energy and its shareholders without undue concern that the officer will be terminated without compensation and benefits.

The benefits payable under the Severance Policy are discussed in more detail under “Potential Payments Upon Termination or Change in Control” beginning on page 51.

Stock Ownership Policy

Our Stock Ownership Policy is an important feature of our compensation plan that ensures alignment of executive and shareholder interests. The share ownership guideline for each executive is based on the executive’s position. Executives are expected to achieve the applicable ownership requirement within five years of the date they assume their current executive position.

Each executive is required to hold the net shares acquired through the Company’s compensation plans for a period of at least one year from the date the GCN certifies results and authorizes payment of an award or the award otherwise vests. These holding periods apply to shares acquired through the Company’s compensation plans even if the executive is otherwise already in compliance with the stock ownership requirements. If an executive is not in compliance with the ownership requirement within the required time period, the executive must elect to receive payment of any incentive awards in stock and must retain 100 percent of the net shares (after-tax) delivered to him or her until the ownership requirement is met.

As of March 24, 2015, all NEOs who are current executive officers have achieved, or are on track to achieve, the stated share ownership requirement by the date specified for achievement. All shares that the executive is entitled to vote count toward compliance with the ownership guidelines. The table below shows the value of shares of common stock that each NEO must hold by the required dates expressed as a multiple of base salary.

Position	5-Year Guideline
Ben Fowke, Chairman, President and CEO	5x
Teresa Madden, Executive Vice President, CFO	3x
Kent Larson, Executive Vice President and Group President, Operations	3x
Marvin McDaniel, Jr., Executive Vice President, Group President, Utilities and Chief Administrative Officer	3x
David Sparby, Former Senior Vice President, Group President, Revenue and President and CEO, Northern States Power Company, a Minnesota corporation	3x

Hedging and Pledging

We prohibit the use of any hedging or similar transactions related to our shares for directors and all employees, including executives. In addition, the pledging of shares by executive officers and directors is only allowed if the executive officer or director receives approval from the securities trading policy committee prior to pledging the shares. No directors or executive officers have pledged shares of our common stock. The Board believes that these policies are consistent with our philosophy that senior executives’ and directors’ interests should be aligned with those of our long-term shareholders through equity ownership.

Clawback Provisions

The Company has clawback provisions in place to provide the Company the right to recover certain payments made to executives or other employees. Xcel Energy may recover long-term incentive awards if the Company has a restatement due to material noncompliance with the financial reporting requirements under the securities law or if a plan participant is terminated for fraud or misconduct.

Equity Grant Practices

We have the following practices regarding the timing of equity compensation grants:

•	Performance shares and RSUs are normally granted on the date of a regularly scheduled GCN meeting.

•	Off-cycle grants to employees and new hires are made after the trading window opens following the earnings release for the quarter in which the triggering event occurred.

•	Grants to newly promoted executive officers or otherwise made as described above are made either (i) on the day the GCN approves the grant for a promotion that has already occurred or is occurring concurrently or for retention purposes; or (ii) on the effective date of a promotion for promotions or grants that become effective at a future date.

•	In years where we pay out annual incentive awards, we issue the common shares and restricted shares of our common stock to executives who have elected to receive their award in common stock on the regularly scheduled date of the February GCN meeting.

Risk Assessment

The profile of our compensation programs are designed to motivate performance while not promoting behaviors that create undue risk. Specifically, the GCN reviews several factors in establishing executive compensation programs, setting compensation levels and selecting target measures for variable compensation programs that balances performance and risk.

•	Performance metrics are clear, easily identifiable and are based on variables that are generally accepted in the market, such as EPS and TSR.

•	Long-term incentives have three-year vesting periods to encourage long-term decision making and value creation.

•	Programs are designed to align shareholder, customer and employee interests.

•	Our Stock Ownership Policy requires that executive officers retain a substantial stake in the Company so that executive’s interests are long-term in nature and therefore aligned with shareholders.

•	Clawback provisions are in place, giving us the right to pursue and recoup incentive awards that were earned based on materially incorrect financial information, fraud or misconduct.

Deductibility of Executive Compensation under IRC Section 162(m)

Federal tax law limits the deductibility of executive compensation in excess of $1,000,000 paid for any fiscal year to our highest paid executive officers other than our chief financial officer; however, the statute exempts qualifying performance-based compensation when specified conditions are met. In general, the GCN intends to structure incentive-based compensation awards to maintain the deductibility of executive compensation. Participants are eligible to receive the maximum annual incentive award of 200 percent of target based on achievement of a threshold EPS from continuing operations. Actual awards paid were based on the achievement of corporate goals as discussed above under “Annual Incentives,” and in all cases were less than the maximum award that could have been paid under the AIP. The GCN maintains the discretion to award compensation that exceeds Section 162(m)’s deductibility limit.

REPORT OF THE COMPENSATION COMMITTEE

The GCN, in its capacity as the compensation committee of the Board, has reviewed and discussed with management the CD&A in this proxy statement. Based on the review and discussions referred to above, the GCN recommended to the Company’s Board that the CD&A be included in the Company’s proxy statement on Schedule 14A.

Compensation Committee

Christopher J. Policinski, Chair

Gail K. Boudreaux

James J. Sheppard

David A. Westerlund

TABLES RELATED TO EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes the primary elements of compensation paid or granted to our CEO, our CFO and our three other most highly compensated executive officers. See “Compensation Discussion and Analysis” above for a description of our executive compensation program to gain an understanding of the information disclosed in this and the following tables.

Name and Principal Position	Year	Salary ($)(3)	Bonus ($)(4)	Stock Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)

Ben Fowke	2014	1,200,000	—	5,893,803	1,512,236	4,187,624	76,814	12,870,477	(1)
Chairman, President and Chief Executive Officer	2013	1,150,000	—	8,959,525	1,690,500	3,870,519	73,018	15,743,562	(2)
	2012	1,100,000	350,000	3,641,207	1,650,000	4,154,682	69,897	10,965,786

Teresa Madden	2014	575,000	—	1,150,012	639,076	749,236	32,349	3,145,673
Executive Vice President, Chief Financial Officer	2013	530,000	—	1,000,000	689,000	470,284	29,843	2,719,127
	2012	460,000	—	681,814	448,500	384,251	26,580	2,001,145

Kent Larson	2014	550,000	—	1,170,085	427,902	749,611	35,162	2,932,760
Executive Vice President and Group President, Operations	2013	475,000	—	997,291	432,250	540,664	29,562	2,474,767
	2012	425,000	225,000	779,094	290,063	581,785	26,521	2,327,463

Marvin McDaniel, Jr.	2014	525,000	—	1,010,088	408,453	540,685	33,987	2,518,213
Executive Vice President, Group President, Utilities and Chief Administrative Officer	2013	475,000	—	997,291	432,250	373,169	29,396	2,307,106
	2012	425,000	150,000	878,544	207,188	456,020	26,690	2,143,442

David Sparby(9)	2014	540,000	—	785,004	600,175	42,491	83,085	2,050,755
Former Senior Vice President, Group President, Revenue & President and CEO, Northern States Power Company, a Minnesota corporation	2013	540,000	—	821,840	666,900	1,624,219	14,390	3,667,349
	2012	530,000	—	847,561	465,075	1,403,830	15,779	3,262,245

(1)	Actual realized compensation for Mr. Fowke for 2014 was $7,927,258, for 2013 was $6,845,683 and for 2012 was $4,334,843. Actual realized compensation includes salary, annual incentive, bonus, the value of performance-based stock awards that vested and all other compensation.
(2)	This total includes a one-time award of Retention Units with a grant date fair value of $3,998,790.
(3)	Amounts in this column reflect base salary earned for the corresponding year regardless of whether or not any portions were deferred under the 401(k) Savings Plan or otherwise.
(4)	Amounts in this column reflect discretionary Leadership Awards attributable to exemplary performance and were granted under the 2010 Executive Annual Discretionary Award Plan. No Leadership Awards were paid to our NEOs in 2014 or 2013.

(5)	Amounts in this column reflect the aggregate grant date fair value of long term incentive awards granted. For Mr. Sparby, although the grant date fair value of these awards is reflected in this column, outstanding awards granted in 2013 and 2014 were subsequently reduced on a prorated basis due to his retirement. See the Outstanding Equity Awards at Fiscal Year-End Table. The majority of the amounts in this column do not represent earned or paid compensation as awards are still subject to performance and/or vesting conditions. The remaining amounts include awards earned under the Annual Plan that the NEO elected to receive in shares of unrestricted and restricted common stock, in lieu of a portion of the cash payment. In each instance, the grant date fair value was computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, as described below:

•	Restricted and unrestricted shares granted under the Annual Plan are valued based on the fair market value of our common stock at the time the shares were issued following the close of the performance year, and includes the premium (5 percent for unrestricted stock or 20 percent for restricted stock) payable for the election to receive shares of stock in lieu of cash.

•	The long-term incentive grants are valued based on the market price of our common stock on the grant date of the award, based on the assumption that target performance will be achieved and the units and future credited dividend equivalents will vest and will not be forfeited.

•	The grant of restricted stock units awarded to Mr. Fowke in 2013 (the “Retention Units”) was valued based on the market price of our common stock on the grant date of the award and is required to reflect the full amount of the grant in the year granted. This compensation was not earned in 2013 and will not be earned in full until Mr. Fowke satisfies the continued employment condition through 2018 as partial vesting occurs after three years and the balance vests after an additional two years. This award is not considered part of the annual compensation program.

For a discussion of the assumptions and methodologies used to calculate the amounts reported, see Note 8, Share-Based Compensation, to Xcel Energy’s Consolidated Financial Statements, included as part of Xcel Energy’s 2014 Annual Report on Form 10-K. The aggregate grant date fair value of awards granted in 2014 that have a variable vesting value, assuming the maximum performance conditions are achieved is reflected in the table below:

	Ben Fowke	Teresa Madden	Kent Larson	Marvin McDaniel, Jr.	David Sparby
Performance Shares	$7,999,971	$1,840,008	$1,520,009	$1,280,055	$1,256,006

(6)	Amounts in this column reflect awards earned under our Annual Plan regardless of whether any portion was deferred under the Deferred Compensation Plan. These amounts do not include amounts that the NEO elected to receive in shares of unrestricted and restricted shares in lieu of a portion of the cash payment. The value of stock received in lieu of the cash payment plus associated premiums are reflected in the Stock Awards column for the respective years.

(7)	Amounts in this column reflect the increase in the present value of the NEO’s benefits under all pension plans established by the Company, using methods that are consistent with those used in our financial statements. The increase from the prior year is generally due to (a) the additional years of service earned by the NEO under the plans, (b) the increase in the final average salary from the prior year used to determine plan benefits, (c) the interest earned on accumulated benefits during the year (that is, the decrease in the deferral period until benefits commence as the NEO approaches retirement), and (d) changes in actuarial assumptions including interest rates and mortality tables.

For Mr. Fowke, the change in pension value includes $2,146,537 resulting from the required changes in discount rates and mortality table assumptions. Specifically, the discount rate for qualified pension benefits was changed from 4.74 percent for 2013 to 4.09 percent for 2014. Non-qualified pension benefits and SERP discount rates were changed from 4.56 percent for 2013 to 3.90 percent for 2014. Furthermore, when applicable, the mortality table assumption for qualified and non-qualified pension benefits was changed to RP-2014 with a 10-year static projection. To a lesser degree, these changes also impact the other NEOs.

For Mr. Sparby, this value includes the preferential earnings of approximately $848, under a grandfathered non-qualified deferred compensation plan.

(8)	Amounts included in All Other Compensation include the Company match under the 401(k) Savings Plan, Company contributions to the non-qualified deferred compensation plan, imputed income on life insurance paid by the Company, forfeited vacation pay and amounts related to our executive physical program. None of these amounts exceed $10,000 except the following:

•	Contributions to the non-qualified savings plan: Mr. Fowke $39,250; Ms. Madden $14,250; Mr. Larson $13,250 and Mr. McDaniel $12,250.

•	Forfeited vacation: Mr. Fowke $23,077; Mr. Larson $10,577; Mr. McDaniel $10,096 and Mr. Sparby $10,385.

•	Earned vacation paid on retirement: Mr. Sparby $65,423.

Except for the executive physical program imputed amount, programs included in the “All Other Compensation” column were available to all eligible and qualifying employees of Xcel Energy.

The Company provides very limited perquisites to its NEOs. Under corporate policy, the corporate aircraft may not be scheduled for personal use. Executive officers and their families may use the corporate aircraft for personal travel only when the aircraft is already scheduled to fly to the same destination on Company business. Because the aircraft may only be used for personal travel if the aircraft already is scheduled to fly to the same destination, there is no incremental cost to the Company for such personal use. We have significant corporate operations in Minneapolis, Minnesota, and Denver, Colorado, and some executive officers, including several of the NEOs, split time between those offices and use the corporate aircraft to travel between Minneapolis and Denver. Executive officers may also have the occasional personal use of event tickets when such tickets are not being used for business purposes, for which we have no incremental costs.

(9)	Mr. Sparby retired on December 31, 2014. Prorated amounts of 2014 long-term incentive awards after retirement equal $209,334.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information regarding incentive awards and other stock-based awards granted during 2014 to the NEOs.

Name	Grant Date	Date of Committee Action(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)				Estimated Future Payouts Under Equity Incentive Plan Awards(3)				Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Ben Fowke	2/19/14	2/19/14					25,261	84,203	(a)	168,406	2,499,987
	2/19/14	2/19/14					15,157	50,522	(b)	101,044	1,499,998
	2/19/14	2/19/14					––	33,682	(c)	––	1,000,019
							$261,360	$522,720	(d)	$1,045,440
			442,200	884,400	(2)	1,768,800
Teresa Madden	2/19/14	2/19/14					5,810	19,367	(a)	38,734	575,006
	2/19/14	2/19/14					3,486	11,620	(b)	23,240	344,998
	2/19/14	2/19/14					––	7,747	(c)	––	230,008
			186,875	373,750	(2)	747,500
Kent Larson	2/19/14	2/19/14					4,800	15,999	(a)	31,998	475,010
	2/19/14	2/19/14					2,880	9,599	(b)	19,198	284,994
	2/19/14	2/19/14					––	6,400	(c)	––	190,016
							$64,350	$128,700	(d)	$257,400
			125,125	250,250	(2)	500,500
Marvin McDaniel, Jr.	2/19/14	2/19/14					4,042	13,473	(a)	26,946	400,013
	2/19/14	2/19/14					2,425	8,084	(b)	16,168	240,014
	2/19/14	2/19/14					––	5,389	(c)	––	159,999
							$61,425	$122,850	(d)	$245,700
			119,438	238,875	(2)	477,750
David Sparby(5)	2/19/14	2/19/14					3,966	13,220	(a)	26,440	392,502
	2/19/14	2/19/14					2,380	7,932	(b)	15,864	235,501
	2/19/14	2/19/14					––	5,288	(c)	––	157,001
			175,500	351,000	(2)	702,000

(1)	The GCN approved the awards on February 19, 2014, effective as of January 1, 2014 for annual incentive and effective as of February 19, 2014 for long-term incentive.
(2)	Amounts show target annual incentive awards pursuant to the Annual Plan. Target annual incentive awards, as a percentage of base salary, were set as follows: 110 percent for Mr. Fowke, and 65 percent for Ms. Madden and Messrs. Larson, McDaniel and Sparby. Payouts of annual incentive awards are dependent on the level of achievement of corporate financial and operational goals approved by the GCN, with each individual having the opportunity to earn from 0 percent to 200 percent of the target annual incentive award based on the level of achievement of the goals. With approval of the GCN, an executive officer may elect to receive shares of unrestricted and/or restricted common stock in lieu of a portion of the cash payment for which they were otherwise entitled under the Annual Plan. To the extent an NEO elected to receive restricted or unrestricted shares in lieu of a cash payment for 2014 under the Annual Plan, the dollar value of the future payout of those equity awards at threshold, target and maximum are disclosed in dollar amounts in the columns under the caption “Estimated Future Payouts Under Equity Incentive Plan Awards.” The values shown include the individual’s elected forms of payment and associated premium and therefore may include a 5 percent premium (should the participant elect to receive unrestricted common shares) or a 20 percent premium (should the participant elect to receive restricted shares). The actual payments of the cash component of these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.
(3)	The amounts show the threshold, target, and maximum payouts for grants of performance shares and target payout for RSUs, in each case, issued on February 19, 2014, pursuant to the 2005 Long-Term Incentive Plan (the “Long-Term Plan”). Payouts of performance shares are dependent on the level of achievement of performance conditions approved by the GCN, with each individual having the opportunity to earn from 0% to 200% of the target performance share award based on the level of achievement.

Share amounts in this column reflect long-term incentive stock-based awards, as described further in (a) through (c) below. Dollar amounts in this column reflect annual incentive awards that the NEO has elected to receive in restricted and/or unrestricted shares of our common stock, as described further in (d) below and footnote 2 above.

(a)	performance shares based on a relative TSR with a measurement date of December 31, 2016
(b)	performance shares based on reducing carbon emissions with a measurement date of December 31, 2016
(c)	RSUs vesting on December 31, 2016
(d)	dollar value of estimated payouts for 2014 AIP to be received in restricted shares of common stock in accordance with an the NEO’s election (see footnote 2)

All share amounts reflected were issued under the Long-Term Plan. Performance share payout values, while based on percentile performance, are also determined by the price of our common stock at payout. The lines reflecting dollar values are for the AIP payouts, pursuant to the Annual Plan, to be received in restricted and/or unrestricted shares of common stock in accordance with an NEO’s election (see footnote 2 above). The number of shares to be received for annual incentive award payouts is determined based on the fair market value of our common stock at the time the shares are issued following the close of the performance year. The value of the shares actually issued to each NEO pursuant to 2014 AIP is included in the “Stock Awards” column in the Summary Compensation Table.

(4)	This column shows the grant date fair value pursuant to FASB ASC Topic 718 for equity awards.
(5)	Performance shares granted to Mr. Sparby will be prorated and RSUs forfeited to reflect his retirement on December 31, 2014.

Terms of long-term incentive awards

For information regarding the terms of the awards, descriptions of the performance based vesting conditions and the criteria for determining the amounts payable of the performance shares, performance units and RSUs, please see Compensation Discussion and Analysis – Long-Term Incentives on page 34. For information regarding restrictions on transfer, vesting and other vesting conditions of the Retention Units, please see footnote 5 to the Summary Compensation Table beginning on page 40. Please see Potential Payments Upon Termination or Change in Control – Outstanding Incentive Compensation Awards for information about the forfeiture provisions and treatment of these long-term incentive awards at severance.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides additional information regarding stock options, restricted stock, performance units, performance shares and RSUs that were outstanding on December 31, 2014 for the NEOs. Fractional share amounts have been rounded to the nearest whole share.

	Stock Awards		Equity Incentive Plan Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(2)

Ben Fowke	6,125(3)	220,009	65,640(6)	2,354,197
			65,640(7)	2,354,197
			49,154(8)	1,765,619
			173,236(9)	6,222,639
			103,942(10)	3,733,598
			34,648(11)	1,244,557
			150,928(12)	5,421,340

Teresa Madden	393(3)	14,129	15,604(6)	560,512
			15,604(7)	560,512
			11,704(8)	420,413
			39,845(9)	1,431,230
			23,907(10)	858,723
			7,969(11)	286,253

Kent Larson	1,420(3)	50,998	12,093(6)	434,398
	3,754(4)	134,830	12,093(7)	434,398
	7,702(5)	276,646	9,070(8)	325,798
			32,916(9)	1,182,333
			19,749(10)	709,370
			6,584(11)	236,481

Marvin McDaniel, Jr.	1,002(3)	35,993	12,093(6)	434,398
	6,256(4)	224,717	12,093(7)	434,398
	7,702(5)	276,646	9,070(8)	325,798
			27,719(9)	995,661
			16,632(10)	597,411
			5,544(11)	199,125

David Sparby(13)			8,166(6)	293,333
			8,166(7)	293,333
			6,125(8)	220,000
			9,066(9)	325,655
			5,440(10)	195,393
(1)	Values were calculated based on a $35.92 closing price of our common stock as reported on the NYSE on December 31, 2014. Actual performance units and performance shares payout values, while based on percentile performance, are also determined by the price of our common stock at payout. Values reflected in the table assume target level performance.

(2)	Amounts reflected exclude performance share awards and performance unit awards that have a performance period ending on December 31, 2014. The GCN certified the achievement of the applicable performance measures for these awards on February 17, 2015; the amounts for these awards are included in the amounts in the column titled “Number of Shares Acquired on Vesting” in the Option Exercises and Stock Vested Table on page 45.

(3)	Represents unvested restricted stock, and credited dividends, that the executive officers elected to receive in lieu of cash compensation for annual incentive awards granted in 2012 for which they were otherwise entitled under the Annual Plan. The restrictions lapsed on March 2, 2015.

(4)	Represents unvested restricted stock, and credited dividends, that the executive officers elected to receive in lieu of cash compensation for annual incentive awards granted in 2013 for which they were otherwise entitled under the Annual Plan. Restrictions lapsed on one-half of the remaining unvested shares on March 2, 2015 and the remaining restrictions will lapse on March 1, 2016 or the next available trading day if the designated date is not a trading day.

(5)	Represents unvested restricted stock, and credited dividends, that the executive officers elected to receive in lieu of cash compensation for annual incentive awards granted in 2014 for which they were otherwise entitled under the Annual Plan. One-third of the restrictions lapsed March 2, 2015, and the remaining two-thirds of the restrictions will lapse in equal installments on March 1, 2016 and March 1, 2017 or the next available trading day if the designated dates are not a trading day.

(6)	Represents performance shares granted in 2013 based on a relative TSR for the performance period January 1, 2013 to December 31, 2015. The measurement date for the vesting of these awards is December 31, 2015.

(7)	Represents performance units granted in 2013, and credited dividend equivalents, based on EPS growth. The measurement date for the vesting of these awards is December 31, 2015.

(8)	Represents performance units granted in 2013, and credited dividend equivalents, based on the relevant weighted average Retail Average Rate for price. The measurement date for the vesting of these awards is December 31, 2015.

(9)	Represents performance shares granted in 2014, and credited dividend equivalents, based on a relative TSR for the performance period January 1, 2014 to December 31, 2016. The measurement date for the vesting of these awards is December 31, 2016.

(10)	Represents performance shares granted in 2014, and credited dividend equivalents, based on reducing carbon emissions. The measurement date for the vesting of these awards is December 31, 2016.

(11)	Represents RSUs granted in 2014, and credited dividend equivalents vesting on December 31, 2016.

(12)	Represents Retention Units granted February 20, 2013, and credited dividend equivalents. One-third of the RSUs will vest on February 20, 2016, and the remaining two-thirds will vest on February 20, 2018.

(13)	Long-term incentive grant values reflected in this table are prorated to reflect Mr. Sparby’s retirement on December 31, 2014.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table discloses on a grant-by-grant basis the stock or similar awards that vested in 2014. Pursuant to the Stock Ownership Policy, each executive is required to hold the net shares acquired from restricted stock, performance share awards and performance unit awards for a period of at least one year from the date each award is paid. Fractional share amounts have been rounded to the nearest whole share.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)(2)		Value Realized on Vesting ($)(2)

Ben Fowke	9,360	(3)	282,201	(4)
	90,499	(5)	3,167,469	(6)
	30,770	(7)	1,076,940	(6)

Teresa Madden	382	(3)	11,528	(4)
	16,945	(5)	593,085	(6)
	5,762	(7)	201,669	(6)

Kent Larson	3,204	(3)	96,613	(4)
	15,656	(5)	547,965	(6)
	5,323	(7)	186,288	(6)

Marvin McDaniel, Jr.	4,014	(3)	121,035	(4)
	15,656	(5)	547,965	(6)
	5,323	(7)	186,288	(6)

David Sparby	1,022	(3)	30,822	(4)
	19,524	(5)	683,326	(6)
	6,639	(7)	232,351	(6)

(1)	The Company has not granted stock options since 2001, and there are no outstanding options. As such, the columns relating to option exercises have been omitted.

(2)	Amounts reflected include performance share awards and performance unit awards that have performance periods ending on December 31, 2014. The GCN certified the achievement of the applicable performance measures on February 17, 2015.

(3)	Reflects vesting of restricted stock plus associated stock acquired with reinvested dividends received in lieu of cash compensation that certain NEOs elected to receive under the Annual Plan.

(4)	Value is based on the average of the high and low market price of our common stock on March 3, 2014, or $30.15, the date the restrictions lapsed.

(5)	Reflects vesting of performance units granted January 3, 2012, as applicable, and associated dividend equivalent units based on achievement of defined EPS growth and our common stock annual dividend remaining at least $1.04 during the performance period. The number of units includes credited dividend equivalents associated with the January 21, 2015 dividend as the record date for these dividend equivalents, December 26, 2014, was prior to settlement.

(6)	Value is based on the closing market price of our common stock on February 13, 2015, or $35.00, the preceding trading date prior to the GCN certification.

(7)	Reflects vesting of performance units granted January 3, 2012, as applicable, and associated dividend equivalent units based on achievement of environmental goals and relative weighted average Retail Average Rate by December 31, 2014. The number of units includes credited dividend equivalents associated with the January 21, 2015 dividend as the record date for these dividend equivalents, December 26, 2014, was prior to settlement.

PENSION BENEFITS

We maintain two defined benefit plans in which the NEOs participate, and one additional defined benefit plan in which two NEOs participated in 2014.

•	The Xcel Energy Pension Plan provides funded, tax-qualified benefits that are subject to compensation and benefit limits under the Internal Revenue Code.

•	The Xcel Energy Inc. Non-qualified Pension Plan (referred to as the “Non-qualified Pension Plan”) provides unfunded, non-qualified benefits for compensation that is above the required limits of the Xcel Energy Pension Plan.

•	The Xcel Energy SERP provides unfunded, non-qualified benefits that are offset by benefits under the Xcel Energy Pension Plan and the Non-qualified Pension Plan. Participation in the SERP is closed to new participants.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Ben Fowke	Pension Plan	18	1,835,526	—
	Non-qualified Pension Plan	18	3,270,110	—
	SERP	18	11,422,773	—

Teresa Madden	Pension Plan	32	1,585,110	—
	Non-qualified Pension Plan	32	1,125,064	—

Kent Larson	Pension Plan	33	1,578,188	—
	Non-qualified Pension Plan	33	1,201,794	—

Marvin McDaniel, Jr.	Pension Plan	27	1,534,339	—
	Non-qualified Pension Plan	27	858,955	—

David Sparby	Pension Plan	33	2,475,100	—
	Non-qualified Pension Plan	33	1,432,458	—
	SERP	33	4,495,732	—

Present Value of Accumulated Benefits.

Except for Mr. Sparby, the Present Value of Accumulated Benefit is the present value of the annual pension benefit earned as of December 31, 2014 that would be payable under each plan for the NEOs beginning at normal retirement age, or the earliest time at which the NEO may retire without a benefit reduction. For Mr. Sparby, his amounts are equal to the present value of his retirement benefits as of his December 31, 2014 retirement date, discounted from the expected payment dates during 2015. Certain assumptions regarding interest rates and mortality were used to determine the present value of the benefit. Those assumptions are consistent with those used in Note 9, Benefit Plans and Other Postretirement Benefits, to Xcel Energy’s Consolidated Financial Statement, included as part of Xcel Energy’s 2014 Annual Report on Form 10-K, including use of updated discount rates and mortality table assumptions. Specifically, the discount rate for qualified pension benefits was changed from 4.74 percent for 2013 to 4.09 percent for 2014. Non-qualified pension benefits and SERP discount rates were changed from 4.56 percent for 2013 to 3.90 percent for 2014. Furthermore, when applicable, the mortality table assumption for qualified and non-qualified pension benefits was changed to RP-2014 with a ten-year static projection.

Normal retirement age for this purpose is defined by the various plans in which the NEOs participate. The Present Value of Accumulated Benefit is determined for each plan assuming benefits commence at the age described below:

•	Xcel Energy Pension Plan. Benefits are calculated assuming the normal retirement age is 65, with the exception of Mr. Sparby whose benefits are assumed to commence as of his December 31, 2014 retirement date.

•	Non-qualified Pension Plan. Benefits are calculated assuming normal retirement age is 65, with the exception of Mr. Sparby whose benefits are assumed to commence as of his December 31, 2014 retirement date.

•	SERP. Benefits are calculated assuming the normal retirement age is 62, with the exception of Mr. Sparby whose benefits are assumed to commence as of his December 31, 2014 retirement date.

The following narrative provides detailed information about the retirement benefits available to the NEOs.

Xcel Energy Pension Plan

There are three general benefit components payable under the Xcel Energy Pension Plan: the basic benefit, the retirement spending account and the social security supplement.

Basic Benefit

The basic benefit is determined under one of two formulas: the Traditional Benefit formula or the Pension Equity Benefit formula. Mr. Sparby participated under the Traditional Benefit formula. Mr. Fowke, Ms. Madden, Mr. McDaniel and Mr. Larson participate under the Pension Equity Benefit formula.

Traditional Benefit Formula

The basic benefit is determined as follows:

•	Monthly benefit, payable as a single life annuity at the participant’s normal retirement age, equal to the sum of 1.1333 percent of the participant’s highest average monthly base pay plus 0.5 percent of highest average monthly base pay in excess of one-third of the monthly Social Security Wage Base for the current year, times years of credited service (up to 30 years).

•	Highest average monthly base pay is equal to the highest average monthly rate of base pay during any 48 consecutive months of covered employment. Base pay is regular salary, including employee contributions to the
401(k) Savings Plan, the Flexible Benefits Plan and the Deferred Compensation Plan. If a participant retires after earning 40 years of credited service, or reaches age 62 with 20 years of vesting service, or reaches Rule-of-90 eligibility, the full accrued benefit described above is payable. If retirement occurs between ages 57 and 62 with at least 20 years of vesting service, the basic benefit is reduced 0.333 percent for each month that benefits commence prior to age 62. Mr. Sparby retired under the Xcel Energy Pension Plan based on the unreduced rate factors for early retirement as discussed above.

If a participant terminates employment prior to reaching one of the retirement eligibility milestones described above, and terminates with at least three years of vesting service and commences benefits on or after age 57 but before age 65, the basic benefit is reduced 0.333 percent for each month that early commencement precedes age 65. If the participant’s age at commencement is less than 57, the benefit payable is the amount that is actuarially equivalent to the benefit payable at age 65.

Pension Equity Benefit Formula

The basic benefit is determined as follows:

•	Monthly benefit, payable as a single life annuity at the participant’s normal retirement age, which is the actuarial equivalent of the participant’s Pension Equity Plan (“PEP”) Balance. The PEP Balance is equal to 10 percent of the participant’s highest average pay (expressed on a monthly basis) times years of credited service times twelve (12).

•	Highest average pay is equal to the highest average monthly rate of base pay plus annual incentive pay during any 48 consecutive months of covered employment. Base pay is regular, straight-time earnings, including employee contributions to the 401(k) Savings Plan, the Flexible Benefits Plan and, effective January 1, 2002, the Deferred Compensation Plan. Ms. Madden is eligible for retirement under the Xcel Energy Pension Plan at the benefit level described here.

If a participant terminates employment before age 65 but after completing three years of vesting service, the benefit is calculated as described above but based on service and highest average pay at termination.

Retirement Spending Account

The Retirement Spending Account annual benefit is the same whether a participant is in the Traditional Benefit formula or the Pension Equity Benefit formula. In each case, the Retirement Spending Account is a monthly benefit, payable as a single life annuity that is the actuarial equivalent of the Retirement Spending Account balance. The Retirement Spending Account balance is the accumulated value at retirement of the initial account balance, annual credits, and annual interest credits.

•	Initial account balance equal to $1,400 times all years of service as of December 31, 2002, for former New Century Energy participants and December 31, 1998 for former Northern States Power Company participants. For all other participants, the initial account balance is zero.

•	Annual credits equal to $1,400.

•	Interest credits based on one-year treasury constant maturities plus 1 percent.

Social Security Supplement

The Social Security Supplement is the same whether a participant is in the Traditional Benefit formula or the Pension Equity Benefit formula. In each case, the Social Security Supplement is a supplement that is paid from the participant’s retirement date to his or her Social Security retirement age. The monthly supplement is equal to $50 times the number of years of service (limited to 20 years). Participants are eligible for the Social Security Supplement if they are (1) age 57 with 20 years of vesting service, (2) age 55 and the sum of age and credited service is greater than or equal to 90, (3) age 65 with one year of service, or (4) 40 years of credited service.

Credited Service and Distributions

Generally, a participant’s years of credited service are based on the years of employment with the Company and its predecessors. The years of credited service listed above for the Xcel Energy Pension Plan for all of our NEOs are based only on their period of service while employed by the Company and its predecessors.

Benefits provided under the Xcel Energy Pension Plan are based on compensation up to the compensation limit under Section 401(a)(17) of the Internal Revenue Code ($260,000 in 2014). In addition, benefits provided under the Xcel Energy Pension Plan may not exceed a benefit limit under Section 415(b) of the Internal Revenue Code ($210,000 payable as a single life annuity beginning at normal retirement age in 2014).

Benefits are payable under one of the optional forms of payment elected by the participant, including a lump sum. Benefits under the Xcel Energy Pension Plan are funded by an irrevocable tax-exempt trust. A participant’s benefit under the Xcel Energy Pension Plan is payable from the assets held by the tax-exempt trust.

Non-qualified Pension Plan

The Non-qualified Pension Plan replaces the benefit that would have been payable through the Xcel Energy Pension Plan if not for the limits imposed by Internal Revenue Code sections 401(a)(17) and 415(b). All active participants must receive their Non-qualified Pension Plan benefit as a lump sum.

Generally, a participant’s years of credited service are based on their years of employment with the Company and its predecessors. However, in certain cases, credit for service prior to participation in the plan may be granted. The years of credited service listed above for the Non-qualified Pension Plan for all of our NEOs are based only on their period of service while employed by the Company and its predecessors.

The Non-qualified Pension Plan is unfunded and maintained as a book reserve account. No funds are set aside in a trust or otherwise; participants in the Non-qualified Pension Plan are general creditors of the Company with respect to the payment of their Non-qualified Pension Plan benefits. The executive officer’s accrued benefit under the Non-qualified Pension Plan cannot be sold, transferred or otherwise anticipated before it becomes payable under the terms of the plan, other than through a qualified domestic relations order.

Supplemental Executive Retirement Plan

In 2008, the Board closed the SERP to additional participants. The SERP provides a target percentage of final average compensation based on years of service, offset by the benefits received from the Xcel Energy Pension Plan and the Non-qualified Pension Plan. Final average compensation for the SERP is defined as the average of the highest three calendar years of compensation during the five calendar year period immediately preceding the calendar year in which the participant retires or terminates employment. Compensation is defined as the participant’s base pay plus any annual incentive earned for that year, regardless of whether such annual incentive is paid in that year or in the next year under our regular annual incentive plans.

The SERP benefit, defined as a 20-year certain annuity, accrues ratably over 20 years and, when fully accrued, is equal to (a) 55 percent of final average compensation minus (b) any other qualified or non-qualified benefits. The Retirement Spending Account and Social Security Supplement are not included in the offset. The SERP benefit is payable as a single lump-sum amount equal to the actuarial equivalent present value of the 20-year certain annuity. Benefits generally are payable at age 62, or as early as age 55, but would be reduced 5 percent for each year that the benefit commencement date precedes age 62.

Generally, a participant’s years of credited service are based on their years of employment with the Company and its predecessors. However, in certain cases, credit for service prior to participation in the plan may be granted. The years of credited service listed above for the SERP for the NEOs are based only on their period of service while employed by the Company and its predecessors.

The SERP is unfunded and maintained as a book reserve account. No funds are set aside in a trust or otherwise; participants in the SERP are general creditors of the Company with respect to the payment of their SERP benefits. The executive’s accrued benefit under the SERP cannot be sold, transferred or otherwise anticipated before it becomes payable under the terms of the plan, other than through a qualified domestic relations order. The SERP is a discretionary plan and NEOs who participate in the SERP were by recommendation and approval of the GCN.

NON-QUALIFIED DEFERRED COMPENSATION

The following table shows the amounts deferred by the NEOs and our matching contributions during 2014.

Name	Executive Contributions In 2014 ($)(1)	Registrant Contributions In 2014 ($)(2)	Aggregate Earnings In 2014 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Dec. 31, 2014 ($)(3)

Ben Fowke	84,000	39,250	205,920	—	1,444,321

Teresa Madden	115,000	14,250	274,808	—	2,503,649

Kent Larson	27,500	13,250	32,604	—	410,807

Marvin McDaniel, Jr.	743,248	12,250	52,773	—	1,262,919

David Sparby	270,000	—	163,480	—	3,017,945

Wealth Op Deferred Program:

David Sparby	—	—	8,471	—	209,822

(1)	Deferrals into the deferred compensation plan were made from compensation earned in 2014 and are reported in the column titled “Salary” in the Summary Compensation Table on page 40 for 2014, with the exception of annual incentive and long-term incentive amounts earned in 2014 but paid out and deferred in 2015. These amounts are as follows:

Name	Base Salary ($)	Annual Incentive Payout ($)	Long-term Incentive Payout ($)

Ben Fowke	84,000	—	—

Teresa Madden	115,000	—	—

Kent Larson	27,500	—	—

Marvin McDaniel, Jr.	26,250	—	716,998

David Sparby	270,000	—	—

(2)	Amounts shown reflect our matching contributions (above applicable Internal Revenue Code limits) into our deferred compensation plan during 2014, and are included in “All Other Compensation” in the Summary Compensation Table. These amounts are described in footnote 8 to the Summary Compensation Table on page 41.

(3)	Of the amounts shown, the following were included in the column titled “Salary” in the Summary Compensation Table for 2012 and 2013: Mr. Fowke: $157,500; Ms. Madden: $320,000; Mr. Larson: $45,000; Mr. McDaniel: $64,500; and Mr. Sparby: $187,500.

Deferred Compensation Plans

On an annual basis, eligible executives and key employees may elect to defer up to 75 percent of base pay, up to 100 percent of the annual incentive payable in the following calendar year, and beginning in 2013, up to 100 percent of vested long-term incentive awards of performance shares, performance units and RSUs into the Deferred Compensation Plan. In addition, the Company matches 50 percent of base pay deferrals, up to 4 percent, for eligible executives whose matching contributions into the Company’s 401(k) Savings Plan are restricted by Internal Revenue Code imposed limits. The Company matching contributions are credited to the Xcel Energy Common Stock Fund. We may also make discretionary contributions to accounts of certain participants but did not do so for any NEO in 2014. Wealth Op is a legacy non-qualified deferred compensation plan sponsored by a predecessor company, Northern States Power Company, beginning in 1984 through the late 1990s, when we froze the plan to new contributions.

Both the Deferred Compensation Plan and Wealth Op Plans are unfunded and represent general unsecured obligations of Xcel Energy. In other words, participants’ account balances will be paid only if we have the ability to pay. Accordingly, account balances may be lost in the event of our bankruptcy or insolvency.

Investment Funds

Deferred Compensation Plan. The investment fund options under the Deferred Compensation Plan consist of those options available to all employees under the 401(k) Savings Plan, including the Xcel Energy Common Stock Fund, except that the Vanguard brokerage account option is not available under the Deferred Compensation Plan. As under the 401(k) Savings Plan, participants may change their assumed investment fund on a daily basis. Deferred amounts from certain long-term incentive awards, payable in shares of common stock, must remain invested in the Xcel Energy Common Stock Fund.

Wealth Op Plan. Previously deferred amounts into the Wealth Op Plan receive annual interest credits based on either a fixed or a variable interest rate, as elected by the participant at the time of original participation, which election may not be changed. For participant’s who elected the fixed interest rate, Wealth Op accounts are credited with earnings based on 120 percent of the 10-year rolling average of the 10-Year Treasury Note, compounded annually, which was 4.21 percent for 2014. This additional return is included in the above-market earnings on deferred compensation in the Summary Compensation Table.

Distribution Options

For the Deferred Compensation Plan, the executive’s account is payable on the earlier of a specific year or the executive’s separation of service or death and will be paid in a lump sum or in ten annual installments as elected by the executive or, if no election is made, in a lump sum.

•	If a specific year is elected, a lump sum distribution will be made around January 31st of the elected year or upon separation of service, whichever occurs first.

•	Distributions based on separation of service will be made (or will begin) around the next January 31st or July 31st that first follows the sixth-month anniversary of the executive’s separation of service.

•	In the event of the executive’s death, payment to the executive’s beneficiary will be made in a lump sum unless the executive was already receiving installment payments. In that case, the installment payments will continue to be paid to the executive’s beneficiary.

•	The executive can receive a distribution in the event of an extreme financial hardship that cannot be satisfied by any other means.

•	For deferrals of certain long-term incentive awards, payment will be payable in common stock in the same times and manners described above; all other distributions will be made in cash.

For the Wealth Op Plan, payments commence the January 31st following a participant’s retirement, death, disability or other separation from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We provide severance benefits to our NEOs under the Xcel Energy Senior Executive Severance and Change in Control Policy (as amended, the “Severance Policy”). As discussed above, the Severance Policy provides a market-competitive severance benefit and manages potential risks and changes in the event the Company were to undergo a change in control. Each of our current NEOs is a participant in the Severance Policy. Additional participants may be named by the Board or the GCN from time to time.

Under the Severance Policy, a participant whose employment is terminated will receive severance benefits unless:

•	The employer terminated the participant for cause, which for this purpose includes termination for (i) the willful and continued failure of a participant to perform substantially his or her duties, after a written demand for substantial performance, or (ii) the willful engagement by a participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company;

•	Termination was because of the participant’s death, disability or retirement;

•	The participant’s division, subsidiary or business unit was sold and the buyer agreed to continue the participant’s employment with specified protections for the participant; or

•	The participant terminated voluntarily.

The severance benefits under the Severance Policy include the following payments:

•	A lump sum cash payment equal to the participant’s annual base salary and target annual incentive award;

•	Prorated target annual incentive compensation for the year of termination paid in a lump sum;

•	A lump sum cash payment of $30,000 for outplacement services;

•	A lump sum cash payment equal to the value of the additional amounts that would have been credited to or paid on behalf of the participant under pension and retirement savings plans if the participant had remained employed for one additional year; and

•	Continued medical, dental and life insurance benefits for one additional year.

If the participant is terminated (including a voluntary termination following a diminution in salary, benefits or responsibilities) within two years following a change in control, the participant will receive benefits under the Severance Policy similar to the severance benefits described above, except as follows:

•	The cash payment of the participant’s annual base salary and target annual incentive award will be increased by a severance multiplier of two or three times, depending upon the participant’s tier;

•	The cash payment for the value of additional retirement savings and pension credits will be for two or three years, depending upon the participant’s tier; and

•	Medical, dental and life insurance benefits will be continued for two or three years, depending upon the participant’s tier.

In addition, a subset of the participants entitled to enhanced benefits upon a change in control will be entitled to receive an additional cash payment to make the participant whole for any excise tax on excess parachute payments that he or she may incur, with certain limitations specified in the Severance Policy. This section of the Severance Policy was modified in October 2011 to eliminate the gross-up feature for new participants in the policy and for current participants whose benefit levels change after such date.

For these purposes, a change of control generally means (i) any acquisition of 20 percent or more of either our common stock or combined voting power (subject to limited exceptions for acquisitions directly from us, acquisitions by us or one of our employee benefit plans, or acquisitions pursuant to specified business combinations in which (a) our shareholders will own more than 60 percent of the shares of the resulting corporation, (b) no one person will own 20 percent or more of the shares of the resulting corporation, and (c) a majority of the Board of the resulting corporation will be our incumbent directors), (ii) directors of the Company as of the date of the Severance Policy and those directors who have been elected subsequently and whose nomination was approved by such directors fail to constitute a majority of the Board, (iii) a merger, share exchange or sale of all or substantially all of the assets of the Company (each, a “business combination”) (except those business combinations that satisfy clauses (a), (b) and (c) above), or (iv) shareholder approval of a complete liquidation or dissolution of the Company.

In addition, pursuant to the terms of our incentive compensation plans, upon a change in control, all unvested shares of restricted stock and unvested RSUs and Retention Units will vest immediately, and all performance shares and performance units, will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels.

The amounts payable in cash for each of the NEOs relating to the performance shares and performance units are included in the “Equity Compensation” row of the “Termination upon Change in Control” column in the table of Aggregate Termination Payments below. Additionally, restrictions would lapse on the following shares of restricted stock: Ben Fowke, 6,125 shares with an aggregate value of $220,009; Teresa Madden, 393 shares with an aggregate value of $14,129; Kent Larson, 12,875 shares with an aggregate value of $462,475; and Marvin McDaniel, Jr., 14,960 shares with an aggregate value of $537,356.

To receive the benefits under the Severance Policy, the participant must also sign an agreement releasing all claims against the employer and its affiliates and agreeing not to compete with the employer and its affiliates and not to solicit their employees and customers for one year.

Disability Benefits

All disability benefits for NEOs and all of our active employees are provided through an insured arrangement with a third party administrator/insurer. Each of the NEOs is eligible for a disability benefit in the event of a total and permanent disability. This disability benefit is generally available to all employees of the Company.

For participants in the long-term disability benefit, the monthly disability benefit payable is equal to 60 percent of the participant’s basic monthly earnings, limited to a maximum $25,000 monthly benefit. This monthly benefit would be payable until normal retirement age, or for those participants becoming disabled after age 63, for a specific period of time.

Retirement Benefits

Upon retirement, the executive officers will be entitled to receive the retirement benefits described above under the caption “Pension Benefits” on pages 46-48 and the non-qualified deferred compensation described under the caption “Non-qualified Deferred Compensation” on pages 49-50.

Outstanding Equity Compensation Awards

As discussed above, pursuant to the terms of our incentive compensation plans, in the event there is a change in control, all stock-based awards, such as restricted stock and RSUs, will vest immediately and any awards that may be settled in cash or stock, such as performance shares, performance units and RSUs, will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels.

The treatment of other unvested stock-based awards, such as restricted stock granted under the Annual Plan, performance units, and performance shares in situations other than a change in control, is as follows:

Award	Voluntary Termination	Involuntary Termination With or Without Cause	Retirement	Death or Disability
Performance Shares (Long-Term Plan)	Forfeited	Forfeited	Prorated until date of retirement, with actual payment dependent upon the achievement of performance goals	2014 awards - restrictions lapse 2013 awards – restrictions remain outstanding on original terms and conditions
Restricted Stock Units (Long-Term Plan)	Forfeited	Forfeited	Forfeited	Restrictions lapse
Performance Units (Long-Term Plan)	Forfeited	Forfeited	Prorated until date of retirement, with actual payment dependent upon the achievement of performance goals	Remain outstanding on original terms and conditions
Retention Units (Long-Term Plan)	Forfeited	With Cause – Forfeited Without Cause – Forfeited; at Board’s discretion, units may vest pro-rata based on completed service	Forfeited	Vest pro-rata based on completed service
Restricted Stock (Annual Plan)	Forfeited	Forfeited	Forfeited	Restrictions lapse

Aggregate Termination Payments

This section explains those payments and benefits that are accelerated in various termination-of-employment scenarios.

For purposes of preparing this table, we have assumed that (i) the NEOs were terminated on December 31, 2014, and (ii) that the price of our common stock was $35.92 (the closing price on December 31, 2014). For Mr. Sparby, we have reported the actual payments triggered by his retirement on December 31, 2014.

Name	Termination upon Change in Control(1)		Voluntary Termination/ Retirement	Involuntary Termination with Cause	Involuntary Termination without Cause	Death
Ben Fowke
Severance payments	7,560,000		—	—	2,520,000	—
Retirement/Pension(2)	1,061,593		—	—	—	—
Benefits(3)	232,746		—	—	97,582	—
Equity compensation	17,749,499	(4)	—	—	—	7,535,989	(5)
Tax gross-up	12,938,306		—	—	—	—
Paid-time-off (PTO) cash out	23,463		23,463	23,463	23,463	23,463
Total	39,565,607		23,463	23,463	2,641,045	7,559,452
Teresa Madden
Severance payments	2,846,250		—	—	948,750	—
Retirement/Pension(2)	1,248,114		230,019	230,019	879,298	230,019
Benefits(3)	141,939		—	—	67,313	—
Equity compensation	2,846,658	(4)	—	—	—	1,445,359	(5)
Tax gross-up	—	(6)	—	—	—	—
PTO cash out	60,450		60,450	60,450	60,450	60,450
Total	7,143,411		290,469	290,469	1,955,811	1,735,828
Kent Larson
Severance payments	2,722,500		—	—	907,500	—
Retirement/Pension(2)	1,313,403		354,069	354,069	1,105,907	354,069
Benefits(3)	152,988		—	—	70,996	—
Equity compensation	2,730,803	(4)	—	—	—	1,644,808	(5)
Tax gross-up	—	(6)	—	—	—	—
PTO cash out	27,500		27,500	27,500	27,500	27,500
Total	6,947,194		381,569	381,569	2,111,903	2,026,377
Marvin McDaniel, Jr.
Severance payments	2,598,750		—	—	866,250	—
Retirement/Pension(2)	874,975		212,226	212,226	564,103	212,226
Benefits(3)	135,703		—	—	65,234	—
Equity compensation	2,619,012	(4)	—	—	—	1,533,017	(5)
Tax gross-up	2,803,614		—	—	—	—
PTO cash out	38,365		38,365	38,365	38,365	38,365
Total	9,070,419		250,591	250,591	1,533,952	1,783,608
David Sparby(7)
PTO cash out	—		65,423	—	—	—

(1)	Amounts in this column relate to amounts payable if a change in control, as defined in the Severance Policy, occurs and the executive officer is terminated within two years of such event.

(2)	Represents the actuarial present value of pension benefits that would be received upon a specified termination event over and above those included in the Pension Benefits Table on page 46, which the executive officers also would be entitled to receive, except upon death, in which case the SERP benefit, for the CEO, would be reduced by 50 percent. The amounts shown in the Pension Benefits Table are based on prescribed assumptions for age at payment, interest rate and mortality. In the event of immediate termination of employment, benefits would be calculated using actual assumptions set forth in the pension plan documents, which differ from the prescribed assumptions used for purposes of calculating the actuarial present value of accumulated benefits for the Pension Benefits Table. In addition, the retirement benefits payable subsequent to specific events (for example, a change in control) will be modified as described above. The retirement amounts shown in this section represent the increase, if any, in the present value of pension benefits due to the difference in assumptions for age at payment, interest rates and mortality. These amounts also reflect the increase due to changes in benefit level required for the specific termination event identified in the table.

(3)	Included in the amounts reported under “Benefits” for all NEOs is $30,000 for outplacement services. Amounts also include the dollar value of continued medical, dental and life insurance benefits for three additional years in the event of a termination upon change in control or one additional year in the event of an involuntary termination without cause as set forth below. For these purposes we have assumed that health care costs will increase at the rate of 5 percent per year.

	Ben Fowke	Teresa Madden	Kent Larson	Marvin McDaniel, Jr.
3 Years	$58,746	$42,939	$56,988	$42,703
1 Year	$19,582	$14,313	$18,996	$14,234

Amounts in this row also include the dollar value of the additional matching contributions to the qualified and non-qualified savings plans for three additional years in the event of a termination upon change in control or one additional year in the event of an Involuntary Termination without Cause as set forth below:

	Ben Fowke	Teresa Madden	Kent Larson	Marvin McDaniel, Jr.
3 Years	$144,000	$69,000	$66,000	$63,000
1 Year	$48,000	$23,000	$22,000	$21,000

(4)	Represents the value of the RSUs and Retention Units and dollar value of all performance shares and performance units that will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels. This amount includes the value of restricted stock for which restrictions would lapse, which values are set forth on page 52.

(5)	This amount includes the value of restricted stock for which restrictions would lapse, which values are set forth on page 52.

(6)	In October 2011, the GCN approved a change to the Severance Policy that eliminated the gross up benefit to any new participants.

(7)	Upon retirement on December 31, 2014, Mr. Sparby became entitled to receive retirement benefits disclosed in the Pension Benefits Table on page 46 and the deferred compensation disclosed in the Non-qualified Deferred Compensation Table on page 49. Mr. Sparby’s outstanding and unvested performance shares and performance units are prorated through December 31, 2014 as disclosed in the Outstanding Equity Awards at Fiscal Year-End Table on page 44, with actual payment dependent upon the achievement of performance goals.

This section does not cover all amounts the NEOs will receive following termination as they are also entitled to receive:

•	their vested balances under pension and deferred compensation plans, as disclosed previously, under all employment termination scenarios;

•	the payments of long-term incentive awards, as described in the table on page 53;

•	leadership awards, if granted, under the Amended and Restated Executive Annual Discretionary Award Plan; and

•	annual incentive awards at target, in the event of a change in control, or at actual performance levels for all events other than termination with cause, as disclosed in the Grants of Plan-Based Awards Table on pages 42 to 43.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders(1)	4,255,618	n/a	5,120,094
Equity compensation plans not approved by security holders	n/a	n/a	(2)

(1)	Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
	Xcel Energy Inc. 2005 Long-Term Incentive Plan (amended and restated effective February 17, 2010)	3,572,601	(3)	n/a	2,508,563	(4)
	Xcel Energy Inc. Executive Annual Incentive Award Plan (amended and restated effective February 17, 2010)	—		n/a	925,037
	SEP	683,017		n/a	1,686,494

(2)	The Xcel Energy SEP, as amended and restated, was first approved by shareholders at our 2004 annual meeting. For awards made prior to this shareholder approval, the number of shares of the Company’s common stock to be used for distribution under this SEP are purchased on the open market.

(3)	Includes performance shares, performance units, RSUs, Retention Units and reinvested dividend equivalents with respect to certain performance units, RSUs and Retention Units. For performance shares, performance units, and certain RSUs and associated dividend equivalent units, the actual number of securities to be paid out depends upon the level of achievement of the applicable performance goal. Awards may be paid out in cash, stock or a combination thereof. Amounts reflected in this table assume payout in shares at 200 percent for performance shares, 150 percent for performance units and 120 percent for certain RSUs. Performance shares, performance units and a portion of the award for certain RSUs are subject to forfeiture if the threshold performance level is not achieved.

(4)	Awards can take the form of stock options, stock appreciation rights, restricted stock, bonus stock, performance units, performance shares or RSUs.

PROPOSAL NO. 3

APPROVAL OF THE XCEL ENERGY INC.

2015 OMNIBUS INCENTIVE PLAN

On February 18, 2015, the Board, at the recommendation of the GCN, approved the Xcel Energy Inc. 2015 Omnibus Incentive Plan (“2015 Plan”), subject to approval by our shareholders at the annual meeting. Under the 2015 Plan, up to 7,000,000 shares of our common stock may be issued.

The 2015 Plan will become effective on the date it is approved by our shareholders, and will replace the Company’s 2005 Long-Term Incentive Plan (as amended and restated effective February 17, 2010) (“LTIP”), Stock Equivalent Plan for Non-Employee Directors of Xcel Energy Inc. (as amended and restated effective February 23, 2011) (“SEP Plan”) and Executive Annual Incentive Award Plan (as amended and restated effective February 17, 2010) (the “Annual Plan” and, with the LTIP and the SEP Plan, the “Prior Plans”).

After the 2015 Plan becomes effective upon approval by our shareholders, no new awards will be made under any of the Prior Plans, but to the extent that recipients of annual incentive awards previously granted under the Annual Plan for 2015 have elected to have those awards settled in shares or restricted shares, shares issued for that purpose will come from the Annual Plan. No shares remaining available for future awards under any of the Prior Plans as of the date the 2015 Plan becomes effective will be carried forward into the 2015 Plan. Awards outstanding under the Prior Plans as of the date the 2015 Plan becomes effective will continue to be subject to the terms of the Prior Plans, but if those awards subsequently expire, are forfeited or canceled or are settled in cash, the shares subject to those awards will become available for awards under the 2015 Plan.

As of December 31, 2014, a total of 4,255,618 shares were subject to outstanding awards under the Prior Plans, none of which were stock option or stock appreciation rights awards. As of the same date, 5,120,094 shares were available for future awards under the Prior Plans. We do not expect these numbers to change in any significant manner before the date of our annual meeting, although, as previously noted, some of the shares available for future awards under the Annual Plan will later be used to settle Annual Plan awards for 2015.

We are requesting shareholders to approve the 2015 Plan to satisfy the shareholder approval requirements of the New York Stock Exchange, so that certain compensation paid under the 2015 Plan may qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”), and to permit the grant of incentive stock options under Section 422 of the Code.

Factors Considered in Setting Size of Requested Share Reserve

In setting the proposed number of shares reserved and issuable under the 2015 Plan, the GCN and the Board considered a number of factors, including the following:

•	The Company’s three-year average burn rate. Our three-year average “burn rate” was 0.20 percent for fiscal years 2012 through 2014. We define burn rate as the total number of shares subject to awards granted to participants in a single year expressed as a percent of our basic weighted average common shares outstanding for that year. Our three-year average burn rate is less than the median 3-year average burn rate of our benchmarking peer group of utilities of 0.30 percent for the period 2011-2013 (the most recent 3-year period publicly available). We believe our historical burn rate is reasonable for a company of our size in our industry.

•	Estimated duration of shares available for issuance under the 2015 Plan. Based on the 7,000,000 shares to be reserved under the 2015 Plan and on our three-year average burn rate as described above, we expect that the requested share reserve will cover awards for approximately 5 to 8 years. We believe the estimated duration of the requested share reserve is reasonable for a company of our size in our industry.

•

Expected dilution. As of December 31, 2014, our existing voting power dilution under the Prior Plans was 1.9 percent. We define existing voting power dilution as the sum of (i) the total number of shares of our common stock subject to outstanding awards under the Prior Plans and (ii) the total number of shares available for future grants under the Prior Plans, divided by number of common shares outstanding. Our projected voting power dilution as of that same date would be 2.2 percent based on substituting the 7,000,000 shares under the 2015 Plan in the formula in place of the 5,120,094 shares available for future grants under the Prior Plans (which, except for awards under the

Annual Plan settled in shares or restricted shares in 2016, will not be available for grant after the 2015 Plan becomes effective). This level of voting power dilution is less than the median of 4.2 percent of our benchmarking peer group of utilities. We believe that the expected dilution that will result from the 2015 Plan is reasonable for a company of our size in our industry.

RECOMMENDATION AND BACKGROUND

We recommend that our shareholders vote FOR approval of the 2015 Plan because we believe the 2015 Plan is critical to providing the additional shares and the types of awards that will be crucial factors in enabling us to continue to provide a competitive mix of compensation to our key employees and non-employee directors. If the 2015 Plan were not approved by our shareholders, the Prior Plans will remain in effect and we might need to make significant changes to our compensation practices that would limit our ability to provide competitive compensation and thus our ability to attract, motivate and retain highly qualified talent. We believe that a comprehensive equity incentive compensation program serves as a necessary and significant tool to attract and retain key employees, encourage participants to contribute materially to the growth of the Company and align the interests of our participants with those of our shareholders.

Key Features of the Proposed 2015 Plan

The 2015 Plan includes a number of provisions that we believe promote and reflect compensation practices that closely align our incentive compensation arrangements with the interests of our shareholders, including the following key features:

•	A broad range of equity and cash vehicles. The 2015 Plan provides for a variety of awards, including stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance share units, performance units and other stock- and cash-based awards. We believe that the breadth of awards available under the 2015 Plan will provide the GCN the flexibility to structure appropriate incentives and respond to market-competitive changes in compensation practices.

•	No stock option or SAR repricing without shareholder approval. The 2015 Plan prohibits the actions to reprice, replace or repurchase “underwater” stock options and SARs without prior shareholder approval.

•	Conservative share-recycling provisions. We may not add back to the 2015 Plan share reserve shares of common stock (i) delivered or withheld to pay the exercise price of a stock option, (ii) repurchased on the open market with proceeds from the exercise of a stock option, or (iii) subject to an SAR award that are not issued in connection with the stock settlement of that award.

•	Limits on dividends and dividend equivalents. The 2015 Plan prohibits the payment of dividend equivalents on stock options and SARs, and requires that dividends and dividend equivalents payable on unvested awards that are subject to performance-based vesting must be subject to the same restrictions and risk of forfeiture as the underlying shares or share equivalents.

•	No discounted stock options or SARs. The 2015 Plan requires the exercise price of stock options and the grant price of SARs to be at least equal to the fair market value of a share of common stock on the date of grant (except in the limited case of “substitute awards” described below).

•	Minimum vesting period for all awards. A minimum vesting period of one year is prescribed for all awards to employees, subject to certain exceptions.

•	No liberal definition of “change in control.” No change in control would be triggered by stockholder approval of a business combination transaction, the announcement or commencement of a tender offer or any board assessment that a change in control is imminent.

•	Compensation recoupment policy. The GCN may make any award subject to any Company policy providing for recovery, recoupment, clawback and/or other forfeiture of compensation.

•	A fixed reserve of shares of our common stock. The 2015 Plan does not contain an evergreen provision.

SUMMARY DESCRIPTION OF THE 2015 PLAN

The major features of the 2015 Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the 2015 Plan, which is attached to this proxy statement as Exhibit B.

Administration

The GCN is responsible for administering the 2015 Plan with respect to awards made to our executive officers and other eligible employees. The GCN has the authority, within the limits of the 2015 Plan, to determine which eligible employees are to receive awards, the type and timing of awards to be granted, and the size and other terms and conditions of those awards. The GCN may establish rules to administer the 2015 Plan and create subplans applicable to categories of awards such as those made to non-employee directors or participants outside of the United States. The GCN is authorized to interpret the 2015 Plan and awards thereunder, and to waive conditions, restrictions or limitations imposed on awards to the extent permitted by the 2015 Plan.

The GCN may delegate all or any portion of its authority to one or more of its members or, as to awards to participants who are not subject to Section 16 of the Exchange Act, to one or more officers or directors of the Company.

The Board is responsible for administering the 2015 Plan with respect to awards made to our non-employee directors, and references to the GCN in this summary should be understood to refer to the Board in connection with such awards.

Eligibility

All employees of the Company and its subsidiaries and non-employee directors of the Company will be eligible to participate in the 2015 Plan. Approximately 300 employees, including the current 13 executive officers, and 10 non-employee directors could be eligible to participate in the 2015 Plan.

Share Reserve

Subject to capitalization adjustments described below, 7,000,000 shares of our common stock will be reserved for issuance under the 2015 Plan, all of which may be used to make incentive stock option awards. The shares of common stock issuable under the 2015 Plan are authorized but unissued shares. As of March 24, 2015, the closing sale price of a share of our common stock on the New York Stock Exchange was $34.71.

Share Counting Rules

The number of shares of common stock reserved for issuance under the 2015 Plan will be reduced by one (1.00) share for every one (1.00) share issued or issuable pursuant to an award.

Any shares of common stock subject to an award granted under the 2015 Plan or any of the Prior Plans that, after the effective date of the 2015 Plan, terminates by expiration, forfeiture, cancellation or otherwise without the issuance of shares, or is settled in or exchanged for cash, will be added back to the share reserve and will become available again for future awards under the 2015 Plan.

Any shares of common stock that are withheld by the Company or delivered by a participant to satisfy tax withholding obligations associated with an award granted under the 2015 Plan or any of the Prior Plans will be added back to the share reserve and will become available for future grants under the 2015 Plan.

Any shares of common stock that are withheld by the Company or delivered by a participant to pay the exercise price of a stock option granted under the 2015 Plan or any of the Prior Plans, any shares subject to an SAR granted under the 2015 Plan or any of the Prior Plans that were not issued upon the exercise of such SAR, and any shares we repurchase using option exercise proceeds will not be added back to the share reserve and will not become available for future grants under the 2015 Plan.

Awards granted under the 2015 Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity acquired by the Company or any of our subsidiaries (referred to as “substitute awards”) will not reduce the share reserve under the 2015 Plan. Additionally, if a company acquired by the Company or any of our subsidiaries has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition, the shares available for grant pursuant to the terms of that pre-existing plan may be used for awards under the 2015 Plan and will not reduce the share reserve under the 2015 Plan, but only if the shares are used for awards made to individuals who were not employed by or providing services to the Company or any of our subsidiaries immediately prior to such acquisition.

Types of Awards

Awards under the 2015 Plan may include stock options, SARs, restricted stock, restricted stock units, performance share units, performance units, other stock-based awards and cash-based awards. Awards will be evidenced by award agreements containing applicable terms and conditions as determined by the GCN, including vesting periods, forfeiture conditions and other restrictions.

Stock Options. Under the 2015 Plan, employee participants may be granted options to purchase shares of our common stock that qualify as incentive stock options (“ISOs”) under Section 422 of the Code, and any participant may be granted stock options that do not qualify as ISOs, referred to as non-qualified stock options or “NQSOs.” A stock option will provide the holder the right to purchase a specific number of shares at a fixed exercise price over a period not to exceed ten years from the date of the grant. The per share exercise price of a stock option may not be less than 100 percent of the fair market value of a share of our common stock on the date the option is granted (except in the case of substitute awards described above). For purposes of the 2015 Plan, the fair market value of a share of our common stock as of any date will be the per share closing price as reported on the New York Stock Exchange on the trading day immediately preceding such date.

Stock Appreciation Rights. Under the 2015 Plan, any participant may be granted an SAR award which provides the holder the right to receive, upon exercise of the award, a payment equal to (i) the excess of the fair market value of a share of our common stock on the exercise date over the SAR grant price, times (ii) the number of shares with respect to which the SAR is exercised. The payment may be in cash, shares of common stock, or any combination thereof, as determined by the GCN. The per share grant price of an SAR may not be less than 100 percent of the fair market value of a share of our common stock on the date the SAR is granted (except in the case of substitute awards described above). SAR awards must be exercised within a period specified in the applicable award agreement, which may not exceed ten years from the date of grant.

Restricted Stock. Under the 2015 Plan, any participant may receive a restricted stock award, which is an award of shares of our common stock that vests at such times and in such amounts as is determined by the GCN. Until a restricted stock award vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture based on discontinued service, the failure to achieve performance goals and/or the occurrence of other events as determined by the GCN. Holders of unvested restricted shares will have the same voting rights and dividend rights as other shareholders, unless such rights are expressly limited in the applicable award agreement. Dividends paid on shares subject to the unvested portion of a performance-based restricted stock award will be subject to the same restrictions and risk of forfeiture as the underlying shares.

Restricted Stock Units. Under the 2015 Plan, any participant may receive a restricted stock unit award, under which each unit granted represents the right to receive, after the unit vests, one share of our common stock or the fair market value thereof. A restricted stock unit award will vest at such times and in such amounts based on such service-based, performance-based or other conditions as may be determined by the GCN, and until it vests, the units subject to the award will be subject to transfer restrictions and possible forfeiture. Once vested, restricted stock units may be paid in shares, cash or a combination of the two as determined by the GCN. No holder of restricted stock units will have any voting rights with respect to the underlying shares until they are issued in payment, but the GCN may provide for the payment of dividend equivalents on unvested units. Any dividend equivalents paid on units subject to the unvested portion of a performance-based restricted stock unit award will be subject to the same restrictions and risk of forfeiture as the underlying units.

Performance Share Units and Performance Units. Under the 2015 Plan, any participant may receive a performance share unit (“PSU”) award under which each PSU that is earned and vests represents the right to receive one share of our common stock or the fair market value thereof. The number of PSUs that are earned and become eligible to vest is based on the degree to which one or more performance goals are achieved over a specified performance period. No holder of PSUs will have any voting rights with respect to the underlying shares until they are issued in payment. The GCN may provide for the payment of dividend equivalents on unvested PSUs, but such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the underlying PSUs.

Any 2015 Plan participant may also receive a performance unit award under which each performance unit has an initial dollar value determined by the GCN. The number of performance units that may be earned and become eligible to vest and/or the dollar value of each vested unit is based on the degree to which one or more performance goals are achieved over a specified performance period.

Performance share units and performance units may be payable in the form of cash, shares or a combination of the two as determined by the GCN. In addition to satisfaction of applicable performance-based conditions, vesting of PSUs or performance units may be conditioned upon such service-based or other conditions as may be determined by the GCN.

Cash-Based Awards and Other Stock-Based Awards. Under the 2015 Plan, the GCN may grant awards, not otherwise described by the terms of the 2015 Plan, that are denominated in cash (cash-based awards) or denominated in shares or units based on shares (other stock-based awards). The GCN will determine the terms and conditions applicable to each cash-based award and other stock-based award, which may include a vesting requirement based on the completion of a service period with the Company or achievement of specified performance goal(s) and form of payment in shares of common stock, cash or a combination of the two.

Section 162(m) Performance-Based Compensation and Performance Measures

The GCN may grant awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code. Participants are entitled to receive payment for a Section 162(m) performance-based award (other than a stock option or SAR award) only to the extent that one or more pre-established, objective performance goals set by the GCN for the applicable performance period have been satisfied. Such performance goals must be based on one or more of the following performance measures set forth in the 2015 Plan:

•	Aggregate product price (and other product price measures),

•	Book value,

•	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment),

•	Capital expenditures,

•	Customer satisfaction,

•	Demand-side management (including conservation and load management),

•	Dividend yield or dividend growth,

•	Earnings (either in aggregate or on a per-share basis),

•	Earnings before or after either, or any combination of, interest, taxes, depreciation, or amortization,

•	Economic value added,

•	Employee satisfaction or engagement,

•	Energy production availability,

•	Energy efficiency,

•	Environmental leadership projects and goals,

•	Environmental standards and compliance,

•	Expenses/costs,

•	Gross or net income,

•	Gross or net operating margins,

•	Gross or net operating profits,

•	Gross or net revenues/sales,

•	Individual objective performance measures,

•	Inventory turns,

•	Margins,

•	Market share,

•	Net income,

•	Operating and maintenance cost management,

•	Operating efficiency,

•	Operating income,

•	Operational performance measures,

•	Pre-tax income,

•	Productivity ratios and measures,

•	Profitability ratios,

•	Retained earnings,

•	Return measures (including, but not limited to, return on assets, total assets employed, equity, capital, invested capital, sales or revenues),

•	Safety record,

•	Service reliability,

•	Share price (including, but not limited to, growth in share price and total shareholder return),

•	Strategic business objectives (including objective project milestones),

•	Transactions relating to acquisitions or divestitures, or

•	Working capital.

Any performance measure may, as the GCN deems appropriate: (i) relate to the performance of the Company, any subsidiary, any business unit or division of the Company or any subsidiary or any combination thereof, (ii) be compared to the performance of a group of comparator companies, or published or special index, (iii) be based on change in the performance measure over a specified period of time, (iv) relate to or be compared to one or more other performance measures, or (v) any combination of the foregoing.

The GCN may provide in any award intended to qualify as performance-based compensation under Section 162(m) that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles or other laws or provisions, (d) reorganization or restructuring programs, (e) acquisitions or divestitures, (f) foreign exchange gains and losses or (g) gains and losses that are treated as extraordinary items under Accounting Standards Codification Topic 225.

The GCN has no discretion to increase the amount payable pursuant to awards that are intended to qualify as performance-based compensation under Section 162(m) beyond the amount that would otherwise be payable upon attainment of the applicable performance goal(s). The GCN does, however, retain the discretion to decrease the amount payable pursuant to such awards below the amount that would otherwise be payable upon attainment of the applicable performance goal(s).

The GCN is under no obligation to structure 2015 Plan awards so as to qualify them as performance-based compensation under Section 162(m). Additionally, there is no guarantee that an award that is intended to qualify as performance-based compensation under Section 162(m) will so qualify in any particular circumstance. To maintain flexibility in compensating our executives, the GCN reserves the right to use its judgment to grant awards and approve compensation that is non-deductible when the GCN believes such awards or compensation is appropriate.

Shareholder approval of the 2015 Plan will also constitute approval of the material terms of the 2015 Plan for purposes of enabling awards intended to qualify as performance-based compensation under Section 162(m) to be able to so qualify.

Individual Annual Limits on Awards to Employees and Non-employee Directors

Subject to capitalization adjustments described below, the following limits apply to grants of awards under the Plan:

•	The maximum aggregate number of shares subject to stock option and SAR awards granted in any calendar year to any participant who is an employee shall be 2,000,000 shares.

•	The maximum aggregate number of shares that may be subject to awards of restricted stock, restricted stock units, performance share units and other stock-based awards that are intended to be performance-based compensation under Section 162(m) and that are granted in any calendar year to any one participant who is an employee shall be 2,000,000 shares multiplied by the number of fiscal years (or any fraction thereof) in the applicable performance period.

•	The maximum aggregate amount that may be paid in any calendar year to any participant who is an employee under performance unit awards, cash-based awards or any other awards that are payable or denominated in cash and that are intended to be performance-based compensation under Section 162(m) shall be $10,000,000 multiplied by the number of fiscal years (or any fraction thereof) in the applicable performance period.

•	The maximum aggregate number of shares that may be subject to awards granted in any calendar year to any non-employee director shall be 35,000 shares, except that the foregoing limitation shall not apply to cash-based director fees that the non-employee director elects to receive in the form of shares or share equivalents equal in value to such cash-based director fees.

Minimum Vesting Requirement

The 2015 Plan provides that an award granted to a participant who is an employee shall be subject to a minimum vesting period of at least one year, except in the case of a substitute award or an award granted solely in exchange for foregone cash compensation. This minimum vesting requirement is subject to the GCN’s authority under the Plan to waive restrictions, limitations or conditions imposed on awards, and to grant awards involving an aggregate number of shares not in excess of 5 percent of the share reserve under the 2015 Plan that are not subject to the minimum vesting requirement.

Prohibition on Repricing/Cash-Out of Stock Options and SARs

Without the prior approval of our shareholders, and except for capitalization adjustments described below, no stock option or SAR award may be (i) amended to reduce the exercise price or the grant price thereof, as applicable; (ii) cancelled in exchange for the grant of any new stock option or SAR with a lower exercise price or grant price, as applicable; or (iii) cancelled in exchange for cash, other property or the grant of any new award at a time when the exercise price of the stock option or the grant price of the SAR is greater than the current fair market value of a share of our common stock.

Capitalization Adjustments

If an equity restructuring such as a stock dividend, stock split or extraordinary cash dividend occurs, the GCN will make equitable adjustments to the number of shares available for issuance under the 2015 Plan, to share limits specified in the 2015 Plan and to the terms of outstanding awards in a manner designed to preclude any dilution or enlargement of rights under the 2015 Plan. The GCN may make comparable adjustments in the event of other changes in corporate capitalization, including as a result of a merger, consolidation or reorganization.

Change in Control and Vesting Acceleration

Unless otherwise provided in an award agreement or subplan, the occurrence of a change in control of the Company will result in the following:

•	All outstanding stock option and SAR awards will become fully vested and exercisable upon, or immediately prior to, a change in control. Alternatively, the GCN may elect to terminate such an award in exchange for a payment in an amount equal to the excess, if any, between the fair market value of the consideration to be received in the change in control for the number of shares subject to the award over the aggregate exercise or grant price for the shares subject to the award (or, if there is no excess, the award may be terminated without payment).

•	All other types of awards will become fully vested upon a change in control and settled within 30 days thereafter. If these awards are subject to performance-based vesting conditions, the performance conditions will be deemed satisfied as if target performance was achieved.

Under the 2015 Plan, a change in control is generally defined as: (i) the acquisition by an individual, entity or group of beneficial ownership of 20 percent or more of either: (1) the then outstanding shares of our common stock, or (2) the combined voting power of our then outstanding voting securities; (ii) certain changes in the composition of our Board; or (iii) the consummation of a merger, consolidation or statutory share exchange involving the Company, or of the sale of all or substantially all the assets of the Company.

Transferability

Awards are not transferable other than by will or the laws of descent and distribution. However, the GCN may, in its discretion, permit transfer pursuant to a domestic relations order entered into by a court of competent jurisdiction or by gift to certain specified transferees.

Forfeitures for Cause and Clawback

Upon a participant’s termination of service for cause, the participant will forfeit all of his or her outstanding awards under the 2015 Plan. Awards under the 2015 Plan may be made subject to any compensation recovery policy adopted by the Board or GCN at any time, and the GCN may specify in an award agreement that a Participant’s rights with respect to the award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events.

Amendment and Termination

The Board may at any time amend, suspend or terminate the 2015 Plan, and the Board or GCN may at any time amend, suspend or terminate any award agreement issued thereunder. No such action may, however, be taken that adversely affects in any material way any award previously granted under the 2015 Plan without the consent of the participant, except for amendments necessary to comply with applicable laws, stock exchange rules or any Company compensation recovery policy. In addition, no amendment to the 2015 Plan may be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rules, and no “underwater” option or SAR award may be repriced in any manner (except for anti-dilution adjustments) without prior shareholder approval, as described above.

Summary of Federal Income Tax Consequences of Awards Granted under the 2015 Plan

The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the 2015 Plan, based on current statutes, regulations and interpretations.

Incentive Stock Options. No taxable income is recognized by the participant upon the grant of an ISO, and no taxable income is recognized for regular tax purposes at the time the ISO is exercised, although taxable income may arise upon exercise for alternative minimum tax purposes. The participant will recognize taxable income in the year in which the shares acquired upon the exercise of an ISO are sold or otherwise disposed of. If the sale or other disposition is made more than two years after the date the related ISO was granted and more than one year after the date such ISO was exercised for those shares (a “qualifying disposition”), then the Participant will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the acquired shares over (ii) the exercise price paid for those shares. If the sale or disposition occurs before both of these two periods are satisfied (a “disqualifying disposition”), then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the participant. Any additional gain recognized upon the disposition will be a capital gain. We will not be entitled to any income tax deduction if the participant makes a qualifying disposition of the shares, but we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the disqualifying disposition.

Non-Qualified Stock Options. No taxable income is recognized by a participant upon the grant of a NQSO. The participant will recognize ordinary income in the year in which the NQSO is exercised equal to the excess of (i) the fair market value on the exercise date of the shares acquired upon the exercise of the NQSO over (ii) the exercise price paid for the shares. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant with respect to the exercise of a NQSO.

Other Awards. The current federal income tax consequences of other awards authorized under the 2015 Plan generally follow certain basic patterns. SAR awards are taxed and deductible in substantially the same manner as NQSOs. An award of restricted stock results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant previously elected under Section 83(b) of the Code to accelerate income recognition and the taxability of the award to the date of grant. Unit-type awards such as restricted stock units, performance share units and performance units generally result in income recognition by a participant following vesting at the time payment of such an award is made in an amount equal to the then-current fair market value of the shares received in settlement, or the amount of cash paid in settlement, as applicable. Other stock-based awards and cash-based awards that are subject to vesting and forfeiture provisions will generally result in income recognition to a participant following vesting at the time payment of such an award is made in an amount equal to the then-current fair market value of the shares received in settlement, or the amount of cash paid in settlement, as applicable. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to the deductibility limitations of Section 162(m) of the Code with respect to covered employees.

Section 162(m) of the Code. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1,000,000, unless, among other exceptions, the compensation qualifies as “performance-based compensation.” The 2015 Plan is intended to meet the requirements of Section 162(m), but awards other than options and SARs granted under the 2015 Plan will only be treated as qualified performance-based compensation under Section 162(m) if the awards and the grant procedures associated with them comply with all other requirements of Section 162(m), including that the maximum amount of compensation a covered employee may receive is based on the satisfaction of pre-established objective performance goals.

New Plan Awards

Because all awards under the 2015 Plan are discretionary with either the GCN or the Board, neither the number nor types of future 2015 Plan awards to be received by or allocated to particular participants or groups of participants can generally be determined at the present time.

However, on February 18, 2015, the Board approved a subplan under the 2015 Plan, contingent upon the effectiveness of the 2015 Plan, to replace the SEP Plan pursuant to which non-employee directors may be granted share equivalent units and may also defer the receipt of some or all of their cash compensation. In connection with that action, the Board also approved, contingent on the effectiveness of the 2015 Plan, a share equivalent unit award with a grant date fair value of $135,000 to each non-employee director of the Company serving on the grant date of such awards, which will be the first business day following the 2015 annual meeting. The number of share equivalent units subject to each such award will be determined by dividing the grant date fair value of the award by the fair market value of a share of our common stock on the grant date. Each share equivalent unit has a value equal to one share of our common stock, and will be settled in one such share upon a director’s death, disability or termination of service. Dividend equivalents will be paid on all share equivalent units and deemed reinvested in additional share equivalent units.

Vote Required

The affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote at the annual meeting will be required for approval of the Equity Plan. Abstentions from voting on this matter are treated as votes “AGAINST,” while broker non-votes are treated as shares not present and entitled to vote. Proxies solicited by the Board will be voted “FOR” the proposal, unless a different vote is specified.

✓	Your Board recommends a vote “FOR” approval of the Xcel Energy 2015 Omnibus Incentive Plan.

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

AS XCEL ENERGY INC.’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2015

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm to audit the accounts of the Company for the fiscal year ending December 31, 2015. Deloitte & Touche LLP was originally selected by the Board, upon the recommendation of the Audit Committee, as independent registered public accounting firm effective March 27, 2002.

Audit fee negotiations associated with the retention of Deloitte & Touche LLP as the Company’s independent accounting firm are handled by the Audit Committee. The Audit Committee participates in the selection of Deloitte & Touche LLP’s lead engagement partner and such engagement partner is rotated periodically.

While the Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s principal independent accountants, the Audit Committee and the Board are requesting, as a matter of policy, that shareholders ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify the appointment, the Audit Committee may investigate the reasons for the shareholders’ rejection and may consider whether to retain Deloitte & Touche LLP or to appoint another auditor. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from shareholders at the annual meeting.

Vote Required

The affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote at the annual meeting will be required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015. Proxies solicited by the Board will be voted “FOR” the ratification of the appointment, unless a different vote is specified.

✓	Your Board, upon recommendation of the Audit Committee, recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board in its oversight of the Company’s financial reporting process. The Board, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by the listing standards of the NYSE. The Audit Committee operates pursuant to its charter, which it reviews at least annually. As set forth in the charter, management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent auditors, Deloitte & Touche LLP, are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management and our independent auditors. The Audit Committee’s review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•	Discussed with our independent auditors the matters required to be discussed by applicable Public Company Accounting Oversight Board standards;

•	Received the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed the independence of Deloitte & Touche LLP with them;

•	Reviewed and pre-approved the services provided by our independent auditors other than their audit services and considered whether the provision of such other services by our independent auditors is compatible with maintaining their independence; and

•	Discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits for the year 2015. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the charter, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014, to be filed with the SEC. The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent auditors for 2015. Shareholder ratification of this appointment is included as Proposal No. 4 in these proxy materials.

Audit Committee

Timothy V. Wolf, Chair

Albert F. Moreno

Richard T. O’Brien

A. Patricia Sampson

Kim Williams

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has audited the Company’s consolidated financial statements since 2002. Audit services provided by Deloitte & Touche LLP in 2014 included the audits of consolidated financial statements and management’s assessment of internal control over financial reporting of the Company; reviews of interim consolidated financial information; and consultation on matters related to accounting and financial reporting. Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have the opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from shareholders at the annual meeting.

Audit and Non-Audit Fees

The following table presents fees for professional services performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates for the annual audit of the Company’s and its subsidiaries’ annual financial statements for 2014 and 2013, the review of the Company’s and its subsidiaries’ interim consolidated financial statement for each quarter in 2014 and 2013, and for audit-related, tax and other services performed in 2014 and 2013 (in thousands).

	2014	2013
Audit Fees(1)	$ 4,486	$ 4,623
Audit-Related Fees(2)	501	794
Tax Fees(3)	746	692
All Other Fees(4)	50	382
Total	$ 5,783	$ 6,491

(1)	Includes annual audit of the Company’s and its subsidiaries’ financial statements and management’s assessment of our internal control over financial reporting, reviews of interim consolidated financial information, consultation on matters related to financial reporting, and comfort letters and agreed upon procedures and consents for securities offerings.

(2)	Fees reported for 2014 include $238,000 for employee benefit plan audits; $186,000 for required rate case filing package review procedures in Texas and $77,000 for other audits and accounting consultations. Fees reported for 2013 include $236,000 for employee benefit plan audits; $404,000 for required rate case filing package review procedures in Texas and New Mexico and $154,000 for other audits and accounting consultations.

(3)	Fees reported for 2014 include $58,000 for tax compliance services and $688,000 for tax planning services. Fees reported for 2013 include $114,000 for tax compliance services and $578,000 for tax planning services.

(4)	Fees reported for 2014 include $10,000 for seminars, $5,000 for license fee for accounting research software product and $35,000 for other program and subscription services. Fees reported for 2013 include $340,000 for workforce relations consulting project, $8,000 for seminars, $4,000 license fee for accounting research software product and $30,000 for other program and subscription services.

Audit Committee Pre-Approval Policies

Our Audit Committee has adopted detailed pre-approval policies and procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, we will obtain the specific pre-approval of the Audit Committee before engaging the independent auditor. The policies require the Audit Committee to be informed of each service, and the policies do not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee has delegated pre-approval authority for matters that arise between meetings to the Chair of the Audit Committee. The Chair is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All audit-related fees, tax fees and all other fees for 2014 and 2013 were pre-approved in accordance with this policy.

PROPOSAL NO. 5

SHAREHOLDER PROPOSAL ON THE SEPARATION OF THE

ROLE OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Gerald R. Armstrong, 621 Seventeenth Street, Suite 2000, Denver, Colorado 80293-2001, registered owner of 1,814 shares, has given notice that he intends to present for action at the annual meeting the following resolution:

RESOLUTION

That the shareholders of XCEL ENERGY INC. request its Board of Directors to adopt a policy, and amend the by-laws as necessary, to require the Chairman of the board of Directors to be an independent member of the Board of Directors.

This policy should not be implemented to violate any contractual obligation and should specify: (a) how to select a new “independent” chairman if the current chairman ceases to be independent during the time between annual meetings of the shareholders; and, (b) that compliance is excused if no independent director is available and willing to serve as Chairman.

STATEMENT

This proposal’s proponent is a longterm shareholder of XCEL ENERGY INC. and is responsible for its elimination of classified terms for directors by requiring the annual election of all directors.

He believes that an independent chairman may have objected to the retirement of “Preferred Shares” which were costing less in dividends than the dividends of “Common Shares” with anticipated increases in dividends to be paid and that “cumulative voting rights” in place at Northern States Power for decades were a valuable shareholder right.

In addition to the problems created by the merger creating XCEL, The Denver Post (November 4, 2012) reported XCEL’s “SmartGridCity” as “poorly planned, poorly managed, and a failed experiment.” The proponent believes that an independent chairman could have prevented this.

Another example of “over-reaching” duties would be that of the person who served TARGET CORPORATION as its President and Chairman of the Board who had been challenged to maintain market share but fell after cyber security breaches which exposed massive amounts of credit card data of 40,000,000 card holders and person information of 70,000,000 persons causing significant losses to customers, shareholders and banks providing credit/debit cards. An article is The American Banker (2/10/2014) estimated “Cost to Banks $172,000,000 and Rising.”

It is the observation of the proponent that the Board of Directors of XCEL does not have the depth of corporate leadership found at many other boards.

An independent board chairman has been found in academic studies to improve financial performance. A 2007 Booz & Co. study found that in 2006, all of the underperforming North American companies with long-tenured CEOs lacked an independent chairman (The Ear of the Inclusive Leader. Booz Allen Hamilton Summer, 2007). A more recent study found that worldwide, companies are routinely separating the positions of chairman and CEO; in 2009, less than 12 percent of the incoming CEOs were also made chairman compared to 48 percent in 2002 (CEO Succession 2000-2009: A Decade of Convergence and Compression, Booz & Co., Summer, 2010).

Norges Bank Investment Management has stated in support of a similar proposal:

“The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of responsibilities between these positions to insure a balance of power and authority on the Board.”

If you agree, please vote “FOR” this proposal.

THE XCEL ENERGY BOARD UNANIMOUSLY

RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL

•	Our shareholders have had the opportunity to vote on the separation topic six times since 2006, none of which have passed. Most recently in 2014, a similar proposal received only 21.9 percent of the votes cast.

•	We have engaged with our largest investors on governance, including this topic, and they support our current leadership structure. During 2014, we engaged with 14 of the largest holders of our common stock, representing approximately 35 percent of our shares, and discussed with them the matter of separating the roles of Chair and CEO. These holders were largely supportive of our position on combining the roles, and the substantial majority indicated that they voted against the shareholder proposal on this topic in 2014.

•	The Xcel Energy Board believes that the Board is in the best position to determine who should serve as Chairman and CEO, and whether the offices should be combined or separated. Maintaining flexibility to decide the appropriate leadership structure is consistent with effective governance and best serves shareholder interests. Adoption of the proposal would deprive the Board of its ability to govern the Company in the most effective manner.

•	The Board is committed to effective and independent oversight of management and sound corporate governance. Given the unique nature of the regulated utility industry, a combined position of Chairman and CEO coupled with a strong Lead Independent Director and independent directors best serves the Company and shareholders.

A combined position of Chairman and CEO provides the most effective leadership for the Company, given the unique characteristics of the industry.

The Board believes that the most effective leadership structure for Xcel Energy at the present time is for Mr. Fowke to serve as both Chairman and CEO. Mr. Fowke has extensive knowledge of and experience in the regulated utility industry, which is complicated and unique because it is a fully price-regulated industry, operates under a complex set of federal, state, and local regulations, and is undergoing significant change. His thorough understanding of the challenges facing the industry is necessary to balance stakeholder interests at both the management and Board level. In light of these challenges and given the importance of the role of the Chairman, the Board believes that shareholders are best served by having Mr. Fowke serve in a combined role of Chairman and CEO.

Our Board provides independent oversight of management.

The Board believes that the candor and objectivity of the Board’s deliberations is retained regardless of whether its Chairman is independent or a member of management. The strength of our corporate governance structure is such that the combination of the roles of Chairman and CEO does not limit the Board’s oversight of the CEO or the Company.

•	The Board currently has ten independent directors among its eleven members.

•	The Board meets in executive session without management present at every Board meeting. The Lead Independent Director presides over each session of independent directors.

•	All committees of the Board (Audit, Finance, GCN and ONES) are composed entirely of independent directors.

•	All committees of the Board meet regularly in executive session both with management and with only independent directors present.

•	The Lead Independent Director and the committee Chairs, all of whom are independent, review and approve the agendas and materials for the Board and their respective committee meetings.

•	The GCN is required to evaluate the performance of the CEO on an annual basis, using objective criteria.

The Board has annually elected a Lead Independent Director since 2006.

The Lead Independent Director role provides for strong independent governance in accordance with our Corporate Governance Guidelines. The designated responsibilities of the Lead Independent Director are set forth in our Corporate Governance section on page 16. In addition to those responsibilities, the Lead Independent Director annually solicits input on the CEO’s performance from each of the other independent directors during executive session, without the CEO being present, and then provides feedback to the CEO. This approach provides effective, independent oversight of the performance of the CEO; separation of the positions of Chairman and CEO would not provide any additional benefit.

Xcel Energy has been meeting or exceeding its financial objectives with the current combined role of the Chairman and CEO.

We have consistently delivered on our financial objectives while having a combined role, meeting or exceeding our earnings and dividend growth objectives for ten consecutive years. Since 2005, our average annual ongoing EPS growth was 6.5 percent and our annual average dividend growth was 3.8 percent. Consistently delivering on our financial objectives has resulted in a cumulative total return to shareholders that exceeded our peer group and the EEI-Investor Owned Electrics Index for the five-year period ending December 2014.

Given our strong independent board oversight of management and the Company’s sound corporate governance practices, we do not believe that an arbitrary mandate requiring an independent Chairman is in the best interests of our shareholders.

Vote Required

The affirmative vote of a majority of the voting power of the shares present or by proxy and entitled to vote at the annual meeting will be required for the approval of this proposal. Proxies solicited by the Board will be voted “AGAINST” this proposal unless a different vote is specified.

✓	Your Board recommends a vote “AGAINST” this proposal for the reasons described above.

ADDITIONAL INFORMATION

RELATED-PERSON TRANSACTIONS

Policy

In 2008, the Board adopted a policy establishing procedures for the review and approval or ratification of transactions involving Xcel Energy if one of our directors, nominees for director, executive officers or shareholders owning more than five percent of our common stock, or their immediate family members, has a material interest in the transaction. Transactions or series of transactions exceeding a value of $120,000 are governed by this policy. The GCN is responsible for reviewing these transactions. In determining whether to approve or ratify any such transactions, GCN must analyze the following factors:

•	Whether the terms are fair to the Company;

•	Whether the transaction is material to the Company;

•	The role the related person has played in arranging the transaction;

•	The structure of the transaction;

•	The interests of all related persons in the transaction; and

•	Any other considerations the GCN deems relevant.

Whether a related person has a “material interest” in a transaction is a facts and circumstances determination. Factors considered include the relationship of the related persons to the transaction and with each other, the importance of the interest to the person having the interest and the amount involved in the transaction, and any other consideration deemed relevant by the GCN. The GCN will approve a related person transaction only if it determines that the transaction is beneficial to the Company and the terms are fair to the Company.

Specific Transactions

Robert McDaniel, brother to our Executive Vice President, Group President, Utilities and Chief Administrative Officer Marvin McDaniel, Jr., is the Senior Vice President and General Manager of Atkinson Power LLC. Atkinson Power is a vendor that has bid for Company projects involving electric transmission and distribution construction and maintenance as well as street lighting for two of our operating subsidiaries. In his position with Atkinson Power, Mr. Robert McDaniel manages employees who were directly responsible for negotiating construction and maintenance contracts with our operating subsidiaries and is the individual ultimately responsible for the vendor-client relationship with our operating subsidiaries.

In 2014, Atkinson Power has provided Southwestern Public Service Company (“SPS”) construction services for the construction of two new SPS transmission projects, for which we paid Atkinson approximately $3,238,000 and $1,251,000 ($520,000 of which was previously reported in our 2014 proxy statement), respectively, and provided shot-crete repairs for Public Service Company of Colorado (“PSCo”) through Atkinson Power’s parent, Guy F. Atkinson Construction, LLC, for which we paid approximately $73,000.

The contracts were awarded through our regular sourcing process that uses either a competitive bidding process that considers cost, skill, industry reputation, prior work history, and adaptability of the vendor or market assessment. Neither Mr. Marvin McDaniel nor any employees in his chain of command are directly or indirectly involved in the negotiations of any contract with Atkinson Power LLC or its affiliates nor are they directly or indirectly involved with the performance of the specific contracts noted above.

These transactions were reviewed and approved by the GCN under the Company’s Related-party Transaction Policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Securities Exchange Act requires our directors and officers to file reports with the SEC regarding their ownership and changes in ownership of our stock. We are required to disclose whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. Due to an administrative error by the Company, three Form 4s were filed late by Mr. Timothy J. O’Connor relating to compensation that was deferred under the Xcel Energy Deferred Compensation Plan. Other than as indicated above, we believe that during 2014, all other officers and directors subject to such reporting obligations have satisfied all Section 16(a) filing requirements. In making this statement, we have relied upon examinations of the copies of Forms 3, 4 and 5 and the written representations of our directors and executive officers.

QUESTIONS AND ANSWERS ABOUT THE

PROXY MATERIALS AND THE ANNUAL MEETING

What Are the Company’s Voting Recommendations?

Our Board recommends that you vote your shares as follows:

•	“FOR” each of the nominees to the Board (see pages 7 to 13);

•	“FOR” approval of the advisory vote on executive compensation (see page 27);

•	“FOR” approval of the Xcel Energy Inc. 2015 Omnibus Incentive Plan (see pages 57 to 65);

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s independent registered public accounting firm for 2015 (see page 66); and

•	“AGAINST” a shareholder proposal on the separation of the roles of the Chairman and Chief Executive Officer (see pages 69 to 71).

What Is the Voting Requirement to Approve Each of the Proposals?

Election of Directors. For Proposal No. 1, you may vote “FOR” or “AGAINST” each of the director nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. To elect a director, the shares voted “FOR” a nominee must exceed the shares voted “AGAINST” the nominee. A “WITHHOLD” vote will not have an impact on the election of directors.

Our Guidelines require an incumbent director in an uncontested election to tender a resignation to our GCN if the director does not receive a majority of the votes cast “FOR.” After taking into account that committee’s recommendation, the Board will act on the offer of resignation and publicly disclose its decision within 90 days of the date of the certification of the election results. In making its recommendation or decision, the GCN and the Board may each consider any factors or other recommendations that it considers relevant and appropriate. Any director who has offered to tender his or her resignation will not participate in the decision regarding his or her resignation. If the director’s resignation is not accepted by the Board, the director will continue to serve until the next annual meeting and until his or her successor is duly elected. If the director’s resignation is accepted by the Board, the Board may fill any resulting vacancy or may elect to not fill the vacancy and decrease the size of the Board.

Other Proposals. For all other proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Proposal Nos. 3, 4 and 5 require the affirmative “FOR” vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote at the annual meeting. If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote on a proposal) is treated as not present and not entitled to vote on that proposal.

For Proposal No. 2, we will consider our shareholders to have approved our executive compensation on an advisory, non-binding basis if the shares voted “FOR” the proposal exceed the shares voted “AGAINST.” For purposes of this proposal, a vote to “ABSTAIN” and a failure to vote in person or by proxy (including a broker non-vote) will have no effect on this proposal.

What Happens if Additional Proposals are Presented at the Annual Meeting?

Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxies, Teresa S. Madden, Judy M. Poferl and Scott M. Wilensky, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxies will vote your proxy for such other candidate or candidates as may be recommended by the GCN and nominated by the Board.

Who are the Appointed Proxies?

The Company has appointed Teresa S. Madden, Judy M. Poferl, and Scott M. Wilensky, or any of them with power of substitution, as proxies to vote all proxies properly executed and submitted by shareholders who are entitled to vote at the annual meeting of shareholders, or any adjournment or postponement of the meeting.

Who Will Count the Vote?

We retain an independent inspector to receive and tabulate the proxies and to certify the results. For the annual meeting, representatives of Wells Fargo Shareowner Services will tabulate the votes and act as the inspectors of election.

What Is the Quorum Requirement for the Annual Meeting?

At March 24, 2015, there were 506,659,988 common shares issued and outstanding entitled to vote at the annual meeting. We will have a quorum and be permitted to conduct business if a majority of the voting power of these shares is present at the annual meeting in person or by proxy. Abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.

How Can I Vote My Shares?

Shareholders of Record may vote their shares as follows:

•	By Internet — Go to the website at www.proxypush.com/xel, 24 hours a day, seven days a week. You will need the control number that appears on your proxy card or on your Notice of Internet Availability of Proxy Materials.

•	By Telephone — Call 1-866-883-3382, 24 hours a day, seven days a week. You will need the control number that appears on your proxy card.

•	By Mail — If you received a full paper set of materials, date and sign your proxy card exactly as your name appears on your proxy card and mail it in the enclosed, postage-paid envelope. If you received a Notice of Internet Availability of Proxy Materials, you may request a proxy card by following the instructions in your Notice. You do not need to mail the proxy card if you are voting by Internet or telephone.

•	In Person — At the annual meeting.

Please help us save time and postage costs by voting by Internet or by telephone. Voting by Internet or telephone is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately.

Beneficial Owner of Shares Held in Street Name. All beneficial owners will receive instructions from the holder of record (the bank, brokerage house or other nominee that holds your shares) that you must follow in order for your shares to be voted. Typically you will be able to submit your voting instructions to your broker or nominee.

Employee Plan Participant. If you are a participant in one of our employee savings or stock ownership plans (“Company Plans”), your proxy card is a voting directive for shares allocated to your account. The trustee will vote the shares as instructed by you in your voting directive. If you do not return your voting directive by 11:59 p.m. EDT on May 17, 2015 the trustee will vote your allocated shares, along with all unallocated shares held in the plan, in the same proportion that all other allocated shares are voted.

What Happens if I Do Not Give Specific Voting Instructions?

If you do not give specific voting instructions, how your shares are voted depends on whether you are a shareholder of record or a beneficial owner.

•	Shareholders of Record. If you are a shareholder of record and you either:

1.	Vote on the Internet and leave all voting options blank and click “Submit,” or

2.	Sign and return a proxy card without giving specific voting instructions,

then the proxies will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxies may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

•	Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide specific voting instructions, your shares will be voted in accordance with the rules of various national and regional securities exchanges. In such case, the organization that holds your shares may generally vote your shares on routine matters, but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

What is the Difference between Holding Shares as a Shareholder of Record and as a Beneficial Owner?

As summarized below, there are some distinctions between shares held of record and those owned beneficially:

•	Shareholder of Record. Your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services. As the shareholder of record, you have the right to vote your shares by proxy directly with the Company (by Internet, by telephone or by mail) or to vote in person at the annual meeting. If you do not vote in person or by proxy, your shares will not be voted.

•	Beneficial Owner of Shares Held in Street Name. Your shares are held in a stock brokerage account or by a bank or other nominee (sometimes this is referred to as “street name”). Your broker or nominee is considered the shareholder of record with respect to those shares and forwards proxy materials to you. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. If you wish to vote your shares in person, you must provide us with a legal proxy from your broker.

What Is the Record Date and What Does it Mean?

Only shareholders of record at the close of business on the record date, March 24, 2015, are entitled to receive notice of the annual meeting and to vote on the shares of common stock that they held on such date. Each share of our common stock held on the record date is entitled to one vote upon each matter presented at the annual meeting.

What is the Deadline for Voting?

If You Are:	Voting By:	Your Vote Must Be Received:
A record holder	• Mail	• Prior to the annual meeting
	• Internet or telephone	• By 11:59 p.m., EDT, on May 19, 2015
A street name holder	• Mail	• Prior to the annual meeting
	• Internet or telephone	• By 11:59 p.m., EDT, on May 19, 2015
A participant in the Company Plans	• Mail • Internet or telephone	• By May 17, 2015 • By 11:59 p.m., EDT, on May 17, 2015

Can I Change My Vote?

Yes. If you change your mind after voting your proxy and prior to the annual meeting, you can revoke your proxy and change your proxy instructions by signing another proxy with a later date, voting a second time by telephone or by the Internet prior to the deadlines set forth in the question above titled What is the Deadline for Voting?, or revoking your prior proxy and voting at the annual meeting. Alternatively, you may provide a written statement to the Company (attention: Corporate Secretary) of your intention to revoke your proxy.

Is My Vote Confidential?

Yes. Xcel Energy has adopted a confidential voting policy under which shareholder votes are revealed only to a non-employee proxy tabulator or an independent inspector of election, except (1) as necessary to meet legal requirements, (2) in a dispute regarding authenticity of proxies and ballots, (3) in the event of a proxy contest if the other party does not agree to comply with the confidential voting policy, and (4) where disclosure may be necessary for the Company to assert or defend claims.

Which Ballot Measures are Considered “Routine” or “Non-Routine”?

The proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2015 (Proposal No. 4) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters.

The election of directors (Proposal No. 1), the advisory vote on executive compensation (Proposal No. 2), the approval of the equity plan (Proposal No. 3), and the shareholder proposal (Proposal No. 5) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal Nos. 1, 2, 3, and 5.

Are There Any Rules Regarding Admission to the Annual Meeting?

Yes. You are entitled to attend the annual meeting only if you were a shareholder as of the record date, or if you hold a valid legal proxy naming you to act for a registered shareholder as of the record date. Before we will admit you to the meeting, we must be able to confirm:

•	Your identity, by reviewing a valid form of state-issued photo identification such as a driver’s license; and

•	That you were a registered shareholder or held your shares in street name or in one of the Company Plans on the record date by:

¡	verifying your name and stock ownership against our list of registered shareholders; or

¡	reviewing other evidence of your stock ownership (such as your most recent brokerage or bank statement, if you hold your shares in street name, or your most recent plan statement, if you are a participant in one of the Company Plans); or

¡	You are validly acting as proxy;

¡	For a registered shareholder as of the record date, by reviewing a written legal proxy naming you signed by the registered shareholder; or

¡	For a beneficial owner of shares held in street name as of the record date, by reviewing a written legal proxy from the brokerage firm or bank holding the shares to the street name holder that is assignable, and a written legal proxy to you signed by the street name holder, together with a brokerage or bank statement showing the street name holder’s shares as described above.

If you do not have both a valid form of state-issued photo identification and proof that you owned, or are legally authorized to act as proxy for someone who owned, shares of our common stock on March 24, 2015, you will not be admitted to the meeting.

At the entrance to the meeting, we will verify that you meet the requirements for admission. We will decide in our sole discretion whether the documentation you present meets the requirements described above. If you hold your shares in a joint account, both owners can be admitted to the meeting if proof of joint ownership is provided and you both follow the admission procedures described above. Each shareholder may bring one guest to the meeting, provided that the guest must also have a valid state-issued photo identification, or, for minor children, the shareholder must sign a minor admission certification.

The annual meeting will begin at 11:00 a.m. CDT. The doors will open at 10:15 a.m. CDT. Please allow ample time for the admission procedures described above.

How Do I Reserve an Admission Ticket to Attend the Annual Meeting?

You must reserve an admission ticket to attend. If you are a shareholder of record and plan to attend, please contact Xcel Energy’s Corporate Secretary Department by email at CorporateSecretary@xcelenergy.com or by telephone at 612-215-5391 to reserve a ticket. Your ticket will be available for pick-up at the meeting. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend, you will need to send a written request for a ticket either by regular mail, fax or email, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership to: Shareholder Relations, Xcel Energy Inc., 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993; fax: 612-215-4504; or email: CorporateSecretary@xcelenergy.com. Requests to reserve admission tickets will be processed in the order in which they are received and must be received no later than May 15, 2015.

Who Pays for the Cost of Soliciting Votes for the Annual Meeting?

Some of our directors and officers, as well as management and non-management employees, may contact you by telephone, mail, email or in person. You may also be solicited by means of news releases issued by Xcel Energy, postings on our website, www.xcelenergy.com, and advertisements in periodicals. We will bear the expense of any such solicitation, as well as the costs of preparing, printing and mailing this proxy material.

We have also hired Morrow & Co., LLC to assist us in the solicitation of votes. We expect to pay Morrow & Co., LLC approximately $19,500.00 for consultation services and preparation in connection with the solicitation, plus expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of our stock.

Does the Company Offer Shareholders Electronic Delivery of Proxy Materials?

Yes. Xcel Energy offers shareholders the option to receive the Annual Report to shareholders and proxy statement electronically instead of receiving paper copies of these documents in the mail. You must specifically request the electronic information prior to the record date for the annual meeting.

Shareholders of record should call Wells Fargo Shareowner Services at 1-877-778-6786 to request electronic delivery. Beneficial owners must contact their bank, brokerage house or other nominee record holder to request electronic delivery. As soon as the Annual Report to shareholders and proxy statement are available, electronic delivery participants will receive an e-mail with a link to the information and a control number to use to vote online.

Why Did I Only Receive a Notice Directing Me to the Internet Instead of the Proxy Statement and Annual Report?

We are again providing shareholders Internet access to our proxy to reduce the environmental impact of our annual meeting and to manage costs. On April 6, 2015, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to some of our shareholders and posted our proxy materials on the website referenced in the Notice (www.proxydocs.com/xel). As more fully described in the Notice, shareholders may choose to access our proxy materials on the website or may request to receive a printed set of our proxy materials. Shareholders can indicate a preference to receive a printed copy by calling 1-866-870-3684 or by internet at www.investorelections.com/xel. Once a shareholder requests to receive a printed copy, that choice will remain in effect until changed by the shareholder. If you are a beneficial owner and you want to receive separate copies of the Annual Report to shareholders and proxy statement in the future, you should contact your bank, broker, or other nominee record holder.

What Does it Mean if I Receive More Than One Notice of Internet Availability of Proxy Materials or Proxy Card or Voting Instruction Card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all notices, proxy cards and voting instruction cards you receive.

May I Propose Actions for Consideration at Next Year’s Annual Meeting of Shareholders?

Yes, you may submit proposals for consideration at future shareholder meetings as follows:

•	To Be Included in the Proxy Statement. Unless we indicate otherwise at a later date, for a shareholder proposal (other than a director nomination) to be considered for inclusion in the Company’s proxy statement for next year’s annual meeting, the written proposal must be received by the Corporate Secretary no later than 5:00 p.m. CDT on December 8, 2015. These proposals must be in writing and sent to: Corporate Secretary, Xcel Energy Inc., 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993. These proposals also need to comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in our proxy materials.

•	To Be Raised from the Floor. Similarly, unless we indicate otherwise at a later date, for a shareholder proposal or director nomination to be raised from the floor during next year’s annual meeting, the shareholder’s written notice must be received by the Corporate Secretary no later than February 20, 2016, and must contain certain information as required under our Restated Bylaws. The requirements for such notice are set forth in our Restated Bylaws, a copy of which can be found on our website, www.xcelenergy.com, under “Our Company — Corporate Governance – Corporate Governance Documents.”

Management does not know of any business, other than that described in this proxy statement, that may be presented for action at the annual meeting. If any other matters are properly presented at the annual meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

By Order of the Board of Directors,

JUDY M. POFERL

Senior Vice President, Corporate Secretary and Executive Services

Minneapolis, Minnesota

Exhibit A

Ongoing Earnings

The following table provides a reconciliation of ongoing diluted earnings per share to GAAP diluted earnings per share (EPS) for 2005 through 2014:

	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014
Ongoing EPS	$1.15	$1.30	$1.43	$1.45	$1.50	$1.62	$1.72	$1.82	$1.95	$2.03
PSRI-COLI	$0.05	$0.05	$(0.08)	$0.01	$(0.01)	$(0.01)	--	--	--	--
Prescription Drug Tax Benefit	--	--	--	--	--	--	--	$0.03	--	--
SPS FERC Order	--	--	--	--	--	--	--	--	$(0.04)	--

Continuing Operations	$1.20	$1.35	$1.35	$1.46	$1.49	$1.61	$1.72	$1.85	$1.91	$2.03
Discontinued Operations	$0.03	$0.01	--	--	$(0.01)	$0.01	--	--	--	--

GAAP EPS	$1.23	$1.36	$1.35	$1.46	$1.48	$1.62	$1.72	$1.85	$1.91	$2.03

Xcel Energy’s management believes that ongoing earnings provide a meaningful comparison of earnings results and is representative of Xcel Energy’s fundamental core earnings power. Xcel Energy’s management uses ongoing earnings internally for financial planning and analysis, for reporting of results to the Board, and when communicating its earnings outlook to analysts and investors.

2014 EPS Growth

4.10% (annual ongoing EPS growth)

6.28% (annual GAAP EPS growth)

A-1

Exhibit B

XCEL ENERGY INC.

2015 Omnibus Incentive Plan

Effective                     , 2015

Xcel Energy Inc.

2015 Omnibus Incentive Plan

Article 1. Establishment, Purpose and Duration

1.1        Establishment. Xcel Energy Inc., a Minnesota corporation, establishes an incentive compensation plan to be known as Xcel Energy Inc. 2015 Omnibus Incentive Plan, as set forth in this document. The Plan permits the grant of various forms of equity- and cash-based awards. The Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3. The Plan and each Award granted hereunder are conditioned on and shall be of no force or effect until the Plan is approved by the shareholders of the Company.

1.2        Purpose of the Plan. The purpose of the Plan is to foster and promote the long-term financial success of the Company by (a) motivating superior performance by means of performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Participants, and (c) enabling the Company to attract and retain qualified and competent persons as employees of the Company and to serve as members of the Board and whose judgment, interest and performance are required for the successful operations of the Company.

1.3        Duration of the Plan. Unless sooner terminated as provided herein, the Plan shall terminate ten (10) years from the Effective Date. After the Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1        “Affiliate” means any entity that is a Subsidiary or parent corporation of the Company, or any other entity in which the Company owns, directly or indirectly, at least 20% of combined voting power of the entity’s Voting Securities and which is designated by the Committee as covered by the Plan.

2.2        “Award” means a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Share Units, Performance Units, Cash-Based Awards or Other Stock-Based Awards, in each case subject to the terms of the Plan.

2.3        “Award Agreement” means a written or electronic agreement entered into by the Company and a Participant, or a written or electronic statement issued by the Company to a Participant, which in either case contains (either expressly or by reference to this Plan or any subplan created hereunder) the terms and provisions applicable to an Award granted under the Plan, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.4        “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act and the terms “Beneficial Ownership” and “Beneficially Own” shall have the corresponding meanings.

2.5        “Board” means the Board of Directors of the Company.

2.6        “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 12.

2.7        “Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Award Agreement) between a Participant and the Company or any Affiliate or in any Company severance policy to which a Participant is subject, or in the absence of any such agreement, policy or definition means, in the judgment of the Committee:

(a) willful and material misconduct of the Participant,

(b) willful and continued failure of the Participant to perform essential job functions,

(c) the conviction of the Participant by a court of competent jurisdiction of a felony or entering the plea of nolo contendere to a felony by the Participant, or

(d) the commission by the Participant of an act of theft, fraud, dishonesty or insubordination that is materially detrimental to the Company or any Subsidiary.

2.8        A “Change in Control” means, except as may otherwise be provided in an Award Agreement, the occurrence of any one of the following events:

(a) A direct or indirect acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of Beneficial Ownership of Shares which, together with other direct or indirect acquisitions or beneficial ownership by such Person, results in aggregate Beneficial Ownership by such Person of twenty percent (20%) or more of either (1) the then outstanding Shares of common stock (the “Outstanding Company Common Stock”), or (2) the combined voting power of the then outstanding Voting Securities of the Company (the “Outstanding Company Voting Securities”); excluding, however, the following: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company or a wholly owned Subsidiary, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iv) any acquisition by any entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or

(b) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of those individuals then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(c) The consummation of a Corporate Transaction; excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction or a direct or indirect parent entity of the surviving or acquiring entity (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions (as compared to each other) as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any wholly owned Subsidiary, any employee benefit plan (or related trust)) sponsored or maintained by the Company, any entity controlled by the Company, such surviving or acquiring entity resulting from such Corporate Transaction or any entity controlled by such surviving or acquiring entity or a direct or indirect parent entity of the surviving or acquiring entity that, after giving effect to the Corporate Transaction, beneficially owns, directly or indirectly, 100% of the outstanding Voting Securities of the surviving or acquiring entity) will Beneficially Own, directly or indirectly, twenty percent (20%) or more of, respectively, the outstanding shares of common stock (or comparable equity interests) of the entity resulting from such Corporate Transaction or the combined voting power of the outstanding Voting Securities of such entity except to the extent that such ownership existed prior to the Corporate Transaction or (iii) individuals who were members of the Incumbent Board will constitute a majority of the members of the board of directors (or similar governing body) of the surviving or acquiring entity resulting from such Corporate Transaction or a direct or indirect parent entity of the surviving or acquiring entity.

Notwithstanding the foregoing, for purposes of any Award subject to Section 409A of the Code, if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2.8 unless the event would also constitute a change in ownership of the Company, a change in effective control of the Company, or a change in ownership of a substantial portion of the Company’s assets under Section 409A of the Code.

2.9        “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.10        “Commission” means the Securities and Exchange Commission.

2.11        “Committee” means, for purposes of Awards granted to Employees, the Governance, Compensation and Nominating Committee of the Board or a subcommittee thereof or any other committee designated by the Board to administer the Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee. Each member of the Committee shall be (i) an independent director within the meaning of the rules and regulations of the New York Stock Exchange (or such other national securities exchange which is the principal market on which the Shares are then traded), (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3, and (iii) an outside director for purposes of Code Section 162(m). Notwithstanding the foregoing, for Awards that may be granted to Directors, all references to the Committee in this Plan shall mean the Board of Directors.

2.12        “Company” means Xcel Energy Inc., and any successor thereto as provided in Section 22.21.

2.13        “Corporate Transaction” means (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the assets of the Company, (iii) a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation or (iv) a statutory share exchange involving capital stock of the Company.

2.14        “Covered Employee” means a Participant designated by the Committee at or prior to the time an Award is granted to him or her hereunder who is or is likely to become a “covered employee” as defined in Code Section 162(m) and for whom such Award has been designated as Performance-Based Compensation in accordance with Article 15.

2.15        “Director” means any individual who is a member of the Board.

2.16        “Disability” means a mental or physical condition which, in the opinion of the Committee, renders a Participant unable or incompetent to carry out the job responsibilities which such Participant held or tasks to which such Participant was assigned at the time the disability was incurred and which is expected to be permanent or for an indefinite period. With respect to any Award that constitutes deferred compensation under Code Section 409A and is subject to Code Section 409A, the Committee may not find that a Disability exists with respect to the applicable Participant unless, in the Committee’s opinion, such Participant is also “disabled” within the meaning of Code Section 409A.

2.17        “Dividend Equivalent” has the meaning set forth in Section 18.

2.18        “Effective Date” has the meaning set forth in Section 1.1.

2.19        “Employee” means any individual performing services for the Company or a Subsidiary and designated as an employee of the Company, an Affiliate or the Subsidiary on its payroll records. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate or Subsidiary as an independent contractor, a consultant or an employee of an employment, consulting or temporary agency or any other entity other than the Company, Affiliate or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified, as a common-law employee of the Company, Affiliate or Subsidiary during such period. An individual shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or among the Company, or any Affiliate or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st day of such leave, any Incentive Stock Option held by a Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

2.20        “Exchange Act” means the Securities Exchange Act of 1934.

2.21        “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.22        “Fair Market Value” means, as applied to a specific date and unless otherwise specified in an Award Agreement, the price of a Share that is equal to the closing price of a Share on the New York Stock Exchange (or, on such other national securities exchange that is the primary trading market for the Shares, if Shares are not then listed on the NYSE) on the day preceding the date of determination, or if no sales of Shares shall have occurred on such exchange on the day preceding the applicable date of determination, the closing price of the Shares on such exchange on the next preceding date on which there were such sales. Notwithstanding the foregoing, if Shares are not traded on any established stock securities exchange, the Fair Market Value means the price of a Share as established by the Committee acting in good faith based on a reasonable valuation method that is consistent with the requirements of Section 409A of the Code and the regulations thereunder.

2.23        “Grant Date” means the date an Award to a Participant pursuant to the Plan is approved by the Committee (or such later date as specified in such approval by the Committee) or, in the case of an Award granted to a Non-Employee Director, the date on which such Award is approved by the Board (or such later date as specified in such approval by the Board).

2.24        “Grant Price” means the per Share price established at the time of grant of an SAR pursuant to Article 7.

2.25        “Incentive Stock Option” or “ISO” means an Award granted pursuant to Article 6 that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422 or any successor provision.

2.26        “Nonemployee Director” means a Director who is not an Employee.

2.27        “Nonqualified Stock Option” means an Award granted pursuant to Article 6 that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.28        “Option” means an Award consisting of a right granted to a Participant pursuant to Article 6 to purchase a specified number of Shares at a specified price, which Award may be an Incentive Stock Option or a Nonqualified Stock Option.

2.29         “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of the Plan that is granted pursuant to Article 12.

2.30        “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.31        “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in the Plan shall be construed to mean that an Award that does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.32        “Performance Measures” means measures, as described in Section 15.2, upon which performance goals are based and that are approved by the Company’s shareholders pursuant to the Plan in order to qualify Awards as Performance-Based Compensation.

2.33        “Performance Period” means the period of time during which pre-established performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.34        “Performance Share Unit” means an Award granted pursuant to Article 10.

2.35        “Performance Unit” means an Award granted pursuant to Article 11.

2.36         “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a vesting requirement (based on the continued service, the achievement of performance goals or upon the occurrence of other events as determined by the Committee, in its discretion) as provided in Articles 8 and 9.

2.37        “Plan” means the Xcel Energy Inc. 2015 Omnibus Incentive Plan, as the same may be amended from time to time.

2.38        “Prior Plans” means the Xcel Energy Inc. 2005 Long-term Incentive Plan (as amended and restated effective February 17, 2010), the Stock Equivalent Plan for Non-Employee Directors of Xcel Energy Inc. (as amended and restated effective February 23, 2011) and Xcel Energy Inc. Executive Annual Incentive Award Plan (as amended and restated effective February 17, 2010). This Plan shall be considered a successor plan to any of the Prior Plans with respect to Awards made hereunder.

2.39        “Restricted Stock” means Shares issued to a Participant that are subject to an Award granted pursuant to Article 8 and to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Award Agreement.

2.40        “Restricted Stock Unit” means the right under an Award granted pursuant to Article 9 to receive at a future time one Share, or the Fair Market Value thereof, subject to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Award Agreement.

2.41        “Share” means a share of common stock, par value $2.50 per share, of the Company.

2.42        “Stock Appreciation Right” or “SAR” means the right under an Award granted pursuant to Article 7 to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

2.43        “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, ownership of more than 50% of the total combined voting power of all classes of stock.

2.44        “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

2.45        “Termination of Service” means the following:

   (a) for an Employee, the date on which the Employee is no longer an Employee, or

   (b) for a Non-Employee Director, the date on which the Non-Employee Director is no longer a member of the Board.

With respect to any payment of an Award subject to Code Section 409A, a Termination of Service shall mean a “separation from service” within the meaning of Code Section 409A.

2.46        “Voting Securities” of an entity means the outstanding equity securities (or comparable interests) entitled to vote generally in the election of directors of such entity.

Article 3. Administration

3.1        General. The Committee shall be responsible for administering the Plan, subject to this Article 3 and the other provisions of the Plan. The Committee may employ attorneys, consultants, accountants, agents and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company or Subsidiary, and all other interested individuals. Any action of the Committee shall be valid and effective even if the members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i), (ii) and (iii) of Section 2.11.

3.2        Authority of the Committee. Subject to any express limitations set forth in the Plan, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of the Plan including, but not limited to, the following:

(a) To determine from time to time which of the persons eligible under the Plan shall be granted Awards, when and how each Award shall be granted, what type or combination of types of Awards shall be granted, the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares pursuant to an Award and the number of Shares subject to an Award;

(b) To construe and interpret the Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for its administration;

(c) To correct any defect, omission or inconsistency in the Plan or in an Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(d) To approve forms of Award Agreements for use under the Plan;

(e) To determine Fair Market Value of a Share in accordance with Section 2.22 of the Plan;

(f) To amend any Award Agreement as permitted under the Plan;

(g) To adopt sub-plans and/or special provisions applicable to stock awards regulated by the laws of a jurisdiction other than and outside of the United States, to Cash-Based Awards, or to awards to Directors (as contemplated by Article 16). Such sub-plans and/or special provisions shall be subject to and consistent with the terms of the Plan, except to the extent the Committee determines that different terms and conditions are necessary or desirable to comply with the laws of a jurisdiction other than and outside of the United States;

(h) To authorize any person to execute on behalf of the Company any instrument required to affect the grant of an Award;

(i) To determine whether Awards will be settled in Shares of common stock, cash or in any combination thereof;

(j) To determine whether Awards will provide for Dividend Equivalents;

(k) To establish a program whereby Participants designated by the Committee may reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(l) To authorize a program permitting eligible Participants to surrender outstanding Awards in exchange for newly granted Awards subject to any applicable shareholder approval requirements set forth in Section 21.1 of the Plan;

(m) To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares, including, without limitation, restrictions under an insider trading policy and restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(n) To waive any restrictions, conditions or limitations imposed on an Award at the time the Award is granted or at any time thereto including but not limited to forfeiture, vesting and treatment of Awards upon a Termination of Service; and

(o) To permit Participants to elect to defer payments of Awards; provided that any such deferrals shall comply with applicable requirements of the Code, including Code Section 409A.

3.3        Delegation. To the extent permitted by law, the Committee may delegate all or any portion of its authority under the Plan to one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more officers or other Directors of the Company. Any such delegation by the Committee to a Director (including an officer who is also a Director) may be combined and coordinated with a delegation of authority to such Director pursuant to Section 302A.241 of the Minnesota Business Corporation Act. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons, agents or advisors as it may deem advisable. The Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under the Plan.

Article 4. Shares Subject to The Plan, Maximum Awards and Minimum Vesting Standards

4.1        Number of Shares Authorized and Available for Awards. Subject to adjustment as provided under Section 4.4, the total number of Shares that may be the subject of Awards and issued under the Plan shall be 7,000,000 Shares. Such Shares may be authorized and unissued Shares. Any of the authorized Shares may be used for any type of Award under the Plan, and any or all of the Shares may be allocated to Incentive Stock Options. Solely for the purpose of determining the number of Shares available for Awards under this Section 4.1, the number of shares available for issuance under the Plan shall be reduced by one (1.00) Share for every one (1.00) Share granted in respect of an Award.

4.2        Share Usage. In determining the number of Shares available for grant under the Plan at any time, the following rules shall apply:

(a) Any Shares subject to an Award granted under the Plan or the Prior Plans that on or after the Effective Date terminates by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares (or with the forfeiture of Shares in connection with a Restricted Stock Award), is settled in cash in lieu of Shares, or is exchanged with the Committee’s permission, prior to the issuance of Shares, for an Award not involving Shares shall become available again for grant under the Plan.

(b) Any Shares withheld by the Company or tendered by a Participant (by either actual delivery or attestation) to satisfy tax withholding obligations associated with an Award granted under the Plan or Prior Plan, shall become available again for grant under the Plan.

(c) Any Shares that are withheld by the Company or tendered by a Participant (by either actual delivery or attestation) on or after the Effective Date to pay the Exercise Price of an Option granted under the Plan or Prior Plan shall not become available again for grant under the Plan.

(d) Any Shares that were subject to the exercise of an SAR granted under the Plan or Prior Plan that were not issued in connection with such exercise shall not become available again for grant under the Plan.

(e) Any Shares that are purchased by the Company on the open market with the proceeds from the exercise of a Stock Option shall not become available again for grant under the Plan.

(f) Shares subject to Substitute Awards shall not be counted against the share reserve specified in Section 4.1, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

4.3        Annual Award Limits. Subject to adjustment as set forth in Section 4.4, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under the Plan:

(a) The maximum aggregate number of Shares for which Options or SARs may be granted to any Participant in any calendar year shall be 2,000,000 Shares (for avoidance of the doubt, this limit applies, in the aggregate, to all Awards subject to this paragraph (a)).

(b) The maximum aggregate number of Shares that may be subject to Awards of Restricted Stock, Restricted Stock Units, Performance Share Units and Other Stock Based Awards that are Performance-Based Compensation and granted to any one Participant in any calendar year shall be 2,000,000 Shares (for avoidance of doubt, this limit applies, in the aggregate, to all forms of Awards subject to this paragraph (b)). The foregoing maximum shall apply to any Performance Period that is equal to a fiscal year, which maximum shall be adjusted to the corresponding fraction or multiple of that amount for any Performance Period of a different duration.

(c) The maximum aggregate amount that may be paid to any Participant in any calendar year under an Award of Performance Units, Cash-Based Awards or any other Award that is payable or denominated in cash, in each case that are Performance-Based Compensation, shall be $10,000,000 determined as of the date of payout (for avoidance of doubt, this limit applies in the aggregate, to all forms of Awards subject to this paragraph (c)). The foregoing maximum shall apply to any Performance Period that is equal to a fiscal year, which maximum shall be adjusted to the corresponding fraction or multiple of that amount for any Performance Period of a different duration. To the extent that any form of Award subject to this Section 4.3(c) is to be settled in Shares, either pursuant to the discretion of the Committee or an election by the applicable Participant, compliance with the limit established by this Section 4.3(c) shall be determined by calculating the dollar value of the Shares to be issued in settlement based on the Fair Market Value of such Shares as of the applicable vesting date.

4.4        Adjustments. All Awards shall be subject to the following provisions:

(a) In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, reverse stock split, split up, spin-off, rights offering or recapitalization through an extraordinary dividend, the Committee, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, as applicable, (i) the number and kind of Shares or other securities that may be issued under the Plan or under particular forms of Award Agreements, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the Exercise Price or Grant Price applicable to outstanding Awards, (iv) the Annual Award Limits, and (v) other value determinations applicable to outstanding Awards. In the event of any other change in corporate capitalization (including, but not limited to, a merger, consolidation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation of the Company to the extent such events do not constitute equity restructurings or business combinations within the meaning of FASB ASC Topic 718, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number.

(b) In addition to the adjustments permitted under paragraph (a) above, the Committee, in its sole discretion, may make such other adjustments or modifications in the terms of any Awards that it deems appropriate to reflect any of the events described in Section 4.4(a), including, but not limited to, (i) modifications of performance goals and changes in the length of Performance Periods, or (ii) the substitution of other property of equivalent value (including, without limitation, cash, other securities and securities of entities other than the Company that agree to such substitution) for the Shares available under the Plan or the Shares covered by outstanding Awards, including arranging for the assumption, or replacement with new awards, of Awards held by Participants, but in either case only to the extent permitted by Section 162(m) of the Code with respect to Awards intended to qualify as Performance-Based Compensation and (iii) in connection with any sale of a Subsidiary, arranging for the assumption, or replacement with new awards, of Awards held by Participants employed by the affected Subsidiary by the Subsidiary or an entity that controls the Subsidiary following the sale of such Subsidiary.

(c) The determination of the Committee as to the foregoing adjustments set forth in this Section 4.4, if any, shall be conclusive and binding on Participants under the Plan.

4.5        Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

4.6        Minimum Vesting Standards. Any Award granted under the Plan to a Participant, other than a Participant who is a Nonemployee Director, shall be subject to a minimum vesting period of at least one year, except in the case of Substitute Awards and Awards granted solely in exchange for foregone cash compensation. Notwithstanding the immediately preceding sentence, (i) the Committee may permit and authorize acceleration of vesting of Awards pursuant to Sections 3.2(n) and 21.1 of the Plan (subject to the requirements of Article 15 in the case of Performance-Based Compensation), and (ii) the Committee may grant Awards without respect to the minimum vesting standards, with respect to Awards covering no more than five percent of the total number of Shares authorized under the Plan.

Article 5. Eligibility and Participation

5.1        Eligibility to Receive Awards. Individuals eligible to participate in the Plan shall be limited to Employees and Nonemployee Directors.

5.2        Participation in the Plan. Subject to the provisions of the Plan, the Committee may, from time to time, select from all individuals eligible to participate in the Plan, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each Award.

5.3        Award Agreements. The Committee shall have the exclusive authority to determine the terms of an Award Agreement evidencing an Award granted under the Plan, subject to the provisions herein. The terms of an Award Agreement need not be uniform among all Participants or among similar types of Awards.

Article 6. Stock Options

6.1        Grant of Options. Options may be granted to Participants covering such number of Shares, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Each grant of an Option shall be evidenced by an Award Agreement, which shall specify whether the Option is in the form of a Nonqualified Stock Option or an Incentive Stock Option.

6.2        Exercise Price. The Exercise Price for each Option shall be determined by the Committee and shall be specified in the Award Agreement evidencing such Option; provided, however, the Exercise Price must be at least equal to 100% of the Fair Market Value of a Share as of the Option’s Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424), and subject to adjustment as provided for under Section 4.4.

6.3        Term of Option. The term of an Option granted to a Participant shall be determined by the Committee; provided, however, no Option shall be exercisable later than the tenth anniversary of its Grant Date.

6.4        Exercise of Option. An Option shall be exercisable at such times and be subject to such restrictions and vesting conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.5        Payment of Exercise Price. An Option shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. Any Shares issued upon exercise of an Option are subject to Section 14.3. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Exercise Price and the payment of applicable withholding taxes. The Exercise Price of any exercised Option shall be payable to the Company in accordance with one of the following methods to the extent permitted under a Participant’s applicable Award Agreement:

(a) In cash or its equivalent,

(b) By tendering (either by actual delivery or by attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price,

(c) By a cashless (broker-assisted) exercise,

(d) By authorizing the Company to withhold Shares otherwise issuable upon the exercise of the Option having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price,

(e) By any combination of (a), (b), (c) or (d), or

(f) By any other method approved or accepted by the Committee.

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or Shares, as applicable.

6.6        Special Rules Regarding ISOs. Notwithstanding any provision of the Plan to the contrary, an Option granted in the form of an ISO to a Participant shall be subject to the following rules:

(a) An Option will constitute an Incentive Stock Option only if the Participant receiving the Option is an Employee, and only to the extent that (i) it is so designated in the applicable Award Agreement and (ii) the aggregate Fair Market Value (determined as of the Option’s Grant Date) of the Shares with respect to which Incentive Stock Options held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000. To the extent an Option granted to a Participant exceeds this limit, the Option shall be treated as a Non-Statutory Stock Option.

(b) No Participant may receive an Incentive Stock Option under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (i) the exercise price for that Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to that Incentive Stock Option on the Grant Date and (ii) that Option will expire no later than five years after its Grant Date.

(c) For purposes of continued Service by a Participant who has been granted an Incentive Stock Option, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Statutory Stock Option.

(d) If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Statutory Stock Option.

Article 7. Stock Appreciation Rights

7.1        Grant of SARs. SARs may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Each grant of SARs shall be evidenced by an Award Agreement.

7.2        Grant Price. The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement evidencing the SAR; provided, however, the Grant Price must be at least equal to

100% of the Fair Market Value of a Share as of the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A), and subject to adjustment as provided for under Section 4.4.

7.3        Term of SAR. The term of an SAR granted to a Participant shall be determined by the Committee; provided, however, no SAR shall be exercisable later than the tenth anniversary date of its Grant Date.

7.4        Exercise of SAR. An SAR shall be exercisable at such times and be subject to such restrictions and vesting conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

7.5        Notice of Exercise. An SAR shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the SAR is to be exercised.

7.6        Settlement of SARs. Upon the exercise of an SAR, pursuant to a notice of exercise properly completed and submitted to the Company in accordance with Section 7.5, a Participant shall be entitled to receive payment from the Company in an amount equal to the product of (a) and (b) below:

(a) The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price.

(b) The number of Shares with respect to which the SAR is exercised.

Payment shall be made in cash, Shares or a combination thereof as provided for under the applicable Award Agreement. Any Shares issued in payment of an SAR are subject to Section 14.3.

Article 8. Restricted Stock

8.1        Grant of Restricted Stock. Restricted Stock Awards may be granted to Participants in such number of Shares, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Each grant of Restricted Stock shall be evidenced by an Award Agreement.

8.2        Nature of Restrictions. Each grant of Restricted Stock may be subject to a requirement that a Participant pay a stipulated purchase price for each Share of Restricted Stock, and shall be subject to a Period of Restriction that shall lapse upon the satisfaction of such vesting conditions as are determined by the Committee and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:

(a) That the Shares of Restricted Stock may not be transferred in any fashion prior to their applicable vesting date,

(b) That the Shares of Restricted Stock may vest only to the degree that specific performance goals are achieved,

(c) That the Shares of Restricted Stock may vest only upon completion of a specified period of continuous employment or other service and to the degree that specific performance goals have been achieved, or

(d) That the Shares of Restricted Stock may vest only upon completion of a specified period of continuous employment or other service.

8.3        Delivery of Shares. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more stock certificates issued in the name of the Participant. Any such stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Such vested Shares are subject to Section 14.3.

8.4        Voting Rights. As set forth in a Participant’s applicable Award Agreement, the Committee shall determine the extent to which a Participant holding Shares of Restricted Stock shall be granted the right to exercise full voting rights with respect to those Shares

Article 9. Restricted Stock Units

9.1        Grant of Restricted Stock Units. Restricted Stock Units may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. A grant of Restricted Stock Units shall not represent the grant of Shares but shall represent a promise to deliver a corresponding number of Shares or the value of such number of Shares based upon the completion of service, performance conditions, or such other terms and conditions as specified in the applicable Award Agreement over the Period of Restriction. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement.

9.2        Nature of Restrictions. Each grant of Restricted Stock Units shall be subject to a Period of Restriction that shall lapse upon the satisfaction of such vesting conditions as are determined by the Committee and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:

(a) That the Restricted Stock Units may not be transferred in any fashion, subject to Section 14.1,

(b) That the Restricted Stock Units may vest only to the degree that specific performance goals are achieved

(c) That the Restricted Stock Units may vest only upon completion of a specified period of continuous employment or other service and to the degree that specific performance goals have been achieved, or,

(d) That the Restricted Stock Units may vest only upon completion of a specified period of continuous employment or other service.

9.3        Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder or the Shares subject to any Restricted Stock Units granted hereunder prior to the issuance of the Shares.

9.4        Settlement and Payment of Restricted Stock Units. Unless otherwise elected by the Participant as permitted under the Award Agreement, or otherwise provided for in the Award Agreement, Restricted Stock Units shall be settled upon the date such Restricted Stock Units vest. Such settlement shall be made in Shares unless otherwise specified in the Award Agreement. Any Shares issued in settlement of Restricted Stock Units are subject to Section 14.3.

Article 10. Performance Share Units

10.1      Grant of Performance Share Units. Performance Share Units may be granted to Participants in such number, and upon such terms and at any time and from time to time as shall be determined by the Committee. Each grant of Performance Share Units shall be evidenced by an Award Agreement.

10.2      Value of Performance Share Units. Each Performance Share Unit shall have a value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set performance goals that, depending on the extent to which they are met over the specified Performance Period and the satisfaction of applicable service-based vesting conditions, shall determine the number of Performance Share Units that shall vest, which may be greater than the target number of Performance Share Units granted, and be paid to a Participant.

10.3      Earning of Performance Share Units. After the applicable Performance Period has ended, the number of Performance Share Units earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made by the Committee.

10.4      Form and Timing of Payment of Performance Share Units. The Company shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Share Units in the form of Shares unless otherwise specified in the Award Agreement. Any Shares issued in settlement of Performance Share Units are subject to Section 14.3.

Article 11. Performance Units

11.1      Grant of Performance Units. Subject to the terms and provisions of the Plan, Performance Units may be granted to a Participant in such number, and upon such terms and at any time and from time to time as shall be determined by the Committee. Each grant of Performance Units shall be evidenced by an Award Agreement.

11.2      Value of Performance Units. Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period and the satisfaction of applicable service-based vesting conditions, will determine the number of Performance Units that shall vest, the settlement value of each Performance Unit (if variable), and the settlement amount to be paid to the Participant.

11.3      Earning of Performance Units. After the applicable Performance Period has ended, the number of Performance Units earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made by the Committee.

11.4      Form and Timing of Payment of Performance Units. The Company shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Units in the form of cash or in Shares or in a combination thereof, as specified in a Participant’s applicable Award Agreement. Any Shares issued in settlement of Performance Units are subject to Section 14.3.

Article 12. Other Stock-Based Awards and Cash-Based Awards

12.1      Grant of Other Stock-Based Awards and Cash-Based Awards.

(a) The Committee may grant Other Stock-Based Awards not otherwise described by the terms of the Plan to a Participant in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares.

(b) The Committee may grant Cash-Based Awards not otherwise described by the terms of the Plan to a Participant in such amounts and upon such terms as the Committee shall determine.

(c) Each grant of Other Stock-Based Awards and Cash-Based Awards shall be evidenced by an Award Agreement and/or subject to a subplan or special provisions approved by the Committee.

12.2      Value of Other Stock-Based Awards and Cash-Based Awards.

(a) Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee.

(b) Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. If the Committee exercises its discretion to establish performance goals, the value of Cash-Based Awards that shall be paid to the Participant will depend on the extent to which such performance goals are met and any service-based payment conditions are satisfied.

12.3      Payment of Other Stock-Based Awards and Cash-Based Awards. Payment, if any, with respect to Cash-Based Awards and Other Stock-Based Awards shall be made in accordance with the terms of the applicable Award Agreement in the form of cash, Shares or other forms of Awards under the Plan or a combination of cash, Shares and other forms of Awards. The determination of the form in which Awards subject to this Article 12 will be paid shall be made by the Committee, unless the Committee chooses to provide in an applicable Award Agreement that a Participant may elect, in accordance with such procedures and limitations as the Committee may specify, the form in which such an Award will be paid. To the extent any Award subject to this Article 12 is to be paid in other forms of Awards under the Plan, such Awards issued in payment shall be valued for purposes of such payment at their grant date fair value. If the Committee permits a Participant to elect to receive some or all of an amount that would otherwise be payable in cash under an Award subject to this Article 12 in Shares or other forms of Awards, the Committee may also provide in the applicable Award Agreement that the Fair Market Value of the Shares or the grant date fair value of the other forms of Awards may exceed the amount of cash that otherwise would have been payable.

Article 13. Effect of Termination of Service

Each Award Agreement evidencing the grant of an Award shall provide for the following:

(a)        The extent to which a Participant shall vest in or forfeit such Award as a result of or following the Participant’s Termination of Service.

(b)        With respect to an Award in the form of an Option or SAR, the extent to which a Participant shall have the right to exercise the Option or SAR following the Participant’s Termination of Service.

The foregoing provisions shall be determined by the Committee, shall be included in each Award Agreement entered into with each Participant, need not be uniform among all Award Agreements and may reflect distinctions based on the reasons for termination.

Article 14. Transferability of Awards and Shares

14.1      Transferability of Awards. Except as provided in Section 14.2, Awards shall not be transferable other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a domestic relations order entered into by a court of competent jurisdiction. No Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind; and any purported transfer in violation of this Section 14.1 shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death may be provided.

14.2      Committee Action. The Committee may, in its discretion, approve a Participant’s transfer, by gift, of an Award (except in the case of an ISO), on such terms and conditions as the Committee deems appropriate and to the extent permissible with Code Section 409A and applicable securities laws, (i) to an “Immediate Family Member” (as defined below) of the Participant, (ii) to an inter vivos or testamentary trust in which the Award is to be passed to the Participant’s designated beneficiaries, or (iii) to a charitable institution. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of the applicable Award Agreement and the Plan, including restrictions on further transferability, compliance with applicable securities laws, and providing required investment representations. “Immediate Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, a trust in which these persons have more than fifty (50%) percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty (50%) percent of the voting interests.

14.3      Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired by a Participant under the Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded or under any blue sky or state securities laws applicable to such Shares.

Article 15. Performance-Based Compensation and Compliance with Code Section 162(m)

15.1      Compliance with Section 162(m). Subject to Section 15.5, the provisions of the Plan are intended to ensure that all Options and SARs granted hereunder to any Participant who is a Covered Employee at the time of exercise of such Option or SAR qualify for exemption from the limitation on deductibility imposed by Section 162(m) of the Code and that such Options and SARs shall therefore be considered Performance-Based Compensation and the Plan shall be interpreted and operated consistent with that intention. The Committee may designate any Award (other than an Option or SAR) as Performance-Based Compensation upon grant, in each case based upon a determination that (i) the Participant is designated a Covered Employee with respect to such Award, and (ii) the Committee wishes such Award to be subject to this Article 15 and qualify for exemption from the limitation on deductibility imposed by Section 162(m) of the Code. The Committee shall have the sole authority to specify which Awards are to be granted in compliance with this Article 15 and treated as Performance-Based Compensation.

15.2      Performance Measures. The performance goals upon which the grant, payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation are conditioned must be based on one or more of the following Performance Measures:

(a)        Aggregate product price (and other product price measures),

(b)        Book value,

(c)        Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment),

(d)        Capital expenditures,

(e)        Customer satisfaction,

(f)         Demand-side management (including conservation and load management),

(g)        Dividend yield or dividend growth,

(h)        Earnings (either in aggregate or on a per-share basis),

(i)         Earnings before or after either, or any combination of, interest, taxes, depreciation, or amortization,

(j)         Economic value added,

(k)        Employee satisfaction or engagement,

(l)          Energy production availability,

(m)     Energy efficiency,

(n)        Environmental leadership projects and goals,

(o)        Environmental standards and compliance,

(p)        Expenses/costs,

(q)        Gross or net income,

(r)         Gross or net operating margins,

(s)      Gross or net operating profits,

(t)       Gross or net revenues/sales,

(u)        Individual objective performance measures

(v)        Inventory turns,

(w)      Margins,

(x)        Market share,

(y)        Net income,

(z)        Operating and maintenance cost management,

(aa)     Operating efficiency,

(bb)     Operating income,

(cc)     Operational performance measures,

(dd)     Pre-tax Income,

(ee)     Productivity ratios and measures,

(ff)       Profitability ratios,

(gg)     Retained earnings,

(hh)     Return measures (including, but not limited to, return on assets, total assets employed, equity, capital, invested capital, sales or revenues),

(ii)       Safety record,

(jj)       Service reliability,

(kk)     Share price (including, but not limited to, growth in share price and total shareholder return),

(ll)       Strategic business objectives (including objective project milestones),

(mm)  Transactions relating to acquisitions or divestitures, or

(nn)     Working capital.

Any Performance Measure(s) may, as the Committee, in its sole discretion deems appropriate, (i) relate to the performance of the Company, any Affiliate or any Subsidiary as a whole or any business unit or division of the Company, any Affiliate or any Subsidiary or any combination thereof, (ii) be compared to the performance of a group of comparator companies, or published or special index, (iii) be based on change in the Performance Measure over a specified period of time and such change may be measured based on an arithmetic change over the specified period (e.g., cumulative change or average change), or percentage change over the specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change), (iv) relate to or be compared to one or more other Performance Measures, or (v) any combination of the foregoing. To the extent consistent with the requirements of Section 162(m), the Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 15.

15.3      Evaluation of Performance. The Committee may provide in any Award intended to qualify as Performance-Based Compensation that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles or other laws or provisions, (d) reorganization or restructuring programs, (e) acquisitions or divestitures, (f) foreign exchange gains and losses or (g) gains and losses that are treated as extraordinary items under Accounting Standards Codification Topic 225. Such inclusions or exclusions shall be prescribed in a form and at a time that meets the requirements of Code Section 162(m) for qualification of the Award as Performance-Based Compensation.

15.4      Adjustment of Performance-Based Compensation. The Committee shall have no discretion to increase the amount payable pursuant to Awards that are intended to qualify as Performance-Based Compensation beyond the amount that would otherwise be payable upon attainment of the applicable performance goal(s). The Committee shall, however, retain the discretion to decrease the amount payable pursuant to such Awards below the amount that would otherwise be payable upon attainment of the applicable performance goal(s), either on a formula or discretionary basis or any combination, as the Committee determines, in its sole discretion.

15.5      Committee Discretion. In the event that applicable tax or securities laws change to permit Committee discretion to alter the governing Performance Measures or permit flexibility with respect to the terms of any Award or Awards to be treated as Performance-Based Compensation without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that are not intended to qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 15.2.

Article 16. Nonemployee Director Awards

16.1      Awards to Nonemployee Directors. The Board shall approve all Awards to Nonemployee Directors. The terms and conditions of any grant of any Award to a Nonemployee Director shall be set forth in an Award Agreement.

16.2      Awards in Lieu of Fees. The Board may permit a Nonemployee Director the opportunity to receive an Award in lieu of payment of all or a portion of future director fees (including but not limited to cash retainer fees and meeting fees) or other type of Awards pursuant to such terms and conditions as the Board may prescribe and set forth in an applicable sub-plan or Award Agreement. If the Board permits a Participant to elect to receive payment of all or a portion of future director fees that would otherwise be payable in cash in the form of an Award, the Board may also provide in the applicable Award Agreement that the grant date fair value of the Award may exceed the amount of cash that otherwise would have been payable.

16.3      Annual Award Limits. The maximum aggregate number of Shares for which Awards may be granted to any Non-employee Director in any calendar year shall be 35,000 shares, except that the foregoing limitation shall not apply to cash-based director fees that the Non-employee Director elects to receive in the form of Shares or Share equivalents equal in value to such cash-based director fees.

Article 17. Effect of a Change in Control

Notwithstanding any other provision of the Plan to the contrary, the provisions of this Article 17 and Section 4.4 shall apply in the event of a Change in Control, unless otherwise determined by the Committee in its sole discretion, and set forth in the applicable Award Agreement or subplan:

(a)    Outstanding Options and SARs. Upon a Change in Control that does not involve a Corporate Transaction or that does involve a Corporate Transaction in which the Company is the surviving corporation, a Participant’s then-outstanding Options and SARs that are not vested shall immediately become fully vested (and, to the extent applicable, all performance conditions shall be deemed satisfied as if target performance were achieved) and exercisable over the exercise period set forth in the applicable Award Agreement. Upon a Change in Control that involves a Corporate Transaction in which the Company is not the surviving corporation, a Participant’s then-outstanding Options and SARs shall become fully vested and exercisable for such period of time prior to the Corporate Transaction as is deemed fair and equitable by the Committee and shall terminate at the effective time of the Corporate Transaction. The Committee shall provide written notice of the period of accelerated exercisability of Options and SARs to all affected Participants. The exercise of any Option or SAR whose exercisability is accelerated as provided in this Section 17(a) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation. Alternatively, the Committee may elect to cancel such Options or SARs and pay the Participant an amount of cash (less normal withholding taxes) equal to the excess of (i) the value, as determined by the Committee, of the consideration (including cash) received by the holder of a Share as a result of the Change in Control (or if the Company shareholders do not receive any consideration as a result of the Change in Control, the Fair Market Value of a Share on the day immediately prior to the Change in Control) over (ii) the Exercise Price of such Option or the Grant Price of the SAR, multiplied by the number of Shares subject to such Award. No payment shall be made to a Participant for any Option or SAR if the Exercise Price or Grant Price for such Option or SAR exceeds the value, as determined by the Committee, of the consideration (including cash) received by the holder of a Share as a result of Change in Control that involves a Corporate Transaction.

(b)    Outstanding Awards, other than Options and SARs, Subject Solely to a Service Condition. Upon a Change in Control, a Participant’s then-outstanding Awards, other than Options and SARs, that are not vested and as to which vesting depends solely on the satisfaction of a service obligation by the Participant to the Company or any Subsidiary shall become fully vested and shall be settled in cash, Shares or a combination thereof, as determined by the Committee, within thirty (30) days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Code Section 409A).

(c)    Outstanding Awards, other than Options and SARs, Subject to a Performance Condition. Upon a Change in Control, a Participant’s then-outstanding Awards, other than Options and SARs, that are not vested and as to which vesting depends upon the satisfaction of one or more performance conditions shall immediately vest and all performance conditions shall be deemed satisfied as if target performance was achieved and shall be settled in cash, Shares or a combination thereof, as determined by the Committee, within thirty (30) days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Code Section 409A); notwithstanding that the applicable performance period, retention period or other restrictions and conditions have not been completed or satisfied.

Article 18. Dividends and Dividend Equivalents

18.1    Payment of Dividends on Restricted Stock. With respect to an Award of Restricted Stock, the Committee may grant or limit the right of a Participant to receive dividends declared on Shares that are subject to such Award to the extent the Award is not yet vested. If the Committee grants the right of a Participant to receive dividends declared on Shares subject to an unvested Award of Restricted Stock, then such dividends shall be paid to the Participant as of the applicable dividend payment dates that occur during a period determined by the Committee; provided however, that in the case of an Award of Restricted Stock as to which vesting depends upon the satisfaction of one or more performance conditions, such dividends shall be subject to the same performance conditions and service conditions, as applicable, as the underlying Award. Dividends shall be paid in cash or reinvested in additional Shares or Awards by such formula and at such time and subject to such limitations as may be determined by the Committee.

18.2    Payment of Dividend Equivalents on Awards Other than Options, SARs and Restricted Stock. Except for Options, SARs and Restricted Stock, the Committee may grant Dividend Equivalents on the units or other Share equivalents subject to an Award based on the dividends actually declared and paid on outstanding Shares. The terms of any dividend equivalents will be as set forth in the applicable Award Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Dividend Equivalents payable with respect to the unvested portion of an Award whose vesting depends upon the satisfaction of one or more performance conditions shall be subject to the same performance conditions and service conditions, as applicable, as the underlying Award.

Article 19. Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator or legal representative.

Article 20. Rights of Participants

20.1    Employment. Nothing in the Plan or an Award Agreement shall (a) interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment with the Company or any Subsidiary at any time or for any reason not prohibited by law or (b) confer upon any Participant any right to continue his employment or service as a Director for any specified period of time. Neither an Award nor any benefits arising under the Plan shall constitute an employment contract with the Company or any Subsidiary and, accordingly, subject to Articles 3 and 21, the Plan and the benefits hereunder may be amended or terminated at any time in the sole and exclusive discretion of the Board or Committee without giving rise to any liability on the part of the Company, any Subsidiary, the Committee or the Board.

20.2    Participation. No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

20.3    Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 21. Amendment and Termination

21.1    Amendment and Termination of the Plan and Awards.

(a) Subject to subparagraphs (b) and (c) of this Section 21.1 and Section 21.3 of the Plan, the Board may at any time amend, suspend or terminate the Plan, and the Board or Committee may at any time amend, suspend or terminate any outstanding Award Agreement.

(b) Without the prior approval of the Company’s shareholders and except as provided for in Section 4.4, no Option or SAR Award may be (i) amended to reduce the Exercise Price or the Grant Price thereof, as applicable; (ii) cancelled in exchange for the grant of any new Option or SAR with a lower Exercise Price or Grant Price, as applicable; or (iii) cancelled in exchange for cash, other property or the grant of any new Award at a time when the Exercise Price of the Option or the Grant Price of the SAR is greater than the current Fair Market Value of a Share.

(c) Notwithstanding the foregoing, no amendment of the Plan shall be made without shareholder approval if shareholder approval is required pursuant to rules promulgated by any stock exchange or quotation system on which Shares are listed or quoted or by applicable U.S. state corporate laws or regulations, or applicable U.S. federal laws or regulations.

21.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.

(a) Except as may be limited by Section 162(m) of the Code with respect to Awards intended to qualify as Performance Based Compensation, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(b) The Committee or its authorized delegate shall retain the discretion to decrease the amount payable pursuant to a Cash-Based Award below the amount that would otherwise be payable upon attainment of the applicable performance goal(s) over a Performance Period that does not exceed a term of one (1) year, either on a formula or discretionary basis or any combination, as the Committee or its authorized delegate determines is appropriate.

(c) Any subplan may provide that the Committee or its authorized delegate shall retain the discretion to decrease the amount payable pursuant to a Cash-Based Award granted under such subplan below the amount that would otherwise be payable upon attainment of the applicable performance goal(s) over a Performance Period that does not exceed a term of one (1) year, either on a formula or discretionary basis or any combination, as the Committee or its authorized delegate determines is appropriate.

(d) The determination of the Committee (or its authorized delegate, if applicable) as to any adjustments made pursuant to subparagraphs (a), (b) and (c) above shall be conclusive and binding on Participants under the Plan. By accepting an Award under the Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 21.2 without further consideration or action.

21.3    Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, other than Sections 21.2 and 21.4, no termination or amendment of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

21.4    Amendment to Conform to Law. Notwithstanding any other provision of the Plan to the contrary, the Board may amend the Plan and the Board or the Committee may amend an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to (i) any law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder, (ii) any applicable exchange requirements and (iii) any compensation recoupment policy adopted by the Company. By accepting an Award under the Plan, a Participant agrees to any amendment made pursuant to this Section 21.4 to the Plan and any Award without further consideration or action.

21.5    Deferred Compensation. Unless otherwise indicated in the applicable Award Agreement, it is not intended that any Award under the Plan, in form and/or operation, will constitute “deferred compensation” within the meaning of Code Section 409A and therefore, it is intended that each Award will not be subject to the requirements applicable to deferred compensation under section 409A of the Code and the regulations thereunder. If a Participant is a “specified employee” as defined under Code Section 409A and the Participant’s Award is to be settled on account of the Participant’s separation from service (for reasons other than death) and such Award constitutes “deferred compensation” as defined under Code Section 409A, then any portion of the Participant’s Award that would otherwise be settled during the six-month period commencing on the Participant’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Participant’s death if it occurs during such six-month period).

Article 22. General Provisions

22.1    Forfeiture Events.

(a) In addition to the forfeiture events specified in paragraph (c) below, the Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable treatment of an Award.

(b) Awards and any compensation directly attributable to Awards may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law and any Award Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

(c) If an Employee incurs an involuntary Termination of Service on account of Cause, then such Employee shall forfeit, as of the date immediately preceding such Termination of Service, the Employee’s (i) outstanding and unexercised Options and SARs, and (ii) outstanding and not yet settled Restricted Stock, RSUs, Performance Share Units, Performance Units, Cash-Based Awards and Other Stock-Based Awards granted to the Employee.

22.2    Tax Withholding.

(a)    Tax Withholding Generally. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy applicable federal, state and local tax withholding requirements, domestic or foreign, with respect to any taxable event arising as a result of the grant, vesting, exercise or settlement of an Award to the Participant under the Plan.

(b)    Share Withholding. With respect to tax withholding required upon the grant, vesting, exercise or settlement of an Award granted hereunder that involves the issuance or delivery of Shares (collectively referred to as “Share Payment”), the Committee, in its discretion, may withhold, or permit the Participant to elect to have withheld from a Share Payment the number of Shares having a Fair Market Value on the date the withholding is to be determined equal to the minimum statutory withholding requirement but in no event shall such withholding exceed the minimum statutory withholding requirement.

22.3    Legend. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

22.4    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

22.5    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

22.6    Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

22.7    Delivery of Shares. The Company shall have no obligation to issue or deliver Shares under the Plan prior to:

(a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b) Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

22.8    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or deliver such Shares as to which such requisite authority shall not have been obtained.

22.9    Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under the Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

22.10    Employees Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company or any Subsidiaries operate or have Employees or Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a) Determine which Subsidiaries shall be covered by the Plan;

(b) Determine which Employees or Directors outside the United States are eligible to participate in the Plan;

(c) Modify the terms and conditions of any Award granted to Employees or Directors outside the United States to comply with applicable foreign laws;

(d) Establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any sub-plans and modifications to Plan terms and procedures established under this Section 22.10 by the Committee shall be attached to the Plan document as appendices; and

(e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

22.11    Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

22.12     Unfunded Plan. Participants shall have no right, title or interest whatsoever in or to any investments that the Company or any Subsidiaries may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Subsidiary under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or the Subsidiary, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, or the Subsidiary, as the case may be, and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

22.13    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

22.14    Retirement and Welfare Plans. Neither Awards made under the Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

22.15    Nonexclusivity of the Plan. The adoption of the Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

22.16    No Constraint on Corporate Action. Nothing in the Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary to take any action that such entity deems to be necessary or appropriate.

22.17    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the state of Minnesota excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

22.18    Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder (including without limitation, prospectuses required by the Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit Participant’s to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed to the Committee.

22.19    No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of the Plan to the contrary, the Company, Affiliates, Subsidiaries, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under the Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

22.20    Indemnification. Subject to requirements of the laws of the state of Minnesota, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company or other person to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability or expense is a result of his/her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

22.21    Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

DRIVING DIRECTIONS

The Hilton Garden Inn Sioux Falls Downtown is located at 201 East 8th Street, Sioux Falls, South Dakota

Driving North on I-29:

•	Merge right onto I-229 via Exit #75.
•	Continue 3.4 miles and exit at Minnesota Avenue, Exit 3.
•	Turn Left (North) on Minnesota Avenue and continue 2.7 miles.
•	Turn Right (East) on West 8th Street and continue 0.3 miles.
•	Hotel is on the Right just after the bridge.

Driving South on I-29:

•	Take the Maple Street Exit #81.
•	Turn Left (East) onto West Maple Street and stay straight on West Russell Street for 2.5 miles.
•	Turn Right (South) onto Minnesota Avenue and continue for 1.1 miles.
•	Turn Left (East) on West 8th Street and continue 0.3 miles.
•	Hotel is on the Right just after the bridge.

Driving East on I-90:

•	Merge onto I-29 South via Exit 396A towards Sioux City.
•	Take the Maple Street Exit #81.
•	Turn Left (East) onto West Maple Street and stay straight on West Russell Street for 2.5 miles.
•	Turn Right (South) onto Minnesota Avenue and continue for 1.1 miles.
•	Turn Left (East) on West 8th Street and continue 0.3 miles.
•	Hotel is on the Right just after the bridge.

Driving West on I-90:

•	Take the Cliff Avenue Exit #399 and turn Left (South) on Cliff Avenue.
•	Continue 0.3 miles and turn Right (West) on East 60th Street.
•	Continue 0.9 miles and then turn Left (South) on North Minnesota Avenue.
•	Continue for 3.7 miles.
•	Turn Left (East) on West 8th Street and continue 0.3 miles.
•	Hotel is on the Right just after the bridge.

Annual Meeting Guidelines

In the interest of an orderly and constructive meeting, the following guidelines will apply to Xcel Energy’s 2015 Annual Meeting of Shareholders:

1.	All shareholders as of the record date, or their duly appointed proxies, may attend the annual meeting. You must reserve an admission ticket in order to attend. If you are a shareholder of record and plan to attend, please contact Xcel Energy’s Corporate Secretary Department at CorporateSecretary@xcelenergy.com or by telephone at 612-215-5391 to reserve a ticket. Your ticket will be available for pick-up at the meeting.

If you hold shares through an intermediary, such as a bank or broker, and you plan to attend, you will need to send a written request for a ticket either by regular mail, fax or email, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership to: Shareholder Relations, Xcel Energy Inc., 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993; fax: 612-215-4504; or email: CorporateSecretary@xcelenergy.com. Requests to reserve admission tickets will be processed in the order in which they are received and must be received no later than May 15, 2015. State-issued photo identification will be required to gain admittance to the annual meeting.

2.	The business of the meeting will follow as set forth in the agenda, which you will receive at the meeting entrance. If you wish to change your vote or have not voted, ballots will be distributed to you to cast your votes.

3.	Shareholder questions and comments related to the business of the Company will be addressed only during the question and answer portion of the agenda at the end of the annual meeting.

4.	If you wish to speak at the designated time in the question and answer portion of the annual meeting, please go to the nearest microphone and state your name before asking a question. You must ask a question and direct it to the Chairman. Questions from the floor are limited to three minutes to provide an opportunity for as many shareholders as possible.

5.	Although personal grievances, claims and political statements are not appropriate subjects for the annual meeting, you may submit any of these to an usher or Company representative and the Company will respond in writing.

6.	The use of cameras or sound recording equipment is prohibited, except by those employed by the Company to provide a record of the proceedings. The use of cell phones and other personal communication devices also is prohibited during the annual meeting.

7.	No firearms or weapons will be allowed in the meeting room.

8.	No banners, packages or signs will be allowed in the meeting room.

9.	Xcel Energy reserves the right to inspect all items, including handbags and briefcases, entering the meeting room.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD

The Board of Directors Recommends a Vote FOR each of the nominees in Item 1 and FOR Items 2, 3 and 4.

1.	Election of directors:
		FOR	AGAINST	WITHHOLD			FOR	AGAINST	WITHHOLD

1a.	Gail K. Boudreaux	☐	☐	☐	1g.	A. Patricia Sampson	☐	☐	☐

1b.	Richard K. Davis	☐	☐	☐	1h.	James J. Sheppard	☐	☐	☐

Please fold here – Do not separate

1c.	Ben Fowke	☐	☐	☐	1i.	David A. Westerlund	☐	☐	☐

1d.	Albert F. Moreno	☐	☐	☐	1j.	Kim Williams	☐	☐	☐

1e.	Richard T. O’Brien	☐	☐	☐	1k.	Timothy V. Wolf	☐	☐	☐

1f.	Christopher J. Policinski	☐	☐	☐

2.	Company proposal to approve, on an advisory basis, executive compensation					☐ For	☐ Against		☐ Abstain

3.	Company proposal to approve the Xcel Energy Inc. 2015 Omnibus Incentive Plan					☐ For	☐ Against		☐ Abstain

4.	Company proposal to ratify the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s independent registered public accounting firm for 2015					☐ For	☐ Against		☐ Abstain
The Board of Directors Recommends a Vote AGAINST Item 5.

5.	Shareholder proposal on the separation of the roles of the Chairman and Chief Executive Officer					☐ For	☐ Against		☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

Date	Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Xcel Energy Inc.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 20, 2015

11:00 a.m. CDT

Hilton Garden Inn Sioux Falls Downtown

201 East 8th Street

Sioux Falls, South Dakota 57103

Xcel Energy Inc. 414 Nicollet Mall Minneapolis, MN 55401	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 20, 2015.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, this proxy will be voted FOR the nominees and proposals set forth in Items 1, 2, 3 and 4, and AGAINST the proposal set forth in Item 5.

By signing the proxy, you revoke all prior proxies and appoint Teresa S. Madden, Judy M. Poferl, and Scott M. Wilensky, and each of them with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 20, 2015, and any adjournment(s) or postponement(s) thereof, and to vote, as designated hereon and in their discretion, with respect to any other business properly brought before the Annual Meeting all shares of the common stock of the Company which the undersigned would be entitled to vote if personally present at such meeting, except for the shares of common stock held of record in the undersigned’s account with the Plans (defined below), the voting instructions for which are explained below.

THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS FOR SHARES HELD OF RECORD IN THE NEW CENTURY ENERGIES, INC. EMPLOYEES’ SAVINGS AND STOCK OWNERSHIP PLAN FOR BARGAINING UNIT EMPLOYEES AND FORMER NON-BARGAINING UNIT EMPLOYEES, THE XCEL ENERGY 401(K) SAVINGS PLAN, THE NUCLEAR MANAGEMENT COMPANY, LLC NMC SAVINGS AND RETIREMENT PLAN, AND THE NEW CENTURY ENERGIES, INC. EMPLOYEE INVESTMENT PLAN FOR BARGAINING UNIT EMPLOYEES AND FORMER NON-BARGAINING UNIT EMPLOYEES (“PLANS”). THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF VOTING INSTRUCTIONS ARE NOT RECEIVED BY 11:59 p.m. EDT ON MAY 17, 2015, YOU WILL BE TREATED AS DIRECTING THE PLANS’ TRUSTEE TO VOTE THE SHARES HELD IN THE PLANS IN THE SAME PROPORTION THAT ALL OTHER ALLOCATED SHARES HELD IN THE PLANS ARE VOTED. THE UNDERSIGNED HEREBY AUTHORIZES THE TRUSTEES OF THESE PLANS TO VOTE THE UNDERSIGNED’S SHARES HELD IN ITS ACCOUNTS.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE www.proxypush.com/xel Use the Internet to vote your proxy until 11:59 p.m. (EDT) on May 19, 2015.	PHONE 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (EDT) on May 19, 2015.	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.